UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SUPERIOR INDUSTRIES INTERNATIONAL, INC.

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A NOTE FROM DONALD J. STEBBINS

March 26, 2018

Dear Superior Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Superior Industries International, Inc. (the “Annual Meeting”), which will be held at Superior Industries International, Inc. (the “Company” or “Superior”) headquarters at 26600 Telegraph Road, Southfield, Michigan 48033 on May 7, 2018, at 10:00 a.m. Eastern Daylight Time.

During 2017, Superior continued to drive improvement in our financial and operational performance, return capital to our stockholders and engage with our stockholders on important topics such as executive compensation.

Below are a few of the Company’s recent key initiatives:

Transformational Acquisition. Consistent with our strategic plan, Superior acquired 94.1% of the shares of UNIWHEELS AG (“Uniwheels”) in 2017, becoming one of the largest aluminum wheel suppliers in the world. With approximately 50% of our revenues now in Europe, Superior is the third largest wheel supplier in Europe and the leader in the European aftermarket. We now operate nine manufacturing facilities in four countries with combined annual manufacturing capacity of approximately 22 million wheels. Through the acquisition, we diversified our customer base so that our three largest customers now represent 51% of our revenue compared to 82% pre-acquisition.

Operating Performance Improvement. We continued our focus on operational excellence in 2017. We successfully implemented initiatives for safety, quality, delivery, cost, and talent acquisition during the past year. Following the acquisition of Uniwheels, we combined our manufacturing resources to implement best practices across North America and Europe.

Physical Vapor Deposition (“PVD”) Facility. As customer demand for premium finishes continues to rise, we completed preparations for launch of our new PVD facility in Mexico, enabling Superior to establish market leadership on in-house application of high-end finishes. Beyond PVD, we continue to increase revenues through pad printing, laser etching, and other customization sought by our customers.

AluLite™ Patent. Superior was awarded its first product patent for cast aluminum wheels on November 14, 2017. The patented AluLite™ technology uses design and processing techniques to enable Superior to manufacture wheels that are up to 10% lighter than a traditional wheel, yet still meet the stringent strength and ride characteristics we provide to our customers.

Further highlights of our 2017 performance can also be found in the “2017 Performance & Business Highlights” and “Compensation, Discussion and Analysis” sections of the attached Proxy Statement.

Strategic Plan. We reaffirmed our commitment to the strategic plan we introduced in 2015, which is focused on improving our global competitiveness, building on our culture of product innovation and technology, evaluating opportunities for disciplined growth and value creation, maintaining a balanced approach to capital allocation and increasing our visibility with the financial community. We are seeking to achieve these priorities by, among other actions:

•	Increasing our manufacturing and finishing capacities and capabilities;

•	Reducing our cost per wheel;

•	Enhancing product quality and focusing on more complex products;

•	Executing strategic investment in our intellectual property portfolio;

•	Engaging with customers on design ideas and engineering concepts;

•	Establishing additional global relationships; and

•	Continuing to balance our capital allocation to enhance returns to our stockholders and reduce leverage while maintaining appropriate financial flexibility to pursue strategic initiatives.

Our management works closely with our Board of Directors (the “Board”) to monitor the progress being made on our strategic plan. The Board reviews Superior’s strategic plan at least annually and more frequently as significant opportunities or events arise.

Your Vote is Important. We, and the rest of the Board, invite you to attend the Annual Meeting. If you are not able to attend in person, we encourage you to vote by proxy. The Proxy Statement contains detailed information about the matters on which we are asking you to vote. Whether or not you plan to attend the Annual Meeting, your vote is important, and we encourage you to vote promptly. You can vote your shares over the telephone, via the Internet or by completing, dating, signing and returning a proxy card, as described in the Proxy Statement.

Thank you for your ongoing support of, and continued interest in, Superior.

In this Proxy Statement, you will note that Jack Hockema has chosen not to run for reelection as a member of our Board. He made this decision after giving consideration to his ongoing responsibilities as Chairman and Chief Executive Officer of Kaiser Aluminum.

I cannot emphasize how much Jack will be missed. He has provided the Company with valuable insight based on his great familiarity with the aluminum fabrication business. As the Chair of the Nominating and Corporate Governance Committee, Jack provided support on a number of matters, including spearheading the addition of Ellen Richstone and Ransom Langford to the Board and assisting in the transition of the Chairman of the Board role to Timothy McQuay. He also enhanced the good governance principles of Superior by, among other things, improving shareholder outreach and assisting with the addition of a proxy access bylaw. All of these efforts combined to make Superior one of the best suppliers of automotive and light truck wheels in the world.

I trust you share the sentiment of the other Board members and all employees of Superior in wishing Jack continuing success in both his professional and personal pursuits.

Donald J. Stebbins

President and Chief Executive Officer

This Proxy Statement is dated March 26, 2018 and is first being made available to stockholders via the Internet on or about March 26, 2018.

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Monday, May 7, 2018 at 10:00 a.m. Eastern Time

Place:	Superior Industries International, Inc. 26600 Telegraph Road Southfield, Michigan 48033

Record Date:

March 19, 2018

Each holder of Superior common stock and Series A Preferred Stock as of the Record Date will be entitled to one vote on each matter for each share of common stock held, or into which such holder’s Series A Preferred Stock is convertible, on the Record Date.

Items to Be Voted On:

1.  To elect the following eight nominees to the Board of Directors (the “Board”): Michael R. Bruynesteyn, Paul J. Humphries, Ransom A. Langford, James S. McElya, Timothy C. McQuay, Ellen B. Richstone, Donald J. Stebbins and Francisco S. Uranga;

2.  To approve, in a non-binding advisory vote, executive compensation of the Company’s named executive officers;

3.  To approve the amendment and restatement of the Superior Industries International, Inc. Amended and Restated 2008 Equity Incentive Plan (the “2008 Equity Plan,” and as amended and restated, the “2018 Equity Plan”);

4.  To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and

5.  To act upon such other matters as may properly come before the Annual Meeting or any postponements or adjournments thereof.

How to Vote:	YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES PROMPTLY BY COMPLETING, DATING, SIGNING AND RETURNING A PROXY CARD, OVER THE TELEPHONE OR VIA THE INTERNET, AS DESCRIBED IN THE PROXY STATEMENT.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Joanne M. Finnorn
Joanne M. Finnorn
Senior Vice President, General Counsel and Corporate Secretary

Southfield, Michigan

March 26, 2018

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by rules adopted by the United States Securities and Exchange Commission (the “SEC”), we are making this Proxy Statement and our Annual Report available to stockholders electronically via the Internet. On or about March 26, 2018, we will mail to most of our stockholders a notice (the “Notice”) containing instructions on how to access this Proxy Statement and our Annual Report and to vote via the Internet or by telephone.

The Notice also contains instructions on how to request a printed copy of the proxy materials. In addition, you may elect to receive future proxy materials in printed form by mail or electronically by e-mail by following the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail, unless you elect otherwise.

Superior Industries International, Inc.  •  Table of Contents

PROPOSAL NO. 3 APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE SUPERIOR INDUSTRIES INTERNATIONAL, INC. AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN	26
Introduction	26
Principal Changes to the Existing 2008 Equity Plan	26
Significant Historical Award Information	27
Authorized Shares and Stock Price	27
Summary of the 2018 Equity Plan	27
Vote Required	32
Recommendation of the Board	32

PROPOSAL NO. 4 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	34
General	34
Principal Accountant Fees and Services	34
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm	35
Vote Required	35
Recommendation of the Board	35

VOTING SECURITIES AND PRINCIPAL OWNERSHIP	36
Section 16(a) Beneficial Ownership Reporting Compliance	38

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	39
Transactions with Related Persons	39
Review, Approval or Ratification of Transactions with Related Persons	39
Independence of Directors	39

EXECUTIVE COMPENSATION AND RELATED INFORMATION	40

COMPENSATION DISCUSSION AND ANALYSIS	40

COMPENSATION COMMITTEE REPORT	54

COMPENSATION TABLES	55

AUDIT COMMITTEE REPORT	64

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	65

PROXY SOLICITATION AND COSTS	71

STOCKHOLDERS SHARING THE SAME ADDRESS	72

FORM 10-K	73

OTHER MATTERS	74

APPENDIX A	A-1

APPENDIX B	B-1

2018 Proxy Statement  |  i

Proxy Summary  •  2018 Annual Meeting of Stockholders

PROXY SUMMARY

This summary highlights selected information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. For more complete information regarding our 2017 performance, please review our 2017 Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 15, 2018.

The 2017 annual report to stockholders, including financial statements, is being made available to stockholders together with these proxy materials on or about March 26, 2018.

2018 Annual Meeting of Stockholders – Annual Meeting Information

Time and Date:	Monday, May 7, 2018 at 10:00 a.m. Eastern Time
Place:	Superior Industries International, Inc. 26600 Telegraph Road Southfield, Michigan 48033
Record Date:	March 19, 2018
Voting:	You are entitled to vote at the meeting if you were a stockholder of record of Superior’s common stock or Series A Preferred Stock at the close of business on March 19, 2018 (the “Record Date”). Each holder of Superior common stock or Series A Preferred Stock as of the Record Date will be entitled to one vote on each matter for each share of common stock held, or into which such holder’s Series A Preferred Stock is convertible, on the Record Date.

For more information regarding the Annual Meeting and voting, please see our “Information About the Annual Meeting and Voting” Section, found at page 65.

2018 Annual Meeting of Stockholders – Agenda and Voting Recommendations

Proposals:		Board Voting Recommendation:	Page Reference for More Detail:
1.	Election of Directors	“FOR” all nominees	6
2.	To approve, in a non-binding advisory vote, executive compensation of the Company’s named executive officers	“FOR”	24
3.	To approve the amendment and restatement of the Amended and Restated Superior Industries International, Inc. 2008 Equity Incentive Plan	“FOR”	26
4.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2018	“FOR”	34

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, your vote is important, and we encourage you to vote promptly. You can vote your shares over the telephone, via the Internet or by completing, dating, signing and returning a proxy card, as described in the Proxy Statement. Your prompt cooperation is greatly appreciated.

2018 Proxy Statement  |  1

Proxy Summary  •  2017 Performance & Business Highlights

2017 Performance & Business Highlights

With the acquisition of Uniwheels, 2017 was a transformational year for Superior. We continued to focus on improving the fundamentals of the business even as we began the work of integrating the Superior and Uniwheels operations.

Recent Business Highlights/Company Performance

The following chart highlights key metrics of our financial and operating performance in 2017 as compared to 2016:

Key Metric	2017 Results	2017 vs. 2016
Units Shipped	17.0 million	38.2% increase
Net Sales	$1,108 million	51.2% increase
Value-Added Sales(1)	$617 million	50.9% increase
Value-Added Sales per Wheel	$36.27	8.8% increase
Adjusted EBITDA(2)	$140.1 million	58.3% increase
Adjusted EBITDA(2) % of value-added sales(1)	22.7%	106 basis point improvement
Net cash provided by operating activities	$64 million	18.8% decrease

✓	With the Uniwheels acquisition, we added significant manufacturing capacity and diversified our customer base, product offering, and geographic scope.

✓	We finalized preparations for launch of our Physical Vapor Deposition facility, making Superior the first wheel supplier in North America and Europe to apply this high-end wheel finish in-house.
✓	We were awarded our first product patent for our AluLite™ technology that provides improved weight and strength characteristics over our competitors’ products.

✓	We made significant additions to our management team.

✓	We maintained on-time delivery at over 99%.

✓	We continued to make investments to support increased production of larger diameter wheels in both North America and Europe.

(1)	Value-added sales is a financial measure that is not calculated according to GAAP, and we are including our 2017 results for this measure to show an aspect of our performance. See Appendix A to this Proxy Statement for a reconciliation of net sales, the most comparable GAAP measure, to value-added sales.
(2)	Adjusted EBITDA is a key measure that is not calculated according to GAAP, and we are including our 2017 results for this measure to show an aspect of our performance. See Appendix A to this Proxy Statement for a reconciliation of net income, the most comparable GAAP measure, to Adjusted EBITDA.

2  |  Superior Industries International, Inc.

Proxy Summary  •  Executive Compensation Highlights

Executive Compensation Highlights

Highlights of our 2017 executive compensation program are summarized as follows.

•	Individual Performance Component of Annual Incentive. Our Annual Incentive Performance Plan (the “AIPP”) plays an important role in our approach to total compensation. We believe it motivates participants to focus on improving our performance on key financial measures during the year because it requires that we achieve defined, objectively determinable goals before participants become eligible for an incentive payout.

•	2017 AIPP Payouts. While the AIPP Adjusted EBITDA(1) for 2017 for the North American Operations fell slightly below the $88 million threshold target, the combined Company performance achieved Adjusted EBITDA of $140.1 million in 2017. The Compensation and Benefits Committee considered the efforts by management to identify and successfully finalize the transformational acquisition of Uniwheels during the year, using its discretion to fund the 2017 AIPP bonus pool for our Named Executive Officers (“NEOs”) at 80% of target.

•	Long-Term Incentive Plan (“LTIP”) Performance Measures. In 2017, we granted performance-based restricted stock units (“PRSUs”) that can be earned based on our achievement of the following three performance measures as calculated over a three-year period:(2)

Return on Invested Capital 40% weighting (“ROIC”)	Cumulative Earnings per Share 40% weighting (“Cumulative EPS”)	Relative Total Shareholder Return 20% weighting (“Relative TSR”)

As discussed in the “2017 Executive Compensation Components – Long-Term Equity Incentive Compensation” section of this Proxy Statement, these performance measures were developed after a rigorous bottom-up financial analysis of our business.

(1)	Please see the “Annual Incentive Compensation and Bonuses” portion of the “Compensation Discussion and Analysis” section of this Proxy Statement for a discussion of how AIPP Adjusted EBITDA is calculated.
(2)	Please see the “Long-Term Equity Incentive Compensation” portion of the “Compensation Discussion and Analysis” section of this Proxy Statement for a discussion of how each of these performance measures are calculated.

Corporate Governance Highlights

Our Board is committed to having a sound governance structure that promotes the best interests of our stockholders. Highlights of our governance practices include:

•	Requirement that at least a majority of the Board be independent

•	“Plurality-plus vote” policy in uncontested elections of directors with a director resignation policy

•	Availability of proxy access

•	Separation of the Chairperson of the Board and Chief Executive Officer roles (independent Chairperson of the Board)
•	Annual election of all directors (the Board was declassified in 2014 at the initiative of the Board)

•	Audit, Compensation and Benefits and Nominating and Corporate Governance Committees (each a “Committee” and collectively, the “Committees”) are comprised entirely of independent directors

•	Annual Board and Committee self-evaluations

•	Limitation on the number of a director’s additional public board memberships to three for non-management directors and one for management directors

2018 Proxy Statement  |  3

Proxy Summary  •  Corporate Governance Highlights

•	The independent directors meet regularly without the presence of management

•	Stock ownership and retention requirement for non-management directors and executive officers

•	No waivers of code of conduct policy for any director or executive officer

•	Risk oversight by the full Board and Committees
•	The charters of the Committees of the Board clearly establish the Committees’ respective roles and responsibilities, including the authority to hire outside advisors independently of management

•	Our stockholders have the right to call special meetings

•	No poison pill in place

•	Clear and robust corporate governance guidelines

4  |  Superior Industries International, Inc.

Proxy Summary  •  Director Nominee Highlights

Director Nominee Highlights

Name	Age	Director Since	Principal Occupation	Independent	Board Committees
Michael R. Bruynesteyn	54	2015	Treasurer & Vice President, Strategic Finance of Turner Construction Company	X	• Audit Committee • Nominating & Corporate Governance Committee
Paul J. Humphries	63	2014	President of High Reliability Solution (a business group of Flex LTD)	X	• Audit Committee • Compensation & Benefits Committee
Ransom A. Langford	46	2017	Partner, TPG Growth	X	• Compensation & Benefits Committee
James S. McElya	70	2013	Retired Chairman of the Board of Directors, Affinia Group Intermediate Holdings Inc.	X	• Compensation & Benefits Committee (Chair) • Nominating & Corporate Governance Committee
Timothy C. McQuay	66	2011	Retired Managing Director, Investment Banking with Noble Financial Markets	X	• Chairman of the Board • Nominating & Corporate Governance Committee (Chair)*
Ellen B. Richstone	66	2016	Retired Chief Financial Officer, Rohr Aerospace	X	• Audit Committee (Chair) • Nominating & Corporate Governance Committee
Donald J. Stebbins	60	2014	President and CEO of Superior Industries International, Inc.
Francisco S. Uranga	54	2007	Corporate Vice President & Chief Business Operations Officer for Latin America, Foxconn	X	• Compensation & Benefits Committee • Nominating & Corporate Governance Committee

*	As a result of Mr. Hockema’s anticipated retirement from the Board, the Board appointed Mr. McQuay to serve as the Chairman of the Nominating and Corporate Governance Committee on March 8, 2018.

2018 Proxy Statement  |  5

Proposal No. 1  •  General

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Jack A. Hockema, who has served on our Board since 2014, will retire from the Board upon the expiration of his term at the Annual Meeting. The Board would like to thank Mr. Hockema for his years of dedicated service to the Company. Although we presently have nine directors, as a result of Mr. Hockema’s anticipated retirement from the Board, the Board has resolved to reduce the number of directors from nine to eight effective upon Mr. Hockema’s retirement from the Board immediately following the Annual Meeting.

Upon the recommendation of our Nominating and Corporate Governance Committee, the Board has nominated the eight individuals listed below to stand for election at the Annual Meeting for a one-year term ending at the annual meeting of stockholders in 2019 or until their successors, if any, are elected or appointed. All nominees have consented to be named in this Proxy Statement and to serve as directors, if elected. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the election of a substitute nominee(s) proposed by the Nominating and Corporate Governance Committee of the Board. If any such substitute nominee(s) are designated, we will file an amended proxy statement and proxy card that identifies the substitute nominee(s) and provide information required by the rules of the SEC. As of the date of this Proxy Statement, the Board is not aware that any nominee is unable or will decline to serve as a director.

The Board, through the Nominating and Corporate Governance Committee, considers the following experience, qualifications, attributes and skills of both potential director nominees as well as existing members of the Board:

For more information regarding director nominations and qualifications, see the sections titled “Information about Director Nominees” (beginning on page 7) and “Director Selection” (beginning on page 15).

6  |  Superior Industries International, Inc.

Proposal No. 1  •  Information about Director Nominees

Information about Director Nominees

Set forth below is information about our nominees, including their names and ages, recent employment or principal occupation, their period of service as a Superior director, the names of other public companies for which they currently serve as a director or have served as a director within the last five years and a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as a director.

Each of the nominees for director has been nominated for election by the Board upon recommendation by the Nominating and Corporate Governance Committee and has consented to serve if elected. When a member of the Nominating and Corporate Governance Committee is under consideration for nomination, the nominee typically recuses himself or herself from the discussion and abstains from the voting on the recommendation.

MICHAEL R. BRUYNESTEYN

Treasurer and Vice President, Strategic Finance, Turner Construction Company

Independent

Age: 54

Director since: 2015

Board Committees:

Audit and Nominating and Corporate Governance

Education:

Mr. Bruynesteyn holds a Bachelor of Applied Science in Mechanical Engineering from the University of British Columbia and a Master of Business Administration from the London Business School. Mr. Bruynesteyn is a National Association of Corporate Directors Governance Fellow.

Current Directorships:

None

Former Directorships:

None

Qualifications: Mr. Bruynesteyn has developed a deep understanding of capital markets from hands-on experience over the last 20 years. He cultivated a firm grasp of the investor’s perspective from the vantage points of directing investor relations for General Motors, leading the award-winning sell-side research team covering the automotive industry for Prudential Securities, and investing on the buy-side as part of a $6 billion hedge fund owned by Lehman Brothers. Mr. Bruynesteyn built on this knowledge base by providing deal-making advice to automotive and energy storage companies with boutique investment bank Strauss Capital. He remains active in the capital markets in his current role as Treasurer of Turner Construction, where he leads a team focused on cash generation and is responsible for investing more than $1 billion of the company’s funds. Mr. Bruynesteyn continues his engagement in the automotive industry as a member of the Advisory Board of ClearMotion, Inc., a developer of breakthrough active suspension technology.

Mr. Bruynesteyn is Treasurer and Vice President, Strategic Finance of Turner Construction Company, the largest non-residential commercial construction company in the United States, a position he has held since 2013. He previously was a Managing Director at the investment banking firm Strauss Capital Partners, where he served middle-market clients by raising capital, providing board-level financial advisory services and executing M&A transactions from 2008 to 2012. Prior to that, Mr. Bruynesteyn was a Managing Director in the asset management division of Lehman Brothers, where he focused on transportation-related investments from 2006 to 2008. From 1999 to 2006, Mr. Bruynesteyn was a Senior Equity Research Analyst at Prudential Equity Group in the Automotive Group, where he acted as a sell-side analyst. Prior to his position at Prudential Equity Group, Mr. Bruynesteyn worked at General Motors, where he held various finance positions until he departed as Director of Investor Relations in 1998.

2018 Proxy Statement  |  7

Proposal No. 1  •  Information about Director Nominees

PAUL J. HUMPHRIES

President of High Reliability Solutions, a business group at Flex LTD

Independent

Director since: 2014

Age: 63

Board Committees:

Audit and Compensation and Benefits

Education:

Mr. Humphries has a B.A. in applied social studies from Lanchester Polytechnic (now Coventry University) and post-graduate certification in human resources management from West Glamorgan Institute of Higher Education.

Current Directorships:

ALearn Silicon Valley Education Foundation

Former Directorships:

None

Qualifications: Mr. Humphries has extensive experience in the automotive supplier industry and senior level management experience with multinational public companies, providing valuable expertise in strategy, growth, human resources and global operations. Further, Mr. Humphries has extensive experience in planning, implementing and integrating mergers and acquisitions.

Mr. Humphries is the President of High Reliability Solutions, a business group at Flex LTD (NASDAQ: FLEX) (“Flex”), a global end-to-end supply chain solutions company that serves the medical, automotive and aerospace and defense markets, a position he has held since 2011. From 2006 to 2011, Mr. Humphries served as Executive Vice President of Human Resources at Flex. In that capacity, he led Flex’s global human resources organization, programs and related functions including global loss prevention, environmental compliance and management systems. Mr. Humphries joined Flex with the acquisition of Chatham Technologies Incorporated in April 2000. While at Chatham Technologies, he served as Senior Vice President of Global Operations. Prior to that, Mr. Humphries held several senior management positions at Allied Signal, Inc. (NYSE: ALD) and its successor Honeywell Inc. (NYSE: HON), BorgWarner Inc. (NYSE: BWA) and Ford Motor Company (NYSE: F).

RANSOM A. LANGFORD

Partner, TPG Growth

Independent

Director since: 2017

Age: 46

Board Committees: Compensation and Benefits

Education:

Mr. Langford earned a B.A. with Highest Distinction from University of North Carolina, Chapel Hill and an M.B.A. from the Wharton School at University of Pennsylvania.

Current Directorships:

Frank Recruitment Group, Inc., Gavin de Becker & Associates, LP, TopTech Holdings, LLC, Artel, LLC and Microgame S.p.A.

Qualifications: Mr. Langford is a Partner and Investment Committee member for TPG Growth based in New York, where he leads the platform’s investments in industrial and business services. Mr. Langford has extensive experience as a board member, serving on boards of directors for several TPG portfolio companies, including Frank Recruitment Group, Gavin de Becker & Associates, HotSchedules (alternatively named Red Book Connect, Inc.), Artel and Microgame. Mr. Langford’s substantial board and investment experience make him a valuable contributor to the Board.

Prior to joining TPG Growth in 2009, Mr. Langford was a Managing Director and Partner with J.H. Whitney & Co., where he was a senior member of the investment team responsible for investing several private equity partnerships and was a member of the firm’s Investment Committee. Prior to his tenure at J.H. Whitney, Mr. Langford was an Associate at Brentwood Associates, representing a number of portfolio companies as a member of the investment team. Mr. Langford has also spent time as an analyst in the Mergers & Acquisitions group at New York-based investment bank Donaldson, Lufkin & Jenrette.

8  |  Superior Industries International, Inc.

Proposal No. 1  •  Information about Director Nominees

JAMES S. MCELYA

Retired Chairman of the Board of Directors, Affinia Group Intermediate Holdings Inc.

Independent

Director since: 2013

Age: 70

Board Committees: Compensation and Benefits (Chair) and Nominating and Corporate Governance

Education:

Mr. McElya attended West Chester University.

Current Directorships:

None.

Former Directorships:

Cooper Standard Holdings Inc.; Affinia Group Intermediate Holdings Inc.

Qualifications: Mr. McElya has expertise in the automotive industry as well as leadership experience, including his services as the former Chief Executive Officer of a public company. Mr. McElya also provides substantial experience with mergers and acquisitions in the automotive industry – Mr. McElya was instrumental in bringing Cooper Standard from a $1.5 billion business in 2004 to over $3.0 billion when he retired as CEO in 2012. This growth was predominantly a result of a comprehensive M&A strategy. He contributes leadership and strategy experience combined with operation and management expertise.

Mr. McElya was chairman of the board of directors of Affinia Group Intermediate Holdings Inc. until August 2016, when the company was sold. Until 2013, Mr. McElya was chairman of the board of directors and, until 2012, Chief Executive Officer of Cooper Standard Holdings Inc. Previously, he had served as president of Cooper-Standard Automotive (NYSE: CSA) (“Cooper Standard”), the principal operating company of Cooper Standard Holdings, and as corporate vice president of Cooper Tire & Rubber Company, the parent company of Cooper Standard, until 2004. Mr. McElya has also served as President of Siebe Automotive Worldwide and over a 22-year period, held various senior management positions with Handy & Harman. Mr. McElya is a past chairman of the Motor Equipment Manufacturers Association (MEMA) and a past chairman of the board of directors of the Original Equipment Supplier Association (OESA).

TIMOTHY C. MCQUAY

Retired Managing Director, Investment Banking, Noble Financial Capital Markets

Independent

Director since: 2011

Age: 66

Board Committees:

Nominating and Corporate Governance (Chair) and Chairman of the Board

Education:

Mr. McQuay received an A.B. degree in economics from Princeton University and a M.B.A. degree in finance from the University of California at Los Angeles.

Current Directorships:

None.

Former Directorships:

BSD Medical Corp., Keystone Automotive Industries, Inc. (Chair, Audit Committee); Meade Instruments Corp. (Chairman); Perseon Corp. (Chairman)

Qualifications: Mr. McQuay provides, among other qualifications, his extensive business and financial experience and his public company board experience, which includes extensive experience on compensation and audit committees. Further, Mr. McQuay provides a deep knowledge of the capital markets and significant investment banking experience, having been involved in mergers and acquisitions representing in aggregate more than $4 billion. Mr. McQuay also brings to the Board valuable insight into corporate strategy and risk management that he has gained from his 37 years of experience in the investment banking and financial services industries. Of particular relevance to his service on our Board, while Mr. McQuay served on Keystone’s board, the company made eight strategic acquisitions between 1996 and 2007 representing more than $400 million in aggregate value. Mr. McQuay served on Keystone’s special committee in connection with the company’s sale to LKQ Corporation in 2007 for $800 million.

Mr. McQuay brings with him nearly 37 years of financial advisory experience to the Board. From November 2011 until his retirement in December 2015, he served as Managing Director, Investment Banking with Noble Financial Capital Markets, an investment banking firm. Previously, he served as Managing Director, Investment Banking with B. Riley & Co., an investment banking firm, from September 2008 to November 2011. From August 1997 to December 2007, he served as Managing Director – Investment Banking at A.G. Edwards & Sons, Inc. From May 1995 to August 1997, Mr. McQuay was a Partner at Crowell, Weedon & Co. and from October 1994 to August 1997, he also served as Managing Director of Corporate Finance. From May 1993 to October 1994, Mr. McQuay served as Vice President, Corporate Development with Kerr Group, Inc., a New York Stock Exchange listed plastics manufacturing company. From May 1990 to May 1993, Mr. McQuay served as Managing Director of Merchant Banking with Union Bank.

2018 Proxy Statement  |  9

Proposal No. 1  •  Information about Director Nominees

ELLEN B. RICHSTONE

Retired Chief Financial Officer, Rohr Aerospace

Independent

Director since: 2016

Age: 66

Board Committees:

Audit (Chair) and Nominating and Corporate Governance

Education:

Ms. Richstone received a bachelor’s degree from Scripps College in Claremont California and holds graduate degrees from the Fletcher School of Law and Diplomacy at Tufts University. Ms. Richstone also completed the Advanced Professional Certificate in Finance at New York University’s Graduate School of Business Administration and attended the Executive Development program at Cornell University’s Business School. Ms. Richstone holds an Executive Master’s Certification in Director Governance from the American College of Corporate Directors – Gold Level.

Current Directorships:

eMagin Corp.; Bioamber Inc.; Orion Energy Systems, Inc.

Former Directorships:

Parnell Pharmaceutical Inc.; American Power Conversion; The Oneida Group (formerly EveryWare Global)

Qualifications: Ms. Richstone provides, among other qualifications, her extensive business and financial experience as Chief Financial Officer of public and private companies ranging in size up to $4 billion in revenue over a 24-year period and her public company board experience, which includes being awarded the first annual Distinguished Director Award from the American College of Corporate Directors.

Ms. Richstone has served as the Chief Financial Officer of several public and private companies between 1989 and 2012, including Rohr Aerospace, a Fortune 500 company. From 2002 to 2004, Ms. Richstone was the President and Chief Executive Officer of the Entrepreneurial Resources Group. From 2004 until its sale in 2007, Ms. Richstone served as the financial expert on the board of directors of American Power Conversion, an S&P 500 company. Ms. Richstone currently sits on the board of the National Association of Corporate Directors (NACD) in New England, as well as other non-profit organizations. In January 2018, Ms. Richstone was named as an NACD Board Leadership Fellow, signifying that she has demonstrated her commitment to the highest level of leadership in the boardroom.

10  |  Superior Industries International, Inc.

Proposal No. 1  •  Information about Director Nominees

DONALD J. STEBBINS

Superior Industries International, Inc. President and Chief Executive Officer

Director since: 2014

Age: 60

Board Committees:

None

Education:

Mr. Stebbins has an M.B.A. from the University of Michigan and a B.S. in Finance from Miami University.

Current Directorships:

Snap-On Incorporated

Former Directorships:

Visteon Corporation; ITT Corp.; WABCO Holdings

Qualifications: Mr. Stebbins has more than 30 years of leadership experience in global operations and finance, including over 20 years of experience in the automotive supplier industry. Mr. Stebbins was appointed to the Board of the Company because of his knowledge of the Company as Chief Executive Officer and based on the entirety of his experience and skills, including, in particular, his significant experience in the automotive industry and background in corporate finance and growth as part of the senior management team at Lear. Mr. Stebbins contributed to that company’s significant growth in revenue (from approximately $800 million to $17 billion). This experience includes the operational and financial analysis of operating units, as well as managing all aspects of significant merger and acquisition and financial transactions – in particular, as Chief Financial Officer of Lear, Mr. Stebbins was involved in $15 billion of capital markets transactions (including over 17 acquisitions).

Mr. Stebbins was appointed as the Company’s President and Chief Executive Officer effective May 5, 2014. He was previously Chairman, President and Chief Executive Officer of Visteon Corporation (NYSE: VC) (“Visteon”), a global supplier of automotive systems, modules and components to global automotive original equipment manufacturers, from December 1, 2008 through August 2012. Mr. Stebbins was a member of the board of directors of Visteon from December 2006 through August 2012. Prior to that, Mr. Stebbins was Visteon’s President and Chief Executive Officer from June 2008 through November 2008, and its President and Chief Operating Officer from May 2005 through May 2008. After leaving Visteon in 2012, Mr. Stebbins provided consulting services for several private equity firms. Before joining Visteon, Mr. Stebbins served as President and Chief Operating Officer of operations in Europe, Asia and Africa for Lear Corporation (NYSE: LEA) (“Lear”), a supplier of automotive seating and electrical distribution systems, since August 2004, President and Chief Operating Officer of Lear’s operations in the Americas since September 2001 and prior to that, as Lear’s Chief Financial Officer.

2018 Proxy Statement  |  11

Proposal No. 1  •  Information about Director Nominees

FRANCISCO S. URANGA

Corporate Vice President and Chief Business Operations Officer for Latin America, Foxconn

Independent

Director since: 2007

Age: 54

Board Committees:

Compensation and Benefits and Nominating and Corporate Governance

Education:

He earned a B.B.A. in Marketing from the University of Texas at El Paso and a Diploma in English as a Second Language from Brigham Young University.

Current Directorships:

Corporación Inmobiliaria Vesta; Tenet Hospitals, the Hospitals of Providence Transmountain Campus

Former Directorships:

None

Qualifications: Given the Company’s significant operations in Mexico, Mr. Uranga’s expertise in developing and managing operations in that country is a valuable contribution to the Board.

Mr. Uranga is Corporate Vice President and Chief Business Operations Officer for Latin America at Taiwan-based Foxconn Electronics, Inc., the largest electronic manufacturing services company in the world, a position he has held since 2005. In this position, Mr. Uranga is responsible in Latin America for government relations, regulatory affairs, incentives, tax and duties, legal, customs, immigration and land and construction issues. From 1998 to 2004, he served as Secretary of Industrial Development for the state government of Chihuahua, Mexico. Previously, Mr. Uranga was Deputy Chief of Staff and then Chief of Staff for Mexican Commerce and Trade Secretary Herminio Blanco, where he actively participated in implementing the North American Free Trade Agreement and in negotiating key agreements for the Mexican government as part of the country’s trade liberalization. Earlier, Mr. Uranga was Sales and Marketing Manager for American Industries International Corporation.

Vote Required

Each director nominee must receive the affirmative vote of a plurality of the votes cast to be elected, meaning that the eight persons receiving the largest number of “yes” votes will be elected as directors. You may vote in favor of any or all of the nominees or you may withhold your vote as to any or all of the nominees. The nominees receiving the highest number of affirmative votes of the shares entitled to vote at the meeting will be elected as directors. Proxies may not be voted for more than the eight directors and stockholders may not cumulate votes in the election of directors. In an uncontested election, our Corporate Governance Guidelines provide that any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee and the Board must then decide whether or not to accept the tendered resignation, culminating with a public disclosure explaining the Board’s decision and decision-making process.

Recommendation of the Board

We believe each of our eight director nominees has the professional and leadership experience, industry knowledge, commitment, diversity of skills and ability to work in a collaborative manner necessary to execute our strategic plans. We believe the election of the Company’s eight nominees named in Proposal No. 1 and on the proxy card best positions the Company to deliver value to and represent the interests of all Company stockholders.

The Board unanimously recommends a vote “FOR” its eight nominees for election as Director. Proxies solicited by the Board will be voted “FOR” Superior’s eight nominees unless stockholders specify a contrary vote.

12  |  Superior Industries International, Inc.

Board Structure and Committee Composition  •  Board Structure and Leadership

BOARD STRUCTURE AND COMMITTEE COMPOSITION

Board Structure and Leadership

The Board has separated the roles of Chairperson of the Board and Chief Executive Officer, with Timothy McQuay serving as Chairperson since April 25, 2017. The Board believes that this leadership structure best serves the objectives of the Board’s oversight of management, the Board’s ability to carry out its roles and responsibilities on behalf of stockholders and Superior’s overall corporate governance. The Board also believes that this leadership structure allows the Chief Executive Officer to focus his time and energy on operating and managing the Company and will provide an appropriate balance between strong leadership, appropriate safeguards and oversight by non-employee directors.

Superior’s Corporate Governance Guidelines provide the Board with flexibility to select the appropriate leadership structure depending on then current circumstances. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of Superior’s stockholders. If the Board appoints a Chairperson that is not an independent director, pursuant to the terms of Superior’s Corporate Governance Guidelines, one of the independent directors will be named as the “Lead Director.”

Director Independence

On an annual basis, the Board, with the assistance of the Nominating and Corporate Governance Committee, makes a determination as to the independence of each director considering the current standards for “independence” established by the New York Stock Exchange, additional criteria set forth in Superior’s Corporate Governance Guidelines and consideration of any other material relationship a director may have with Superior as disclosed in annual director and officer questionnaires. Our Corporate Governance Guidelines provide that a majority of the Board and all members of the Audit, Compensation and Benefits and Nominating and Corporate Governance Committees of the Board will be independent.

The Board has determined that all of its current directors are independent under these standards, except for Donald J. Stebbins, our Chief Executive Officer. All members of each of Superior’s Audit, Compensation and Benefits and Nominating and Corporate Governance Committees are independent directors. In addition, upon recommendation of the Nominating and Corporate Governance Committee, the Board has determined that the members of the Audit Committee and Compensation and Benefits Committee meet the additional independence criteria required for audit committee and compensation committee membership under the New York Stock Exchange applicable listing standards.

Board Composition

We recognize the importance of board refreshment to achieve the right blend of institutional knowledge and fresh perspectives. The composition of our Board has changed significantly in recent years. Seven of our current directors joined the Board since 2013, with the size of the Board being increased to nine directors in

2017 with the appointment of Mr. Langford. As a result of Mr. Hockema’s anticipated retirement from the Board, the Board has resolved to reduce the number of directors from nine to eight effective upon Mr. Hockema’s retirement from the Board immediately following the Annual Meeting.

2018 Proxy Statement  |  13

Board Structure and Committee Composition  •  Board Composition

Independent directors comprise 89% of our Board and the average tenure of our directors will be 4.3 years as of the date of the Annual Meeting:

Tenure by Director

Director	Start Date	Tenure
Donald J. Stebbins	May 5, 2014	4.0 years
Michael R. Bruynesteyn	November 3, 2015	2.5 years
Jack A. Hockema	December 16, 2014	3.4 years
Paul J. Humphries	August 15, 2014	3.7 years
Ransom A. Langford	May 22, 2017	1.0 years
James S. McElya	December 6, 2013	4.4 years
Timothy C. McQuay	November 15, 2011	6.5 years
Ellen B. Richstone	October 25, 2016	1.5 years
Francisco S. Uranga	January 1, 2007	11.4 years

Meetings and Attendance

During 2017, the Board held eleven meetings. During this period, all of the incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all Committees of the Board on which each such director served, during the period for which each such director served. All of Superior’s directors attended last year’s annual meeting of stockholders on April 25, 2017, with the exception of Mr. Langford, who was not appointed to the Board until May 22, 2017. Superior’s directors are not required, but are invited, to attend the annual meeting of stockholders.

The Board and its Committees also consulted informally with management from time to time and acted at various times by written consent without a meeting during 2017. Additionally, the independent directors met in executive session regularly without the presence of management. The Chairperson, Mr. McQuay, presided over executive sessions of the independent directors in 2017.

14  |  Superior Industries International, Inc.

Board Structure and Committee Composition  •  Director Selection

Director Selection

Our Nominating and Corporate Governance Committee seeks to build and maintain an effective, well-rounded, financially literate and diverse Board that represents all of our stockholders.

Process for Identification and Review of Directors Candidates to Join the Board

Identifying and recommending individuals for nomination, election or re-election to our Board is a principal responsibility of our Nominating and Corporate Governance Committee. This Committee carries out this function through an ongoing, year-round process, which includes the annual Board and Committee evaluation process. Each director and director candidate is evaluated by the Nominating and Corporate Governance Committee based on his or her individual merits, taking into account Superior’s needs and the composition of our Board.

To assist in its evaluation of directors and director candidates, the Nominating and Corporate Governance Committee looks for certain experiences, qualifications, attributes and skills that would be beneficial to have represented on the Board and on our committees at any particular point in time. Nominees for the Board should be committed to enhancing long-term stockholder value and must possess relevant experience and skills, good business judgment and personal and professional integrity. Among the experiences, qualifications, attributes and skills considered by the Nominating and Corporate Governance Committee are senior executive experience, automotive industry experience, financial experience, public company board experience, operational management, international business, capital markets and/or banking experience, legal and regulatory compliance and diversity. The Nominating and Corporate Governance Committee seeks diversity of business experience, viewpoints and personal background, and diversity of skills in finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board.

In recommending candidates for election to the Board, the Nominating and Corporate Governance Committee considers nominees recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. The Nominating and Corporate Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. The Nominating and Corporate Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Stockholder Nominations

Any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as director at a meeting by providing written notice of such stockholder’s intent to make such nomination or nominations to the

Corporate Secretary of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the one-year anniversary of the date of the preceding year’s annual meeting. With respect to an election to

2018 Proxy Statement  |  15

Board Structure and Committee Composition  •  Stockholder Nominations

be held at a special meeting of stockholders for the election of directors, stockholder nominations must be made not later than the close of business on the later of the 90th day prior to such special meeting nor earlier than the close of business on the 120th day prior to such special meeting, or no later than the close of business on the 10th day following the date a public announcement has been made of the date of the special meeting and of the nominees proposed by the Board to be elected or reelected at such meeting. When submitting candidates for nomination to be elected at Superior’s annual meeting of stockholders, the stockholder must follow the notice procedures and provide the information required by the Bylaws. The notice must be submitted in writing to the following address: Superior Industries International, Inc., Attn: Corporate Secretary, 26600 Telegraph Rd., Southfield, MI 48033. The recommendation must include the same information as is specified in the Bylaws for stockholder nominees to be considered at an annual meeting, including but not limited to the following:

•	the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•	a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•	such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board, including the nominee’s age, business address and residence address, the principal occupation or employment of the nominees, business experience for the past five years and any directorships held by the nominee, including directorships held during the past five years, Company share ownership of the nominee and whether and the extent to which any hedging or other transaction or series of transactions have been entered into by or on behalf of the nominee with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee; and

•	the consent of each nominee to serve as a director of the Company if so elected.

The chairperson of the meeting may refuse to acknowledge the nomination of any person not made in compliance with these procedures, and the nomination shall be void.

Proxy Access Bylaw.

In October 2016, we adopted a proxy access provision in our Bylaws. It allows a stockholder, or group of no more than 20 eligible stockholders, that has maintained continuous ownership of 3% or more of our common stock for at least three years to include in our proxy materials for an annual meeting of stockholders a number of director nominees for up to 20% of the directors then in office as of the last day on which a notice of proxy access nomination may be delivered to the Company (if such an amount is not a whole number, then the closest whole number below 20%). An eligible stockholder must maintain the 3% ownership requirement at least until the annual meeting at which the proponent’s nominee will be considered. Proxy access nominees who withdraw, become ineligible or unavailable or who do not receive at least a 25% vote in favor of election will be ineligible as a nominee for the following two years. However, if any stockholder notifies us of its intent to nominate one or more director nominees under the advance notice provision in our Bylaws, we are not required to include any proxy access nominee in our proxy statement for the annual meeting.

The proponent is required to provide the information about itself and the proposed nominee(s) that is specified in the proxy access provision of our Bylaws. The required information must be in writing and provided to the Corporate Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary of the date that the Company first distributed its proxy statement to stockholders for the immediately preceding annual meeting of stockholders. We are not required to include any proxy access nominee in our proxy statement if the nomination does not comply with the proxy access requirements of our Bylaws.

Any stockholder considering utilizing proxy access should refer to the specific requirements set forth in our Bylaws.

16  |  Superior Industries International, Inc.

Board Structure and Committee Composition  •  Committees of the Board

Committees of the Board

Superior has three standing committees: the Audit Committee, the Compensation and Benefits Committee and the Nominating and Corporate Governance Committee. Each of these Committees has a written charter approved by the Board. A copy of each charter can be found by clicking on “Board Committee Charters” in the “Governance” section of our website at www.supind.com. This website address is included for reference only. The information contained on the Company’s website is not incorporated by reference into this Proxy Statement.

AUDIT COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Members: Ellen B. Richstone, Chairperson Michael R. Bruynesteyn Jack A. Hockema Paul J. Humphries Meetings in 2017: 7	Members: Timothy C. McQuay, Chairperson* Michael R. Bruynesteyn Jack A. Hockema James S. McElya Ellen B. Richstone Francisco S. Uranga Meetings in 2017: 5

Independence:

The Board has determined that each member of the Audit Committee is “independent” under the NYSE listing standards and satisfies the other requirements under the NYSE listing standards and SEC rules regarding audit committee membership, that each of Ms. Richstone and Messrs. Hockema and Bruynesteyn qualifies as an “audit committee financial expert” and that each member of the Audit Committee satisfies the “financial literacy” requirements of the NYSE listing standards.

Key Responsibilities:

The Audit Committee is responsible for reviewing the financial information which will be provided to stockholders and others, reviewing the system of internal controls which management and the Board have established, appointing, retaining and overseeing the performance of the independent registered public accounting firm, overseeing Superior’s accounting and financial reporting processes and the audits of Superior’s financial statements, and pre-approving audit and permissible non-audit services provided by the independent registered public accounting firm.

The report of the Audit Committee is on page 64 of this Proxy Statement.

 *  As a result of Mr. Hockema’s anticipated retirement from the Board, the Board appointed Mr. McQuay to serve as the Chairman of the Nominating and Corporate Governance Committee on March 8, 2018.

Independence:

Each member of this Committee is an independent director under applicable NYSE listing standards.

Key Responsibilities:

The Nominating and Corporate Governance Committee is responsible for overseeing, reviewing and making periodic recommendations concerning Superior’s corporate governance policies, for recommending to the Board candidates for election to the Board and to Committees of the Board, and overseeing the Board’s annual self-evaluation.

2018 Proxy Statement  |  17

Board Structure and Committee Composition  •  Committees of the Board

COMPENSATION AND BENEFITS COMMITTEE

directing a review of our compensation practices and policies generally, including conducting an evaluation of the design of our executive compensation program, in light of our risk management policies and programs. Additional information regarding the Compensation and Benefits Committee’s risk management review appears in the “Compensation Philosophy and Objectives” portion of the “Compensation Discussion and Analysis” section of this Proxy Statement.

On an annual basis, the Compensation and Benefits Committee reviews and makes recommendations to the Board regarding the compensation of non-employee directors, non-employee chairpersons, lead directors and Board committee members. In 2017, the Compensation and Benefits Committee engaged Willis Towers Watson to compile compensation surveys for review by the Compensation and Benefits Committee and to compare compensation paid to Superior’s directors with compensation paid to directors at companies included in the surveys. Additionally, the Compensation and Benefits.

The Compensation and Benefits Committee reviews the Company’s CEO pay ratio disclosure, CEO succession planning and management development.

For additional description of the Compensation and Benefits Committee’s processes and procedures for consideration and determination of executive officer compensation, see the “Compensation Discussion and Analysis” section of this Proxy Statement. The report of the Compensation Committee is on page 54 of this Proxy Statement.

Members: James S. McElya, Chairperson Paul J. Humphries Ransom A. Langford Francisco S. Uranga Meetings in 2017: 6

Independence:

The Board has determined that each member of the Compensation and Benefits Committee is “independent” under the NYSE listing standards and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to as the Internal Revenue Code, and is a “non-employee director” within the meaning of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Key Responsibilities:

The Compensation and Benefits Committee’s responsibility is to review the performance and development of Superior’s management in achieving corporate goals and objectives and to assure that Superior’s executive officers are compensated effectively in a manner consistent with Superior’s strategy, competitive practice, sound corporate governance principles and stockholder interests. The Compensation and Benefits Committee determines and approves the compensation of our Chief Executive Officer and reports annually to the Board on the Chief Executive Officer succession plan. It also reviews and approves Superior’s compensation to other officers and key employees based upon compensation and benefit proposals presented to the Compensation and Benefits Committee by the Chief Executive Officer and our Human Resources Department.

The Compensation and Benefits Committee’s responsibilities and duties include an annual review and approval of Superior’s compensation strategy to ensure that it promotes stockholder interests and supports Superior’s strategic and tactical objectives, and that it provides appropriate rewards and incentives for management and employees, including administration of the 2008 Equity Plan (and, following approval at the 2018 annual meeting of stockholders, the 2018 Equity Plan) and review of compensation-related risk management. For 2017, the Compensation and Benefits Committee performed these oversight responsibilities and duties by, among other things,

18  |  Superior Industries International, Inc.

Corporate Governance Principles and Board Matters  •  Corporate Governance Principles

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Superior is committed to implementing and maintaining sound corporate governance principles. Key information regarding Superior’s corporate governance initiatives can be found on its website, including Superior’s Corporate Governance Guidelines, Superior’s Code of Conduct and the charter for each Committee of the Board. The corporate governance pages can be found by clicking on “Corporate Governance” in the “Governance” section of our website at www.supind.com. This website address is included for reference only. The information contained on the Company’s website is not incorporated by reference into this Proxy Statement.

Corporate Governance Principles

Superior is committed to excellence in corporate governance and maintains clear policies and practices that promote good corporate governance, including:

•	Requirement that at least a majority of the Board be independent (with 8 out of 9 current directors being independent).

•	“Plurality-plus vote” policy in uncontested elections of directors with a director resignation policy.

•	Availability of proxy access.

•	Separation of the role of Chairperson of the Board and Chief Executive Officer (Independent Chairperson of the Board).

•	Annual election of directors (no classified board).

•	All members of the Audit Committee, the Compensation and Benefits Committee and the Nominating and Corporate Governance Committee are independent.

•	Limit on the number of additional public directorships to three for non-management directors and one for management directors.

•	The independent members of the Board meet regularly without the presence of management.

•	Superior has stock ownership and retention requirements for its non-employee directors and executive officers.

•	The charters of the Committees of the Board clearly establish the Committees’ respective roles and responsibilities, including the authority to hire outside advisors independently of management.
•	Superior maintains clear and robust corporate governance guidelines that are reviewed annually by the Board.

•	Superior has a clear code of conduct that is monitored by Superior’s management and is annually affirmed by its employees and directors.

•	Superior has a hotline available to all employees, and Superior’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls or auditing matters.

•	Superior’s internal audit control function maintains critical oversight over the key areas of its business and financial processes and controls, and reports directly to Superior’s Audit Committee. The full Board and Committees share responsibility for risk oversight. See “— the Role of the Board in Risk Oversight.”

•	Superior has anti-hedging and anti-pledging policies in place for officers and directors.

•	Superior’s stockholders have the right to call special meetings.

•	Superior does not have a poison pill in place.

•	Superior has not provided any waivers of its Code of Conduct for any director or executive officer.

•	Annual self-assessments by the Board and each Committee.

2018 Proxy Statement  |  19

Corporate Governance Principles and Board Matters  •  Annual Board and Committee Self-Assessments

Annual Board and Committee Self-Assessments

Each year, the directors undertake a self-assessment of the Board and each Committee on which they serve that elicits feedback on the performance and effectiveness of the Board and its Committees. As part of this self-assessment, the directors are asked to consider the Board’s role, relations with management, composition and meetings. Each Committee is asked to consider its role and the responsibilities articulated in the Committee charter, the composition of the Committee and the Committee meetings. Each Committee and the full Board reviews such self-assessments and considers areas that can benefit from change. These opportunities, as well as proposed action plans, are shared with the full Board and, if supported, the plan is implemented and re-assessed at the time of the next annual self-assessment.

Succession Planning

Our Board, in coordination with the Compensation and Benefits Committee, oversees and is actively engaged in Chief Executive Officer and senior management succession planning, which is reviewed at least annually. As part of its succession planning process, the Board reviews the senior management team’s experience, skills, competence and potential, in order to assess which executives have the ability to develop the attributes that the Board believes are necessary to lead and achieve the Company’s goals. Directors personally assess candidates by engaging with potential successors at Board and Committee meetings, as well as less formal settings.

The Role of the Board in Risk Oversight

Superior’s management is responsible for day-to-day risk management activities. The Board, acting directly and through its Committees, is responsible for the oversight of Superior’s risk management. Superior and the Board approach risk management by integrating and communicating strategic planning, operational decision-making and risk oversight. The Board commits extensive time and effort every year to discussing and agreeing upon Superior’s strategic plan, and it reconsiders key elements of the strategic plan as significant events and opportunities arise during the year. As part of the review of the strategic plan, as well as in evaluating events and opportunities that occur during the year, the Board and management focus on the primary success factors and risks for Superior. With such oversight of the Board, Superior has implemented practices and programs designed to help manage the risks to which Superior is exposed in its business and to align risk-taking appropriately with its efforts to increase stockholder value. Superior’s internal audit department provides both management and the Audit Committee, which oversees our financial and risk management policies, with ongoing assessments of Superior’s risk management processes and system of internal control and the specific risks facing Superior.

While the Board has primary responsibility for oversight of the Company’s risk management, the Board’s standing Committees support the Board by regularly addressing various risks in their respective area of oversight. Specifically, the Audit Committee identifies and requires reporting on areas perceived as potential risks to Superior’s business. As provided in its Committee charter, the Audit Committee reports regularly to the Board. As part of the overall risk oversight framework, other Committees of the Board also oversee certain categories of risk associated with their respective areas of responsibility. For example, the Compensation and Benefits Committee oversees compensation-related risk management, as discussed further under “Compensation and Benefits Committee” and in the “Compensation Philosophy and Objectives” portion of the “Compensation Discussion and Analysis” section of this proxy.

Each Committee reports regularly to the full Board on its activities. In addition, the Board participates in regular discussions among the Board and with Superior’s senior management of many core subjects, including strategy, operations, finance and legal and public policy matters, in which risk oversight is an inherent element. The Board believes that the leadership structure described above under “Board Leadership Structure” facilitates the Board’s oversight of risk management because it allows the Board, with leadership from the independent Chairperson and working through its Committees, including the independent Audit Committee, to participate actively in the oversight of management’s actions.

20  |  Superior Industries International, Inc.

Corporate Governance Principles and Board Matters  •  Stockholder Communications with the Board

Stockholder Communications with the Board

Stockholders may communicate with Superior’s Board, or any individual member or members of the Board, through Superior’s Corporate Secretary at Superior Industries International, Inc., 26600 Telegraph Rd., Southfield, MI 48033, with a request to forward the communication to the intended recipient or recipients. In general, any stockholder communication delivered to Superior for forwarding to the Board or specified director or directors will be forwarded in accordance with the stockholder’s instructions. However, the Company reserves the right not to forward to directors any abusive, threatening or otherwise inappropriate materials.

Corporate Governance Guidelines

The Board believes in sound corporate governance practices and has adopted formal Corporate Governance Guidelines to enhance its effectiveness. Our Board has adopted these Corporate Governance Guidelines in order to ensure that it has the necessary authority and practices in place to fulfill its role of management oversight and monitoring for the benefit of our stockholders. The Corporate Governance Guidelines set forth the practices our Board will follow with respect to, among other areas, director qualification and independence, Board and Committee meetings, involvement of and access to management, and Chief Executive Officer performance evaluation and succession planning. The Corporate Governance Guidelines are publicly available on our website, www.supind.com, under “Governance.” This website address is included for reference only. The information contained on the Company’s website is not incorporated by reference into this Proxy Statement.

Code of Conduct

Our Code of Conduct is included on our website, www.supind.com, under “Governance,” which, among others, applies to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. This website address is included for reference only. The information contained on the Company’s website is not incorporated by reference into this Proxy Statement. Upon request to Superior Industries International, Inc., Investor Relations, 26600 Telegraph Rd., Southfield, MI 48033, copies of our Code of Conduct are available, without charge.

2018 Proxy Statement  |  21

Compensation of Directors  •  General

COMPENSATION OF DIRECTORS

General

Superior uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. Superior does not provide any perquisites to its non-employee Board members. In setting the compensation of non-employee directors, Superior considers the significant amount of time that the Board members expend in fulfilling their duties to Superior as well as the experience level required to serve on the Board. The Board, through its Compensation and Benefits Committee, annually reviews the compensation arrangements and compensation policies for non-employee directors, non-employee chairpersons, lead directors and Board Committee members. The

Compensation and Benefits Committee recently reviewed market data compiled by Willis Towers Watson to assist in assessing total non-employee director compensation. Pursuant to our Corporate Governance Guidelines, in recommending director compensation, our Compensation and Benefits Committee is guided by three goals: (i) compensation should fairly pay directors for work required in a company of Superior’s size and scope; (ii) compensation should align directors’ interests with the long-term interests of Superior’s stockholders and (iii) the structure of the compensation should be clearly disclosed to Superior’s stockholders.

2017 Cash Compensation

Our non-employee director cash compensation program during 2017 consisted of the following:

•	Annual retainer of $60,000 (increased from $50,000 following, and in light of, Superior’s acquisition of Uniwheels AG in May 2017) for each non-employee director except for the Chairperson of the Board, who receives a total $150,000 retainer in lieu of any other Lead Director, Committee membership or Committee chair fees;

•	Additional annual retainer fee of $12,000 for serving on the Audit Committee and $15,000 as chair of the Audit Committee;
•	Additional annual retainer fee of $8,000 for serving on the Compensation and Benefits Committee and $10,000 as chair of the Compensation and Benefits Committee; and

•	Additional annual retainer fee of $6,000 for serving on the Nomination and Corporate Governance Committee and $7,500 as chair of the Nomination and Corporate Governance Committee.

2017 Equity Compensation

Under Superior’s 2008 Equity Plan, members of the Board who were not also Superior employees were granted 3,031 RSUs on April 25, 2017, and, in light of Superior’s acquisition of Uniwheels AG in 2017, non-employee directors also received additional grants of 1,229 RSUs each on July 26, 2017. All RSUs granted in 2017 vest in full on the first anniversary of the applicable grant date.

Non-employee directors typically do not receive additional forms of remuneration, including perquisites or benefits, but are reimbursed for their expenses in attending meetings. There are no cash fees payable for attendance at Board or Committee meetings.

22  |  Superior Industries International, Inc.

Compensation of Directors  •  2017 Total Compensation

2017 Total Compensation

The following table provides information as to compensation for services of the non-employee directors during 2017.

Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	Total ($)
Michael R. Bruynesteyn	$72,167	$100,027	—	$172,194
Margaret S. Dano(4)	$62,500	—	$92,026	$154,526
Jack A. Hockema	$73,667	$100,027	—	$173,694
Paul J. Humphries	$74,167	$100,027	—	$174,194
Ransom A. Langford(5)	—	—	—	—
James S. McElya	$70,167	$100,027	—	$170,194
Timothy C. McQuay(6)	$124,333	$100,027	—	$224,361
Ellen B. Richstone	$73,667	$100,027	—	$173,694
Francisco S. Uranga	$68,167	$100,027	$47,213	$215,407
(1)	For a description of the annual non-employee director retainer fees and retainer fees for chair positions and for service as Chairperson of the Board, see the disclosure above under “2017 Cash Compensation.”
(2)	Reflects the aggregate grant date fair value of RSUs granted pursuant to the 2008 Equity Plan to each non-employee director computed in accordance with FASB ASC 718 and based on the fair market value of Superior’s common stock on the date of grant. As of the last day in fiscal year 2017, our directors held the following number of unvested RSUs: Ms. Richstone and Messrs. Bruynesteyn, Hockema, Humphries, McElya, McQuay and Uranga – 4,260 shares. Ms. Dano held no unvested RSUs as of the end of fiscal year 2017.
(3)	This value is the increase in the actuarial present value of non-employee director benefits under the Salary Continuation Plan, which is a frozen plan covering certain directors. The discount rate used in the present value calculation remained at 3.74% in 2017. Subject to certain vesting requirements, the plan provides for a benefit based on final average compensation, which becomes payable on the employee’s death or upon attaining age 65, if retired. The Company purchases life insurance policies on certain participants to provide in part for future liabilities. The plan was closed to new participants effective February 3, 2011.
(4)	Ms. Dano retired from the Board on April 25, 2017.
(5)	Mr. Langford began serving on the Board on May 22, 2017 and does not receive any compensation from the Company for his service on the Board or any committees of the Board.
(6)	Mr. McQuay serves as Chairperson of the Board.

Non-Employee Director Stock Ownership

Effective July 2015, the Board adopted an amended and restated stock ownership policy for members of the Board. The policy requires each non-employee director to own shares of Superior’s common stock having a value equal to at least three times the non-employee director’s regular annual cash retainer, with a three-year period to attain that ownership level. All of our non-employee directors are in compliance with this stock ownership policy. Additionally, all of our non-employee directors (other than Ms. Richstone, who joined the Board in October 2016) meet the required ownership level under this stock ownership policy. Mr. Langford, who does not receive compensation from Superior for his service on the Board, is not subject to the stock ownership policy. As noted in the Voting Securities and Principal Ownership table below, Mr. Langford, a Partner in TPG, disclaims beneficial ownership of the shares of Series A Preferred Stock reported as beneficially owned by TPG Group Holdings (SBS) Advisors, Inc.

2018 Proxy Statement  |  23

Proposal No. 2  •  Executive Compensation Program Best Practices

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Superior provides its stockholders with the opportunity to cast an annual advisory vote on executive compensation (a “Say-on-Pay” proposal). At Superior’s 2017 annual meeting of stockholders, approximately 91% of the votes cast on the Say-on-Pay proposal were voted in favor of the compensation of Superior’s named executive officers (“NEOs”). Our executive compensation program follows several best practices that are discussed beginning on page 43 in the “Compensation Discussion and Analysis,” some of which are summarized as follows:

Executive Compensation Program Best Practices

✓	Stock Guidelines: Maintained stock ownership guidelines for executives and directors, which includes a mandatory holding requirement on 100% of net shares acquired upon vesting or exercise until the requirement is met.

✓	Significant Performance-Based Pay: Performance-based compensation comprised 58% of our CEO’s target total direct compensation for fiscal year 2017, in accordance with our pay for performance philosophy.

✓	Alignment of Executive Pay with the Stockholder Experience: Our overall compensation design has a significant portion of executive pay in the form of equity, a large part of which is performance-related, so that our executives’ realized pay parallels the stockholder experience.

✓	Multiple Performance Measures: We use multiple performance measures that include short and long-term objectives to evaluate executive performance.

✓	No Repricing: Our outstanding stock options cannot be repriced, reset or exchanged for cash without stockholder approval.

✓	Anti-Pledging: Superior’s insider trading policy expressly prohibits Section 16 officers and designated insiders from pledging Superior securities in margin accounts or as collateral for a loan.

✓	Double Trigger: We continued our policy of requiring a double trigger (change in control plus termination of employment) for accelerated vesting of equity upon a change in control.

✓	Clawback: Effective as of March 6, 2014, the Company adopted a formal clawback policy that applies to all incentive-based cash and equity compensation awards granted on or after the effective date to any current or former executive officer of the Company.

✓	No Gross-Ups: We do not provide excise tax gross-up payments to our executives.

✓	Anti-Hedging Policy: Superior’s insider trading policy expressly prohibits any Section 16 officer, designated insider or director from engaging in hedging activities involving Superior common stock, such as collars, forward sales, equity swaps or other similar arrangements.

✓	Limited Employment Agreements: None of the NEOs, other than the CEO, had an employment agreement in 2017.

✓	Focused Performance-Based Metrics: Our incentive plans are performance-based and have appropriate caps on bonus payouts. Additionally, we have no history or intention of changing performance metrics mid-year.

✓	No “Liberal” Change in Control Definition: Our equity plan and change in control plan require the consummation of a change in control transaction to trigger any change in control benefits thereunder.

✓	Compensation Programs Designed to Reduce Risk: We have designed our compensation programs so that they do not encourage unreasonable risk taking. We monitor this by performing an annual compensation risk assessment.

✓	Regular Engagement with Stockholders: We regularly engage with our stockholders to strengthen our understanding of stockholder concerns, especially as it relates to executive compensation matters.

24  |  Superior Industries International, Inc.

Proposal No. 2  •  Executive Compensation Program Best Practices

The Compensation and Benefits Committee will continue to consider the results of future Say-on-Pay votes when making future compensation decisions for Superior’s named executive officers.

As shown above, the core of Superior’s executive compensation philosophy and practice continues to be an emphasis on pay for performance, with approximately 2/3 of annual equity grants being subject to attainment of performance goals. Superior’s executive officers are compensated in a manner consistent with Superior’s strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. We urge you to read the “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion set forth on pages 40 to 63 of this Proxy Statement for additional details on Superior’s executive compensation program.

We are asking stockholders to vote on the following resolution:

RESOLVED, that the stockholders approve the compensation of Superior’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the “Compensation Discussion and Analysis,” the compensation tables and narrative discussion.

Vote Required

Approval of this proposal requires (i) a majority of the shares represented and voting at the Annual Meeting at which a quorum is present and (ii) that shares voting affirmatively also constitute at least a majority of the required quorum. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board of Directors

The Board unanimously recommends a vote “FOR” the approval of the non-binding advisory resolution to approve executive compensation.

2018 Proxy Statement  |  25

Proposal No. 3  •  Introduction

PROPOSAL NO. 3

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE SUPERIOR INDUSTRIES INTERNATIONAL, INC. AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

Introduction

The Superior Industries International, Inc. Amended and Restated 2008 Equity Incentive Plan (the “2008 Equity Plan”) was originally approved by our shareholders on May 30, 2008, replacing our 2003 Equity Incentive Plan. The 2008 Equity Plan was thereafter subsequently amended and restated and reapproved by our shareholders on May 17, 2013. The term of the 2008 Equity Plan will expire on May 30, 2018. Unless the 2018 Equity Plan (as defined below) is approved by our shareholders at the Annual Meeting, the Company will not have an equity plan in place under which it may issue awards of equity-based compensation following the expiration of the 2008 Equity Plan on May 30, 2018.

The 2008 Equity Plan has been effective in attracting and retaining highly-qualified employees and non-employee directors and has provided an incentive that aligns the economic interests of plan participants with those of our shareholders. The 2008 Equity Plan authorizes the issuance pursuant to equity-based incentive compensation awards of up to 3,500,000 shares of our Common Stock. As of March 19, 2018, the Record Date for the Annual Meeting, there were approximately 1.4 million shares of our Common Stock remaining available for future grants under the 2008 Equity Plan.

On March 8, 2018, the Board approved an amendment and restatement of the 2008 Equity Plan to, among other things, (1) rename the 2008 Equity Plan to the Superior Industries International, Inc. 2018 Equity Incentive Plan, (2) extend the termination date, (3) increase the number of shares of our Common Stock available for issuance pursuant to awards granted thereunder, and (4) expand the types of awards that may be granted (as further amended and restated, the 2008 Equity Plan is hereinafter referred to as the “2018 Equity Plan”).

Principal Changes to the Existing 2008 Equity Plan

The principal changes to the existing 2008 Equity Plan as reflected in the 2018 Equity Plan are summarized as follows:

•	Name of Plan. The amendment of the 2008 Equity Plan changes the name thereof to the Superior Industries International, Inc. 2018 Equity Incentive Plan.

•	Extension of Term. The term of the 2008 Equity Plan is being extended from May 30, 2018 to the tenth anniversary of the date of the Company’s 2018 Annual Meeting.

•	Increase in Pool of Shares Authorized for Issuance. Total cumulative and future shares that may be issued under the 2008 Equity Plan would be increased by 850,000 shares, for a total pool available of 4,350,000 shares.

•	Expansion of Types of Awards. The menu of award types available for grant under the 2008 Equity Plan is being expanded to allow grants of other stock-based awards, which may include unrestricted shares of our Common Stock or dividend equivalent rights. Other stock-based awards may be subject to time- or performance-based vesting conditions.

•	Increase in Limit on Full-Value Awards. The number of shares that may be granted over the life of the 2008 Equity Plan pursuant to “full-value awards” (i.e., awards other than stock options or stock appreciation rights (“SARs”)) is being increased from 600,000 shares to 1,200,000 shares.

•	Limit on Awards to Non-Employee Directors. Under the 2018 Equity Plan, non-employee directors may not receive awards with respect to more than 20,000 shares in the aggregate in any 12-month period, increased from 10,000 shares under the 2008 Equity Plan.

26  |  Superior Industries International, Inc.

Proposal No. 3  •  Principal Changes to the Existing 2008 Equity Plan

•	Adjustment of Minimum Vesting Periods. All new awards (other than substitute awards) granted under the 2018 Equity Plan will be subject to a one-year minimum vesting period. These minimum vesting periods are subject to exceptions where vesting has occurred due to a participant’s death, disability or retirement. There is also an exception for up to 5% of the total number of shares authorized, to accommodate for special circumstances.

In addition, the 2018 Equity Plan will continue to incorporate the following compensation best practices:

•	No Liberal Share Recycling Provisions. Only shares covering awards that expire, or are forfeited, cancelled or settled in cash will again be available for issuance under the 2018 Equity Plan. The following shares will not be added back to the aggregate plan reserve: (i) the number of shares with respect to which an award is granted (except as previously noted); (ii) shares not issued or delivered as a result of the net settlement of an outstanding option or SAR, (iii) shares used to pay the exercise price or withholding taxes related to an outstanding option or SAR, (iv) shares repurchased on the open market with the proceeds of the exercise price of an option, or (v) shares surrendered or withheld to cover taxes due upon the vesting of an award.
•	No Repricing. Repricing of stock options and SARs (including reduction in the exercise price of stock options or replacement of an award with cash or another award type) is prohibited without prior shareholder approval.

•	Option Exercise Price. The exercise price of stock options and SARs may not be less than 100% of fair market value on the date of grant, except for stock options and SARs assumed in connection with the acquisition of another company.

•	Limitation on Amendments. No material amendments to the 2018 Equity Plan can be made without shareholder approval as required by applicable NYSE rules, such as any such amendment that would materially increase the number of shares reserved or the per-participant award limitations under the 2018 Equity Plan, or that would diminish the prohibitions on repricing stock options or SARs granted under the 2018 Equity Plan.

•	Compensation Recovery Policy. Awards under the 2018 Equity Plan are subject to “claw-back” compensation recovery policies adopted by our Board or the Compensation and Benefits Committee from time to time.

Significant Historical Award Information

We believe we have been judicious in our use of shares previously authorized by our shareholders under the 2008 Equity Plan. We closely monitor share usage and in recent years have decreased our annual equity run rate and dilution by shifting to a larger percentage of full value awards as components of our long-term incentives program.

Authorized Shares and Stock Price

Our restated articles of incorporation authorize the issuance of 100,000,000 shares of Common Stock. There were 24,984,791 shares of our Common Stock issued and outstanding as of March 19, 2018, the

Record Date for the Annual Meeting, and the closing price of a share of our Common Stock as of that date was $15.85.

Summary of the 2018 Equity Plan

The major features of the 2018 Equity Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the 2018 Equity Plan, which is attached to this Proxy Statement as Appendix B.

Plan Purpose. The 2018 Equity Plan is intended to advance the interests of our shareholders by enabling the Company to attract and retain qualified individuals to serve as officers, directors, employees and consultants through opportunities for equity participation in the Company, to reward those individuals who contribute to the achievement of our financial and strategic business goals and to create long-term shareholder value through equity-based compensation.

2018 Proxy Statement  |  27

Proposal No. 3  •  Summary of the 2018 Equity Plan

Administration. The 2018 Equity Plan is administered by the Compensation and Benefits Committee of our Board, also referred to as the “Committee” or the administrator. However, our full Board of Directors may at any time act on behalf of the Committee and serve as the administrator. The administrator has the authority to interpret the provisions of the 2018 Equity Plan; to make, change and rescind rules and regulations relating to the 2018 Equity Plan; and to change or reconcile any inconsistency in any award or agreement covering an award. To the extent consistent with applicable law, the Board has discretion to delegate its authority under the 2018 Equity Plan to a Board sub-committee consisting of one or more executive officers (with respect to awards to participants other than executive officers) or, in connection with nondiscretionary administrative duties, to other parties as it deems appropriate.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2018 Equity Plan prohibits the administrator from repricing any outstanding “underwater” stock option or SAR without prior approval of our shareholders. For these purposes, “repricing” includes amending the terms of an underwater option or SAR to lower the exercise price, canceling an underwater option or SAR and granting exchange replacement options or SARs having a lower exercise price or other forms of awards, or repurchasing the underwater option or SAR for cash.

Eligible Participants. The administrator may grant awards to any employee, officer, consultant or non-employee director of the Company or its affiliates. The selection of participants will be based upon the administrator’s determination that the participant is in a position to contribute materially to our continued growth and development and to our long-term financial success. The number of eligible participants in the 2018 Equity Plan varies from year to year; currently, there are approximately 8,150 persons employed by or otherwise in the service of the Company, including 8 executive officers and 8 non-employee directors, who would be eligible to receive awards under the 2018 Equity Plan at the discretion of the administrator. Although not necessarily indicative of future grants under the 2018 Equity Plan, approximately 31 of our employees, officers and non-employee directors have been granted awards under the 2008 Equity Plan (prior to the 2018 amendment and restatement) through March 19, 2018, the Record Date for the Annual

Meeting. We have not to date granted any awards to consultants under the 2008 Equity Plan.

To assure the viability of awards granted to participants employed or residing in foreign countries, the administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the administrator may approve such supplements or amendments to, or subplans of, the 2018 Equity Plan as it determines is necessary or appropriate for such purposes. Any such supplement, or amendment or subplan that the administrator approves for purposes of using the 2018 Equity Plan in a foreign country will not affect the terms of the 2018 Equity Plan for any other country.

Available Shares. A maximum of 4,350,000 shares of our Common Stock are available for issuance under the 2018 Equity Plan, which includes the 850,000 shares added pursuant to the proposed amendment and restatement. This pool of shares may be used for all types of equity awards available under the 2018 Equity Plan, except that no more than 1,200,000 shares may be issued in the form of full-value awards, as described in more detail below. The shares of Common Stock covered by the 2018 Equity Plan are authorized but unissued shares or shares currently held (or subsequently acquired) by the Company as treasury shares.

Shares of Common Stock that are issued under the 2018 Equity Plan or that are potentially issuable pursuant to outstanding awards will reduce the maximum number of shares remaining for issuance under the 2018 Equity Plan by one share for each share issued or issuable pursuant to an Award.

In general, if an award granted under the 2018 Equity Plan expires, is canceled or terminates without the issuance of shares, or if shares are forfeited under an award, then such shares will again be available for issuance under the 2018 Equity Plan.

Types of Awards

Awards under the 2018 Equity Plan may include stock options, SARs, restricted stock, restricted stock units and other stock-based awards. The administrator may grant any type of award to any participant who is an employee, and only our and our subsidiaries’ employees may receive grants of incentive stock options. All awards granted under the 2018 Equity

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Proposal No. 3  •  Summary of the 2018 Equity Plan

Plan are subject to a one-year minimum vesting period, provided that the administrator can permit acceleration of vesting in the event of a participant’s death, disability, retirement or a change in control, and the administrator can grant awards covering no more than 5% of the total shares authorized for issuance under the 2018 Equity Plan without respect to the minimum vesting requirement.

Stock Options. The administrator may grant to a participant options to purchase our Common Stock that qualify as incentive stock options for purposes of Section 422 of the Code (“incentive stock options”), options that do not qualify as incentive stock options (“non-qualified stock options”) or a combination thereof. The terms and conditions of stock option grants, including the number of shares, exercise price, vesting periods, and other conditions on exercise, will be determined by the administrator.

The per share exercise price for stock options will be determined by the administrator in its discretion, but may not be less than the fair market value of the Common Stock on the date when the stock option is granted. Stock options must be exercised within a period fixed by the administrator that may not exceed ten years from the date of grant.

At the administrator’s discretion, payment for shares of Common Stock on the exercise of stock options may be made in cash, in shares of Common Stock held by the participant (including by attestation), by withholding a number of shares otherwise deliverable upon exercise of the option, or in any manner acceptable to the administrator (including one or more forms of broker-assisted “cashless” exercise).

Stock Appreciation Rights. The administrator may grant to a participant an award of SARs, which entitles the participant to receive, upon its exercise, a payment equal to (i) the excess of the fair market value of a share of Common Stock on the exercise date over the SAR exercise price, times (ii) the number of shares of Common Stock with respect to which the SAR is exercised. The payment upon exercise of a SAR may be made in cash, shares of Common Stock, or any combination thereof, as approved by the administrator in its sole discretion.

The per share exercise price of an SAR will be determined by the administrator in its discretion, but may not be less than 100% of the fair market value of one share of our Common Stock on the date when the SAR is granted. SARs must be exercised within the period fixed by the administrator that may not exceed ten years from the date of grant.

Restricted Stock and Restricted Stock Units. The administrator may award to a participant shares of Common Stock subject to specified restrictions (“restricted stock”). Shares of restricted stock are subject to forfeiture if the participant does not meet certain conditions such as continued employment over a specified vesting period and/or attainment of specified Company performance objectives over a specified performance period.

The administrator may also award to a participant restricted stock units (“RSUs”), each representing the right to receive in the future, in cash and/or shares of our Common Stock as determined by the administrator, the fair market value of a share of Common Stock subject to the achievement of one or more goals relating to the completion of a specified period of service by the participant and/or the achievement of specified performance or other objectives.

Other Stock-Based Awards. The administrator may make grants of other-stock based awards to participants and may determine the terms and conditions of such awards, consistent with the 2018 Equity Plan.

Performance Awards. Any option, SAR, award of restricted stock or RSUs or other stock-based award may be granted with performance-based vesting conditions.

Dividend and Dividend Equivalents. The administrator may provide for the payment of dividends on restricted stock awards or dividend equivalents with respect to RSUs under the 2018 Equity Plan. Dividend equivalents are not permitted in connection with stock options and SARs. Dividends, distributions and comparable dividend equivalents paid with respect to unvested awards will be subject to the same restrictions as the underlying awards and will only be paid if and when the awards vest.

Award Limits

Over the lifetime of the 2018 Equity Plan (subject to adjustment as described below), no more than (i) 3,000,000 shares may be granted in the form of incentive stock options, and (ii) 1,200,000 shares may be issued in the form of full-value awards. No

2018 Proxy Statement  |  29

Proposal No. 3  •  Summary of the 2018 Equity Plan

non-employee directors may be granted awards with respect to more than 20,000 shares in the aggregate under the 2018 Equity Plan in any 12-month period.

Transferability

Awards generally are not transferable other than by will or the laws of descent and distribution, unless the administrator allows a participant to designate in writing a beneficiary to exercise the award or receive payment under an award after the participant’s death. However, participants may make limited transfers in connection with qualified domestic relations orders or certain gifts to immediate family members or related trusts or foundations. Transfers of awards for value are not permitted.

Adjustments

The number and kind of shares authorized for grant under the 2018 Equity Plan, the award limits, the number and kind of shares covered by each outstanding award, and the per share exercise price of each such option or SAR, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, recapitalization, combination, reclassification, spin-off, stock dividend, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company, other than a conversion of convertible securities. The Board shall make such adjustments as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction, and its determination in that respect shall be final, binding and conclusive.

Change in Control of the Company

If a change in control of our Company occurs that involves a corporate transaction, the consequences will be as described in this paragraph unless the administrator provides otherwise in an applicable employment, retention, change in control, severance, award or similar agreement.

The successor or purchaser in the change in control transaction may assume an award or provide a substitute award with similar terms and conditions, and preserving the same benefits, as the award it is replacing. If the awards are not so assumed or replaced, then, as of the date of the change in control, (i) each outstanding stock option or SAR will become fully vested and exercisable; (ii) all service-based restrictions and conditions on any outstanding awards will lapse; and (iii) performance-based awards will be deemed to have been earned as of the date of the change in control based upon an assumed achievement of all relevant performance goals at the target level.

If an award is assumed or substituted by the successor or purchaser in the change in control, and if, within two years after the effective date of the change in control, a participant’s employment is terminated without cause or the participant resigns for good reason, then as of the date of employment termination, (i) all of that participant’s outstanding options and SARs will become fully vested and exercisable, (ii) all service-based vesting restrictions on his or her outstanding awards will lapse, and (iii) the payout level under all of that participant’s performance-based awards will be deemed to have been earned as of the date of employment termination based upon an assumed achievement of all relevant performance goals at the “target” level.

For purposes of the 2018 Equity Plan, a change in control generally occurs if (i) a person or group acquires 50% or more of the Company’s outstanding voting power, (ii) certain significant changes occur to the composition of the Company’s board of directors, (iii) a sale of all or substantially all of the Company’s assets occurs, or (iv) a corporate merger or consolidation of the Company is consummated (unless our voting securities immediately prior to the transaction continue to represent over 50% of the voting power of the surviving entity immediately after the transaction).

Amendment and Termination

The Board may at any time amend, suspend or terminate the 2018 Equity Plan, but no such action may be taken that adversely affects in any material way any award previously granted under the 2018 Equity Plan without the consent of the participant, except for amendments necessary to comply with applicable laws or stock exchange rules. In addition, no material amendment of the 2018 Equity Plan may be made without shareholder approval if shareholder approval is required by law, regulation or stock exchange rules, and no “underwater” option or SAR may be repriced in any manner (except for anti-dilution adjustments) without

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Proposal No. 3  •  Summary of the 2018 Equity Plan

prior shareholder approval (see “Administration” above). In no event may any awards be made under the 2018 Equity Plan after May 7, 2028.

Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to the Company and to participants subject to U.S. taxation with respect to awards granted under the 2018 Equity Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside. Plan participants should consult with their own tax advisors with respect to the tax consequences inherent in the ownership and/or exercise of the awards, and the ownership and disposition of any underlying securities.

Incentive Stock Options. A participant who is granted an incentive stock option, or ISO, will not recognize any taxable income for federal income tax purposes either on the grant or exercise of the ISO. If the participant disposes of the shares purchased pursuant to the ISO more than two years after the date of grant and more than one year after the issuance of the shares to the participant (the required statutory “holding period”), (a) the participant will recognize long-term capital gain or loss, as the case may be, equal to the difference between the selling price and the option price; and (b) we will not be entitled to a deduction with respect to the shares of stock so issued. If the holding period requirements are not met, any gain realized upon disposition will be taxed as ordinary income to the extent of the excess of the lesser of (i) the excess of the fair market value of the shares at the time of exercise over the option price, and (ii) the gain on the sale. Also in that case, we will be entitled to a deduction in the year of disposition in an amount equal to the ordinary income recognized by the participant. Any additional gain will be taxed as short-term or long-term capital gain depending upon the holding period for the stock. A sale for less than the option price results in a capital loss. The excess of the fair market value of the shares on the date of exercise over the option price is, however, includable in the option holder’s income for alternative minimum tax purposes.

Nonqualified Stock Options. A participant who is granted a nonqualified stock option under the 2018 Equity Plan will not recognize any income for federal income tax purposes on the grant of the option.

Generally, on the exercise of the option, the participant will recognize taxable ordinary income equal to the excess of the fair market value of the shares on the exercise date over the option price for the shares. Upon disposition of the shares purchased pursuant to the stock option, the participant will recognize long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount realized on such disposition and the basis for such shares, which basis includes the amount paid for the shares and the amount previously recognized by the participant as ordinary income.

Stock Appreciation Rights. A participant who is granted SARs will normally not recognize any taxable income on the receipt of the SARs. Upon the exercise of a SAR, the participant will recognize ordinary income equal to the amount received (the difference between the fair market value of one share of our Common Stock on the date of exercise and the exercise price per share of the SAR, multiplied by the number of shares as to which the SAR is being exercised).

Restricted Stock. A participant will not be taxed at the date of grant of an award of restricted stock, but will be taxed at ordinary income rates on the fair market value of any shares of restricted stock as of the date that the restrictions lapse and the shares vest, unless the participant elects under Section 83(b) of the Code to include in income the fair market value of the restricted stock as of the date of such grant. Any disposition of shares after restrictions lapse will be subject to the regular rules governing long-term and short-term capital gains and losses, with the basis for this purpose equal to the fair market value of the shares at the end of the restricted period (or on the date of the grant of the restricted shares, if the participant has made an election under Section 83(b) of the Code). To the extent unrestricted dividends are paid during the restricted period under the applicable award agreement, any such dividends will be taxable to the participant at ordinary income tax rates and will be deductible by the company unless the participant has made a Section 83(b) election, in which case the dividends will thereafter be taxable to the participant as dividends and will not be deductible by the Company.

Restricted Stock Units. A participant will normally not recognize taxable income upon an award of RSUs, but will generally recognize ordinary income at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable.

2018 Proxy Statement  |  31

Proposal No. 3  •  Summary of the 2018 Equity Plan

Performance Awards. Any option, SAR, award of restricted stock, award of restricted stock units or other stock-based award may be granted with performance vesting conditions. The federal income tax effects of such a performance award would be generally the same as described above for that type of award.

Company Tax Deduction. To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or affiliate for which the participant performs services will generally be entitled to a corresponding federal income tax deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Code Section 280G, and is not disallowed by the $1,000,000 limitation on certain executive compensation under Code Section 162(m).

Deferred Compensation Limitations. If an award is subject to Section 409A of the Code, and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Awards granted under the 2018 Equity Plan are designed to be exempt from the application of Code Section 409A. RSUs, whether or not performance-based, granted under the 2018 Equity Plan would be subject to Section 409A unless they are designed to satisfy the short-term deferral exemption. If not exempt, such awards must be specially designed to meet the requirements of Code Section 409A in order to avoid early taxation and penalties.

Other Considerations. Awards that are granted, accelerated or enhanced upon the occurrence of a change of control may give rise, in whole or in part, to excess parachute payments within the meaning of Code Section 280G to the extent that such payments, when aggregated with other payments subject to Section 280G, exceed the limitations contained in that provision. Such excess parachute payments are not deductible by us and are subject to an excise tax of 20% payable by the participant.

Benefits to Directors, Named Executive Officers and Others

Awards under the 2018 Equity Plan are at the discretion of the administrator. Accordingly, other than the award of PRSUs set forth below that was granted subject to our stockholders’ approval of the 2018 Equity Plan, future awards under the 2018 Equity Plan are not determinable. The terms of the PRSU award granted to Mr. Stebbins subject to our stockholders’ approval of the 2018 Equity Plan are set forth below.

Name and Position	Number of PRSUs (At Target)
Donald J. Stebbins – President and Chief Executive Officer	113,136

Vote Required

Approval of this proposal requires (i) a majority of the shares represented and voting at the Annual Meeting at which a quorum is present and (ii) that shares voting affirmatively also constitute at least a majority of the required quorum. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board

The Board unanimously recommends a vote “FOR” the approval of the 2018 Equity Incentive Plan.

32  |  Superior Industries International, Inc.

Proposal No. 3  •  Recommendation of the Board

Securities Authorized for Issuance under Equity Compensation Plans

The following table contains information about securities authorized for issuance under Superior’s equity compensation plans. The features of these plans are described in Note 18, “Stock-Based Compensation” in Notes to the Consolidated Financial Statements in Item 8, “Financial Statements and Supplementary Data” of the Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 15, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuances under equity compensation plans(2) (#)
Equity Compensation Plans approved by security holders	145,625	$18.96	1,672,741
Equity Compensation Plans not approved by security holders	—	—	—
Total	145,625	$18.96	1,672,741
(1)	As of December 31, 2017, the average remaining term of all outstanding options is 2.0 years.
(2)	Represents the number of remaining shares available for grant as of December 31, 2017 under the 2008 Equity Plan. All shares remaining available for future issuance as of December 31, 2017 may be used for grants of options or stock appreciation rights, whereas, over the life of this plan, only 600,000 of these shares may be granted as full-value awards.

2018 Proxy Statement  |  33

Proposal No. 4  •  General

PROPOSAL NO. 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Superior is asking the stockholders to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as Superior’s independent registered public accounting firm for the fiscal year ending December 31, 2018. Neither the Company’s Articles of Incorporation nor the Bylaws require that stockholders ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. However, we are requesting ratification because we believe it is a matter of good corporate practice. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Superior’s and its stockholders’ best interests.

Deloitte has audited Superior’s consolidated financial statements annually since 2009. Representatives of Deloitte are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to Superior by its independent registered public accounting firm, Deloitte & Touche LLP for professional services rendered for the years ended December 31, 2017 and December 25, 2016:

Fee Category	Fiscal 2017 Fees	Fiscal 2016 Fees
Audit Fees	$1,810,000	$1,197,000
Audit-Related Fees	520,000	6,000
Tax Compliance/Preparation Fees	423,000	595,500
All Other Fees	67,000	909,000
Total Fees	$2,820,000	$2,707,500

Audit Fees. Consist of fees billed for professional services rendered for the integrated audit of Superior’s consolidated financial statements and of its internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports and for the statutory audits for certain subsidiaries located in Mexico. During 2017, we also used Ebner Stolz for certain audit services in Europe.

Audit-Related Fees. Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Superior’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with transactions, merger and acquisition due diligence, attest services that are not required to support the integrated audit of Superior’s consolidated financial statements and its internal controls over financial reporting and consultations concerning financial accounting and reporting standards.

2016 Tax Compliance/Preparation Fees. Consist of fees billed for professional services for tax compliance and tax preparation fees. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, assistance with customs and duties compliance, and value-added tax compliance.

34  |  Superior Industries International, Inc.

Proposal No. 4  •  Principal Accountant Fees and Services

2017 Tax Compliance/Preparation Fees. Consist of fees billed for professional services for tax compliance and preparation as well as tax advice and tax planning. The services comprising tax compliance and preparation include the preparation of original and amended tax returns and refund claims and tax payment planning.

All Other Fees. Consist of fees for professional services other than the services reported above, including permissible business process advisory, tax planning and consulting services.

The Audit Committee determined that all non-audit services provided by Deloitte were compatible with maintaining such firm’s audit independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Vote Required

Approval of this proposal requires (i) a majority of the shares represented and voting at the Annual Meeting at which a quorum is present and (ii) that shares voting affirmatively also constitute at least a majority of the required quorum.

Recommendation of the Board

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of Deloitte to serve as Superior’s independent registered public accounting firm for the fiscal year ending December 31, 2018. Proxies solicited by the board will be voted for the proposal unless stockholders specify a contrary vote.

2018 Proxy Statement  |  35

Voting Securities and Principal Ownership  •  Beneficial Ownership Table

VOTING SECURITIES AND PRINCIPAL OWNERSHIP

The following table sets forth certain information with respect to beneficial ownership of Superior common stock as of March 19, 2018 for (i) the executive officers (ii) each director and director nominee, (iii) all directors and named executive officers as a group and (iv) all persons known to Superior to beneficially own 5% or more of Superior common stock.

Name and Address(1) of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Common Stock(1)(2)	Percentage of Total Voting Power(1)(2)
5% Beneficial Stockholders:
TPG Group Holdings (SBS) Advisors, Inc.(3)	5,326,327	17.6%	17.6%
BlackRock, Inc.(4)	3,080,792	12.3%	10.2%
The Vanguard Group, Inc.(5)	2,354,587	9.4%	7.8%
GAMCO Asset Management, Inc.(6)	2,242,958	9.0%	7.4%
Dimensional Fund Advisors LP(7)	2,094,982	8.4%	6.9%
Steven J. Borick(8)(9)	1,538,101	6.2%	5.1%
The Louis L. Borick Foundation(8)	1,500,100	6.0%	4.9%
Directors and Named Executive Officers:
Donald J. Stebbins(10)	258,946	1.0%	*
Nadeem Moiz(10)	26,930	*	*
Kerry A. Shiba(12)	13,893	*	*
Parveen Kakar(10)(11)	79,810	*	*
James F. Sistek(10)	27,683	*	*
Robert Tykal(10)	41,141	*	*
Timothy C. McQuay(10)	22,175	*	*
Michael R. Bruynesteyn(10)	12,206	*	*
Jack A. Hockema(10)	46,175	*	*
Paul Humphries(10)	11,175	*	*
Ransom A. Langford(13)	—	*	*
James S. McElya(10)	35,974	*	*
Ellen B. Richstone(10)	4,260	*	*
Francisco S. Uranga(10)(11)	36,175	*	*
Superior’s Directors and Executive Officers as a Group (17 persons)(10)(11)	653,329	2.6%	2.1%

*	Less than 1%.
(1)	All persons have the Company’s principal office as their address, except as otherwise indicated. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons listed have sole voting and investment power with respect to all shares of Superior’s common stock beneficially owned by them.
(2)

The percentage ownership of common stock is based on 24,984,791 shares of common stock outstanding as of March 19, 2018. The percentage of total voting power is based on 30,311,117 total votes represented by 24,984,791 shares of common stock outstanding and 5,326,326 shares of common stock underlying 150,000 shares of Series A Preferred Stock as of March 19, 2018. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. For the purpose of computing the number of shares beneficially owned, percentage ownership of common stock and voting power, derivative securities that are convertible into common stock are deemed to be outstanding and beneficially owned by the person holding such

36  |  Superior Industries International, Inc.

Voting Securities and Principal Ownership  •  Beneficial Ownership Table

derivative securities, but are not deemed to be outstanding for the purpose of computing beneficial ownership of any other person.
(3)	Represents shares of common stock underlying the 150,000 shares of Series A Preferred Stock held by TPG Group Holdings (SBS) Advisors, Inc. (“Group Advisors”), which were convertible into common stock as of August 30, 2017. The information with respect to the holdings of Group Advisors is based solely on Amendment No. 1 to the Schedule 13D filed September 1, 2017 by Group Advisors, David Bonderman and James G. Coulter. Group Advisors is the sole member of TPG Group Holdings (SBS) Advisors, LLC, a Delaware limited liability company, which is the general partner of TPG Group Holdings (SBS), L.P., a Delaware limited partnership, which is the sole member of TPG Holdings I-A, LLC, a Delaware limited liability company, which is the general partner of TPG Holdings I, L.P., a Delaware limited partnership, which is the sole member of TPG Growth GenPar III Advisors, LLC, a Delaware limited liability company, which is the general partner of TPG Growth GenPar III, L.P., a Delaware limited partnership, which is the general partner of TPG Growth III Sidewall, L.P., a Delaware limited partnership (“TPG Growth Sidewall”), which directly holds 150,000 shares of Series A Preferred Stock. David Bonderman is the President of Group Advisors and officer, director and/or manager of other affiliated entities. James G. Coulter is the Senior Vice President of Group Advisors and officer, director and/or manager of other affiliated entities. Group Advisors’ address is TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(4)	The information with respect to the holdings of BlackRock, Inc. (“BlackRock”), a registered investment advisor, is based solely on Amendment No. 9 to the Schedule 13G filed January 19, 2018 by BlackRock. By virtue of being the parent holding company of the holders of such shares, BlackRock has sole voting power with respect to 3,028,433 shares and sole dispositive power with respect to all 3,080,792 shares. BlackRock’s address is 55 East 52nd Street, New York, New York 10022.
(5)	The information with respect to the holdings of The Vanguard Group, Inc. (“Vanguard”), a registered investment advisor, is based on Amendment No. 5 to the Schedule 13G filed February 9, 2018 by Vanguard. The aggregate amount beneficially owned by Vanguard is 2,354,587 shares. Of such shares, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 25,110 shares by virtue of its serving as investment manager of certain collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 3,340 shares by virtue of its serving as investment manager of Australian investment offerings. Vanguard has sole voting power with respect to 26,732 shares, shared voting power with respect to 1,718 shares, sole dispositive power with respect to 2,327,759 shares and shared dispositive power with respect to 26,828 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(6)	The information with respect to the holdings of GAMCO Asset Management Inc. (“GAMCO”), a registered investment advisor, is based solely on Amendment No. 39 to the Schedule 13D filed January 24, 2017 by Gabelli Funds, LLC (“Gabelli Funds”), GAMCO, Teton Advisors, Inc. (“Teton Advisors”), GGCP, Inc. (“GGCP”), GAMCO Investors, Inc. (“GBL”), Associated Capital Group, Inc. (“AC”) and Mario G. Gabelli (“Mario Gabelli”). Subject to certain restrictions, (i) GAMCO holds 1,208,075 shares and has sole voting power with respect to 1,117,075 shares; (ii) Gabelli Funds holds 543,000 shares and has sole voting and dispositive power with respect to such shares; (iii) Teton Advisors holds 483,883 shares and has sole voting and dispositive power with respect to such shares; and (iv) AC holds 8,000 shares and has sole voting and dispositive power with respect to such shares. None of GGCP, GBL or Mario Gabelli directly hold or have voting or dispositive power over any shares. Each of Gabelli Funds and GAMCO is wholly-owned subsidiary of GBL. Mario Gabelli is (i) the controlling stockholder, chief executive officer, chief investment officer and a director of GGCP, (ii) chairman and executive officer of GBL, (iii) chief investment officers of Gabelli Funds and (iv) controlling stockholder of Teton. The address for these holders is One Corporate Center, Rye, New York 10580-1435.
(7)	The information with respect to the holdings of Dimensional Fund Advisors LP (“Dimensional Fund”), a registered investment advisor, is based solely on Amendment No. 11 to the Schedule 13G filed February 9, 2018 by Dimensional Fund. Dimensional Fund serves as investment advisor to four registered investment companies and as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”), which own all shares. The Funds have sole voting power with respect to 2,012,806 shares owned by the Funds and sole dispositive power with respect to all 2,094,982 shares owned by the Funds. The address for the Dimensional Fund is Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(8)	The information with respect to the share ownership of Steven J. Borick and The Louis L. Borick Foundation

2018 Proxy Statement  |  37

Voting Securities and Principal Ownership  •  Beneficial Ownership Table

(the “Foundation”), of which Mr. Borick is the President, is based solely on Amendment No. 12 to the Schedule 13G filed on February 14, 2017. The Foundation and Mr. Borick share voting and dispositive power over the shares; however, Mr. Borick disclaims beneficial ownership of the shares held by the Foundation. The address for Mr. Borick and the Foundation is 2707 Kipling Street, Houston, Texas 77098.
(9)	Also includes 100 shares of common stock and 8,000 shares held by Blake Mills David Trust, of which Mr. Borick is the sole trustee and 40,000 shares held by Liatis Foundation, of which Mr. Borick is the President and member of the board.
(10)	Includes restricted stock units, subject to solely time-based vesting requirements, (“RSUs”) in the amount of 105,357 unvested RSUs for Mr. Stebbins, 13,670 unvested RSUs for Mr. Moiz, 14,299 unvested RSUs for Mr. Kakar, 14,253 unvested RSUs for Mr. Sistek, 35,128 unvested RSUs for Mr. Tykal and 4,260 unvested RSUs for each of Messrs. Bruynesteyn, Hockema, Humphries, McElya, McQuay and Uranga and Ms. Richstone. These RSUs are subject to all of the economic risks of stock ownership but may not be voted or sold and are subject to vesting provisions as set forth in the respective grant agreements. Mr. Hockema will retire from the Board at the expiration of his term at the Annual Meeting, at which time, the vesting of his outstanding 1,229 unvested restricted stock units will be accelerated.
(11)	Includes stock options in the amount of 42,500 for Mr. Kakar and 15,000 for Mr. Uranga that are currently or will become exercisable within 60 days of March 19, 2018.
(12)	Mr. Shiba’s employment with the Company terminated, effective June 30, 2017. The information regarding Mr. Shiba’s beneficial ownership is based solely on his Section 16 filings through his Form 4 filed on March 9, 2017. As of the date of his termination, Mr. Shiba forfeited all unvested awards and any unexercised stock options.
(13)	Does not include shares of common stock underlying the Series A Preferred Stock held by Group Advisors as described in footnote 3 above. Mr. Langford is a partner of TPG, an affiliate of Group Advisors. Mr. Langford disclaims beneficial ownership of the shares of common stock beneficially owned by Group Advisors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, as well as those persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. These persons are required by SEC rule to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of reports filed with the SEC and submitted to us and on written representations by certain of our directors and executive officers, we are not aware of any failure to file reports on a timely basis during the year ended December 31, 2017 under the reporting requirements of Section 16(a) of the Exchange Act, except: (i) Ellen Richstone failed to timely file a Form 3 related to her appointment as a director (occurring in October 2016); (ii) Donald Stebbins, James Sistek, Lawrence Oliver, Kerry Shiba, Shawn Pallagi, Scot Bowie and Parveen Kakar each failed to timely file a Form 4 for RSU grants (occurring in March 2017); (iii) Margaret Dano, Ellen Richstone, Francisco Uranga, Jack Hockema, James McElya, Paul Humphries, Timothy McQuay and Michael Bruynesteyn each failed to timely file a Form 4 for RSU vesting events (occurring in April 2017); (iv) Ellen Richstone, Francisco Uranga, Jack Hockema, James McElya, Paul Humphries, Timothy McQuay and Michael Bruynesteyn each failed to timely file a Form 4 for RSU grants (occurring in April 2017 and July 2017); (v) Robert Tykal failed to timely file a Form 3 related to his appointment as an officer (occurring in June 2017); (vi) Nadeem Moiz inadvertently omitted certain holdings from his original Form 3 and his Form 3 was amended in March 2018 (occurring in July 2017); and (vii) Nadeem Moiz failed to timely file a Form 4 for an open market purchase (occurring in August 2017). All aforementioned parties have subsequently filed the applicable Form 3 or Form 4 reports.

Of the above-enumerated delinquent filings, items (i) – (v) were the result of administrative errors by the Company and one of its third-party service providers. The Company has taken corrective actions to assure compliance with the filing requirements of Section 16(a). The Company also has conducted education sessions for the directors and officers required to file reports pursuant to Section 16(a) to further assure compliance in this area.

38  |  Superior Industries International, Inc.

Certain Relationships and Related Transactions  •  Transactions with Related Persons

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

In the first quarter of 2015, we entered into an agreement to purchase a subscription to online software provided by NGS, Inc. (“NGS”). Our Senior Vice President, Business Operations, and our Vice President of Information Technology are passive investors in NGS. We made payments to NGS of $376,920 and $243,000 during the 2017 and 2016 fiscal year, respectively. The transaction was entered into in the ordinary course of business and on an arms-length basis.

Review, Approval or Ratification of Transactions with Related Persons

As provided in its Committee charter, the Audit Committee is primarily responsible for the review, approval and ratification of related party transactions. As mandated by the Company’s Related Party Transactions Policy, Superior’s management is required to refer all related party transactions to the Audit Committee, including relationships and dollar values, for review and approval or ratification. Additionally, the Nominating and Corporate Governance Committee annually reviews any related party transactions involving a director when determining director independence.

The Related Party Transaction Policy defines “Related Party Transactions” as transactions between Superior and related parties in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest and any material amendment or modification to an existing Related Party Transaction regardless of whether such transaction has previously been approved in accordance with the policy. A “Related Party” is a director, executive officer, nominee for director or a person known to Superior to beneficially own 5% or more of Superior common stock, in each case since the beginning of the last fiscal year, and their immediate family members.

Also see Note 15, “Leases and Related Parties” in Notes to the Consolidated Financial Statements in Item 8, “Financial Statements and Supplementary Data” of the Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 15, 2018.

Independence of Directors

Our Corporate Governance Guidelines provide that a majority of the Board and all members of the Audit, Compensation and Benefits and Nominating and Corporate Governance Committees of the Board will be independent. On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transactions with Superior in which a director or executive officer, or any member of his or her immediate family, has a direct or indirect interest. Following completion of these questionnaires, the Board, with the assistance of the Nominating and Corporate Governance Committee, makes an annual determination as to the independence of each director using the current standards for “independence” established by the New York Stock Exchange, additional criteria set forth in Superior’s Corporate

Governance Guidelines and consideration of any other material relationship a director may have with Superior.

On March 8, 2018, the Board determined that all of its current directors are independent under these standards, except for Mr. Stebbins. All members of each of Superior’s Audit, Compensation and Benefits and Nominating and Corporate Governance Committees are independent directors. In addition, upon recommendation of the Nominating and Corporate Governance Committee, the Board has determined that the members of the Audit Committee and Compensation and Benefits Committee meet the additional independence criteria required for audit committee and compensation committee membership under the New York Stock Exchange applicable listing standards.

2018 Proxy Statement  |  39

Executive Compensation and Related Information  •  Compensation Discussion and Analysis

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis discusses Superior’s executive compensation structure, philosophy, decisions and results primarily for 2017 (and other relevant periods) and is organized into the following sections:

•	Executive Summary

•	Role of 2017 Say-on-Pay Vote in the Compensation Setting Process

•	Compensation Governance

•	2017 Executive Compensation Components

•	Risk Mitigation, Regulatory, and Other Considerations

Our senior management team has been assembled to drive our performance and accomplish the performance results discussed below. This discussion focuses on the compensation structure in effect for the named executive officers (who will be referred to as the “NEOs”) in 2017. The tenure of each NEO with Superior is noted in the following table:

Name and Title	With Superior Since
Donald J. Stebbins, Chief Executive Officer and President	May 2014
Nadeem Moiz, Executive Vice President and Chief Financial Officer	July 2017	*
Parveen Kakar, Senior Vice President, Sales, Marketing and Product Development	June 1989
James F. Sistek, Senior Vice President, Business Operations and Systems	August 2014
Robert M. Tykal, Senior Vice President, Operations	June 2017	*
Kerry A. Shiba, Former Executive Vice President, CFO and Secretary	October 2010	*

*	As previously disclosed, Mr. Tykal began employment with Superior on June 12, 2017, and effective June 30, 2017, Mr. Shiba’s employment with Superior terminated, and effective July 1, 2017, Mr. Moiz was appointed as Superior’s Executive Vice President and Chief Financial Officer. For additional information regarding Mr. Shiba’s separation arrangement, please see the summary under the caption, “Separation Agreement with Mr. Shiba” in the “Potential Payments upon Termination of Employment or Change in Control” section of this Proxy Statement.

Executive Summary

We are one of the largest suppliers of cast aluminum wheels to the world’s leading automobile and light truck manufacturers, with wheel manufacturing operations in the United States, Germany, Mexico, and Poland. Products made in our North American facilities are delivered primarily to global automotive manufacturers’ assembly operations in North America. Products made in our European facilities are delivered primarily to global automotive manufacturers’ assembly operations in Europe, although 18% of our European products are delivered to the aftermarket.

Company Evolution

Since 2014, we have focused our strategic priorities on improving our financial and operating performance and increasing value for our stockholders. In 2017, we purchased Uniwheels AG, significantly increasing our production capacity, unit sales, and Adjusted EBITDA. Even though the full impact of our operating initiatives has yet to be fully reflected in our financial performance, as discussed below, we continued seeing positive results in 2017.

40  |  Superior Industries International, Inc.

Executive Compensation and Related Information  •  Compensation Discussion and Analysis

Recent Business Highlights/Company Performance

The following chart highlights key metrics of our financial and operating performance in 2017 as compared to 2016:

Key Metric	2017 Results	2017 vs. 2016
Units Shipped	17.0 million	38.2% increase
Net Sales	$1,108 million	51.2% increase
Value-Added Sales(1)	$617 million	50.9% increase
Value-Added Sales per Wheel	$36.27	8.8% increase
Adjusted EBITDA(2)	$140.1 million	58.3% increase
Adjusted EBITDA(2) % of value-added sales(1)	22.7%	106 basis point improvement
Net cash provided by operating activities	$64 million	18.8% decrease

✓	With the Uniwheels acquisition, we added significant manufacturing capacity and diversified our customer base, product offering, and geographic scope.

✓	We finalized preparations for launch of our Physical Vapor Deposition facility, making Superior the first wheel supplier in North America and Europe to apply this high-end wheel finish in-house.
✓	We were awarded our first product patent for our AluLite™ technology that provides improved weight and strength characteristics over our competitors’ products.

✓	We made significant additions to our management team.

✓	We maintained on-time delivery at over 99%.

✓	We continued to make investments to support increased production of larger diameter wheels in both North America and Europe.

(1)	Value-added sales is a financial measure that is not calculated according to GAAP, and we are including our 2017 results for this measure to show an aspect of our performance. See Appendix A to this Proxy Statement for a reconciliation of net sales, the most comparable GAAP measure, to value-added sales.
(2)	Adjusted EBITDA is a key measure that is not calculated according to GAAP, and we are including our 2017 results for this measure to show an aspect of our performance. See Appendix A to this Proxy Statement for a reconciliation of net income, the most comparable GAAP measure, to Adjusted EBITDA.

Executive Compensation Highlights

Highlights of our 2017 executive compensation program are summarized as follows.

•	Individual Performance Component of Annual Incentive. The AIPP plays an important role in our approach to total compensation. We believe it motivates participants to focus on improving our performance on key financial measures during the year because it requires that we achieve defined, objectively determinable goals before participants become eligible for an incentive payout.

•	2017 AIPP Payouts. While the AIPP Adjusted EBITDA(1) for 2017 for the North American Operations fell slightly below the $88 million threshold target, the combined Company performance achieved Adjusted EBITDA of $140.1 million in 2017. The Compensation and Benefits Committee considered the efforts by management to identify and successfully finalize the transformational acquisition of Uniwheels during the year, using its discretion to fund the 2017 AIPP bonus pool for our NEOs at 80% of target.

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•	LTIP Performance Measures. In 2017, we granted PRSUs that can be earned based on our achievement of the following three performance measures as calculated over a three-year period:

Return on Invested Capital 40% weighting (“ROIC”)	Cumulative Earnings per Share 40% weighting (“Cumulative EPS”)	Relative Total Shareholder Return 20% weighting (“Relative TSR”)

As discussed in the “2017 Executive Compensation Components – Long-Term Equity Incentive Compensation” section of this Proxy Statement, these performance measures were developed after a rigorous bottom-up financial analysis of our business.

•	LTIP Heavily Performance-Based. Approximately 2/3 of the target annual LTIP awards consist of PRSUs and 1/3 consist of time-based restricted stock units (“RSUs”). Consequently, the target total direct compensation for our NEOs is heavily performance-based as shown in the following chart:

2017 Total Direct Compensation Allocation

(assuming performance-based components earned at target)

Role of 2017 Say-on-Pay Vote in the Compensation Setting Process

Our Compensation and Benefits Committee reviewed the results of our 2017 stockholder advisory approval of NEO compensation and incorporated the results as one of many factors considered with the discharge of its responsibilities. At our 2017 annual meeting, approximately 91% of our stockholders provided support for Superior’s NEO compensation through the Say-on-Pay Vote. The Compensation and Benefits Committee did not implement any material changes to our executive compensation program as a direct result of the 2017 Say-on-Pay Vote.

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Compensation Governance

Philosophy

The Compensation and Benefits Committee believes that Superior’s NEOs should be paid in a manner that attracts, motivates and retains the best-available talent and rewards them for driving successful results. This philosophy is achieved through the base salary, AIPP and LTIP being set within the 50th and 75th percentile of the benchmark for each position, as well as recognizing the relative skills, experience and past performance of the NEOs and their respective roles and responsibilities within the organization, and judgments about the extent to which the NEOs can impact the company-wide performance and creation of stockholder value. Within this overall philosophy, the Compensation and Benefits Committee’s ongoing objectives are:

•	To offer a total compensation program that is flexible to adapt to evolving regulatory requirements and changing economic and social conditions, and takes into consideration the compensation practices of our peer companies identified based on an objective set of criteria;

•	To provide annual variable cash incentive awards based on Superior’s satisfaction of financial and, to a significantly lesser degree, non-financial objectives; and

•	To align the financial interests of executive officers with those of stockholders by providing appropriate long-term, equity-based incentives and retention awards.

Superior’s executive officers are compensated in a manner consistent with Superior’s strategy, competitive practice, sound compensation governance principles and stockholder interests and concerns. Superior began placing an even greater emphasis on performance-based compensation in 2015. In 2015, the company deployed an AIPP and LTIP compensation program, which was developed after obtaining guidance from our independent compensation consultant and seeking and receiving feedback from some of our stockholders regarding desired plan design features.

Best Practices

The core of Superior’s executive compensation philosophy enables the company to continue to attract and retain talent while driving performance. The

Compensation and Benefits Committee has made significant overhauls to our executive compensation program since 2014. The Compensation and Benefits Committee continues to monitor and review the compensation program against our financial performance and continues to monitor the market to ensure competitive and performance driven plans.

Our programs continue to have many features that our stockholders widely consider best practices and that we view as consistent with our compensation and governance philosophy, including:

BEST PRACTICES

✓	Significant Performance-Based Pay: Performance-based compensation comprised 58% of our CEO’s target total direct compensation for fiscal year 2017, in accordance with our pay for performance philosophy.

✓	Alignment of Executive Pay with the Stockholder Experience: Our overall compensation design has a significant portion of executive pay in the form of equity, a large part of which is performance-related, so that our executives’ realized pay parallels the stockholder experience.

✓	Multiple Performance Measures: We use multiple performance measures that include short and long-term objectives to evaluate executive performance.

✓	Stock Ownership and Holding Requirements: We have stock ownership requirements for our directors and officers to ensure they are meaningfully invested in our stock and have personal financial interests strongly aligned with those of our stockholders. Until a person is in compliance with such requirements, they must hold 100% of the net shares received upon vesting of equity awards.

✓	No Repricing: Our outstanding stock options cannot be repriced, reset or exchanged for cash without stockholder approval.

✓	Anti-Pledging: Superior’s insider trading policy expressly prohibits Section 16 officers and designated insiders from pledging Superior securities in margin accounts or as collateral for a loan.

✓	Double Trigger: We continued and formalized our policy of requiring a double trigger (change in

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control and termination of employment) for accelerated vesting of equity upon a change in control.

✓	Clawback: Effective as of March 6, 2014, the Company adopted a formal clawback policy that applies to all incentive based cash and equity compensation awards granted on or after the effective date to any current or former executive officer of the Company.

✓	No Gross-Ups: We do not provide excise tax gross-up payments to our executives.

✓	Anti-Hedging Policy: Superior’s insider trading policy expressly prohibits any Section 16 officer, designated insider or director from engaging in hedging activities involving Superior common stock, such as collars, forward sales, equity swaps or other similar arrangements.

✓	Limited Employment Agreements: None of the NEOs, other than the CEO, had an employment agreement in 2017.

✓	Focused Performance-Based Metrics: Our incentive plans are performance-based and have appropriate caps on bonus payouts. Additionally, we have no history or intention of changing performance metrics mid-year.

✓	No “Liberal” Change in Control Definition: Our equity plan and change in control plan require the consummation of a change in control transaction to trigger any change in control benefits thereunder.

✓	Compensation Programs Designed to Reduce Risk: We have designed our compensation programs so that they do not encourage unreasonable risk taking. We monitor this by performing an annual compensation risk assessment.

✓	Regular Engagement with Stockholders: We regularly engage with our stockholders to strengthen our understanding of stockholder concerns, especially as it relates to executive compensation matters.

Compensation Risk Oversight

The Compensation and Benefits Committee’s annual review and approval of Superior’s compensation philosophy and strategy includes the review of compensation-related risk management. The Compensation and Benefits Committee believes that the following risk oversight and compensation design features described in greater detail elsewhere herein safeguard against excessive risk taking:

•	Prohibitions on employees engaging in any speculative transactions in Superior’s common stock, like hedging, and the strong discouragement of executive officers from pledging Superior securities in margin accounts or as collateral for a loan;

•	Executive bonus payouts are based on financial performance metrics that drive stockholder value;

•	Equity awards for executive officers are also based on financial metrics that drive stockholder value and all equity awards have vesting requirements that align employees’ interests with stockholders’ interests; and

•	Superior maintains stock ownership guidelines as well as clawback provisions that further mitigate risk and promote oversight.

Methodology for Establishing Compensation

In designing and administering the compensation programs of the NEOs, the Compensation and Benefits Committee attempts to strike a balance among the above elements, which are discussed in more detail below. The Compensation and Benefits Committee considers the pay practices of comparable companies to determine the appropriate pay mix and compensation levels, as well as Superior’s own specific short and long-term strategic objectives. The following section describes the various methods the Compensation and Benefits Committee uses in its design, administration and oversight of the compensation programs for the NEOs.

The Compensation and Benefits Committee has direct responsibility for making recommendations to the Board regarding the approval, amendment or termination of Superior’s executive compensation plans and programs. The Compensation and Benefits Committee establishes the annual compensation of Superior’s CEO. It also reviews the compensation for other executive officers and makes recommendations to the independent members of the Board.

Consistent with its charter, the Compensation and Benefits Committee is composed of four directors. Each member of the Committee is independent, as determined by the Board and based on the New York Stock Exchange listing standards. Their independence from management allows the Compensation and Benefits Committee members to apply independent judgment when designing and overseeing our compensation program and in making pay decisions.

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The Compensation and Benefits Committee from time to time engages independent compensation consultants to provide advice and ongoing recommendations regarding executive compensation programs and principles that are consistent with Superior’s business goals and pay philosophy. The Compensation and Benefits Committee has the final authority to hire and terminate any consultant, as well as the responsibility to consider the independence of the consultant. The Compensation and Benefits Committee continued to retain Willis Towers Watson in 2017 to assist with specific assignments. The Compensation and Benefits Committee has assessed the independence of Willis Towers Watson, and concluded that Willis Towers Watson’s work does not raise any conflict of interest under applicable SEC and New York Stock Exchange rules.

Setting Executive Pay (Benchmarking)

The Compensation and Benefits Committee is responsible for establishing the annual compensation of Superior’s CEO. For the remaining NEOs and other executives, Superior’s CEO recommends compensation levels and specific components of compensation. The Compensation and Benefits Committee reviews these recommendations and adjusts them as it deems appropriate before approving or recommending any changes to either the CEO or Board.

The Compensation and Benefits Committee typically reviews broad-based third-party compensation surveys covering a wide array of public companies, some larger and some smaller than we are, to obtain a general understanding of current compensation practices. These compensation surveys provide valuable data for subjective review and confirmation of the equanimity of the salaries paid to the NEOs. The data also gives the Compensation and Benefits Committee information concerning market pay practices regarding the pay mix among base salary, annual bonus and long-term incentives of companies in the industry that compete with us for executive talent. The Compensation and Benefits Committee targets the compensation components within the 50th and 75th percentile range of the peer data while taking into consideration the experience level and performance of each named executive officer.

For 2017, the Compensation and Benefits Committee relied upon the studies performed by Willis Towers Watson in 2016 and 2017. Willis Towers Watson was engaged, starting in 2016, to assist the Compensation and Benefits Committee in evaluating the competitiveness of Superior’s executive compensation program. Willis Towers Watson based its competitive pay assessment on survey data of a company with $1.3 billion in revenue. In addition, for the CEO and CFO position, Willis Towers Watson utilized proxy data from our peer group consisting of the following sixteen automotive part and equipment manufacturers with median and mean revenues of approximately $1.79 billion and $1.65 billion, respectively:

Company Name	Market	Symbol
Actuant Corporation	NYSE	ATU
Cooper Tire & Rubber Company	NYSE	CTB
Dorman Products, Inc.	NASDAQ	DORM
LCI Industries, Inc. (f/k/a Drew Industries, Inc.)	NYSE	LCII
Gentex Corporation	NASDAQ	GNTX
Gentherm, Inc.	NASDAQ	THRM
Meritor Inc.	NYSE	MTOR
Modine Manufacturing Corp	NYSE	MOD
Park-Ohio Holdings Corp.	NASDAQ	PKOH
Shiloh Industries, Inc.	NASDAQ	SHLO
SPX FLOW, Inc.	NYSE	FLOW
Standard Motor Products, Inc.	NYSE	SMP
Stoneridge Inc.	NYSE	SRI
The Timken Company	NYSE	TKR
Tower International Inc.	NYSE	TOWR
Visteon Corporation	NYSE	VC

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2017 Executive Compensation Components

Introduction – Elements of Pay

The following is a summary of the 2017 direct core compensation elements (base salary, annual incentives and long-term incentives) of our executive compensation program.

Element	Purpose	Performance Measure(s)	Fixed vs. Variable	Cash vs. Equity	Payout Range
Base Salary	Provide a competitive rate of pay to attract, motivate and retain executive officers of the Company	Individual performance, experience, time in position and critical skills	Fixed	Cash	n/a
AIPP	Align a portion of annual pay to a key element of performance for the year	AIPP Adjusted EBITDA	Variable	Cash	0-200% of target(1)
Performance- Based RSUs	Align executive pay with long-term stockholder interests through equity-based compensation tied to key performance metrics of the Company	Cumulative EPS (40%) ROIC (40%) Relative TSR (20%)	Variable	Equity	0-200% of target number of shares; PRSU value fluctuates with stock price movement
Time-Based RSUs	Directly align executive pay with long-term stockholder interests through equity-based compensation	Stock price alignment (3 yr. ratable vesting)	Variable	Equity	Fluctuates with stock price movement

(1)	This number is subject to adjustment for individual performance for all of our NEOs other than our CEO.

In addition, Superior’s NEOs were provided retirement benefits and certain other benefits.

Narrative descriptions of the individual elements of compensation are set forth below.

The Compensation and Benefits Committee does not use a specific formula for allocating compensation among the various components. Instead, the Compensation and Benefits Committee considers market pay practices and whether the total compensation package is fair, reasonable and in accordance with the interests of our stockholders.

Base Salary

Base salary provides a fixed element of compensation that competitively rewards the executive’s skills, experience and contributions to Superior. The base salary of the CEO was established when we he was appointed as our CEO in May of 2014 and has remained the same through fiscal year 2017.

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For NEOs other than the CEO, base salary adjustments are based on recommendations of the CEO to the Compensation and Benefits Committee, taking into account the executive’s performance, scope of work, competitive benchmarks and Company performance. In setting 2017 salaries, the CEO and the Compensation and Benefits Committee reviewed the analysis and findings of our independent compensation consultant. Base salaries for NEOs other than the CEO are generally adjusted when deemed necessary to meet market competition or when appropriate to recognize increased responsibilities. In 2017, certain of our NEOs received merit and market based increases, as shown in the following table:

2017 Base Salaries – NEO

Officer Name	Date	Reason	Increase	Salary
Don Stebbins	n/a	n/a	0.00%	$900,000.00
Nadeem Moiz*	n/a	n/a	0.00%	$405,000.00
Parveen Kakar	4/01/17	Merit**	4.00%	$405,600.00
James Sistek	4/01/17	Merit**	4.00%	$405,600.00
Robert Tykal*	n/a	n/a	0.00%	$400,000.00
Kerry Shiba	n/a	n/a	0.00%	$420,000.00

*	Mr. Tykal commenced employment with Superior on June 12, 2017, and Mr. Moiz commenced employment with Superior on July 1, 2017.
**	Merit increase related to attainment of performance objectives under the 2016 Annual Performance Management Program.

2018 Update. Annual base salary rates to be effective as of April 1, 2018:

2018 Base Salaries – NEO

Officer Name	Date	Reason	Increase	Salary
Don Stebbins	4/01/18	n/a	0.00%	$900,000.00
Nadeem Moiz	4/01/18	Merit*	3.00%	$417,000.00
Parveen Kakar	4/01/18	Merit*	3.50%	$420,000.00
James Sistek	4/01/18	Merit*	3.50%	$420,000.00
Robert Tykal	4/01/18	Merit*	5.00%	$420,000.00

*	Merit increase related to attainment of performance objectives under the 2017 Annual Performance Management Program (as discussed further in the following “Annual Incentive Compensation and Bonuses” section).

Annual Incentive Compensation and Bonuses

We grant annual incentive awards to our CEO and other NEOs pursuant to the AIPP. In 2017, the AIPP continues the program implemented in 2011, which provides a correlation to Company performance by using AIPP Adjusted EBITDA as a payout metric, coupled with an individual performance component for our NEOs other than the CEO based on the individual’s performance rating under the Annual Performance Management Program. “AIPP Adjusted EBITDA” is a performance measure that is equal to our earnings before interest income and expense, income taxes, depreciation, amortization and M&A activity costs.

The Compensation and Benefits Committee selected the financial performance component of the AIPP for 2017, because it is an objective measure of core Company performance, without considering matters such as, interest income or expense, taxes, or depreciation and amortization, which generally do not impact operational efficiencies. The Compensation and Benefits Committee believes that this type of

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program, which combines objectively measureable financial goals with adjustments for individual performance for certain NEOs, reinforces a Company culture based on team contribution towards results and provides a clear line of sight for participants to understand individual rewards.

The AIPP Adjusted EBITDA target for this program was adopted after we conducted a rigorous bottom up full range comprehensive business and financial planning analysis in several layers of the Company from middle management up through our Board. As a result of this comprehensive process, the Compensation and Benefits Committee approved a performance goal level that is designed to be met if we meet our business plan.

Under the 2017 AIPP, Mr. Stebbins was eligible to receive a cash bonus ranging from 0% to 200% of his base salary depending on Superior’s level of achievement of AIPP Adjusted EBITDA goals, set forth in the following table, which were set by the Compensation and Benefits Committee and approved by the Board:

AIPP Adjusted EBITDA Goal ($)	% of AIPP Adjusted EBITDA Target	% of CEO Salary Payable	Actual % of CEO Salary Earned	Total Amount Paid
<88,000,000	<80.0%	0%
88,000,000	80.0%	80.0%
99,000,000	90.0%	90.0%
110,000,000	100.0%	100.0%
121,000,000	110.0%	120.0%
132,000,000	120.0%	160.0%
140,100,000*	127.4%*	189.0%	80.0%*	$720,000
143,000,000	130.0%	200.0%
>143,000,000	130.0%	200.0%

*	Actual 2017 AIPP Adjusted EBITDA achieved. Actual percentage of salary payable to the CEO reduced pursuant to the discretion of the Compensation and Benefits Committee in funding the AIPP pool at a lower amount as described below.

The AIPP for 2017 provides annual cash incentives to our NEOs and other high ranking executives other than the CEO along the same basic structure as was used in 2016, with fixed and discretionary components. A fixed amount, expressed as a percentage of base salary, was payable if the Company achieved a set level of AIPP Adjusted EBITDA. For all NEOs other than the CEO, the Compensation and Benefits Committee could exercise its business judgment to increase or decrease the fixed portion of the non-equity incentive bonus a NEO otherwise earned within a range of 0% to 200% depending on the NEO’s annual performance rating (against pre-specified individual performance goals). Under the AIPP for 2017, the target bonus percentage for the NEOs ranged from 50% to 65% of base salary if the target AIPP Adjusted EBITDA was attained.

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The following table illustrates the payout opportunities under the AIPP Adjusted EBITDA and individual performance components of the AIPP for 2017:

AIPP Adjusted EBITDA Goal ($)	% of AIPP Adjusted EBITDA Target	Incentive % of Target	% of Salary Payable	Individual Performance Multiplier
<88,000,000	<80.0%	0%	0%	n/a
88,000,000	80.0%	80.0%	40.0% - 52.0%	0-200%
99,000,000	90.0%	90.0%	45.0% - 58.5%	0-200%
110,000,000	100.0%	100.0%	50.0% - 65.0%	0-200%
121,000,000	110.0%	120.0%	60.0% - 78.0%	0-200%
132,000,000	120.0%	160.0%	80.0% - 104.0%	0-200%
140,100,000*	127.4%*	189.0%	94.5% - 123.9%*	0-200%
143,000,000	130.0%	200.0%	100.0% - 130.0%	0-200%
>143,000,000	130.0%	200.0%	100.0% - 130.0%	0-200%

*	Actual 2017 AIPP Adjusted EBITDA achieved, on an adjusted basis, as described above. Actual percentage of salary payable to the NEOs reduced pursuant to the discretion of the Compensation and Benefits Committee in funding the AIPP pool at a lower amount as described below.

The 2017 year was a year of a transformational acquisition, which resulted in the Company exceeding the AIPP Adjusted EBITDA target. However, given the results of the North American Operations, the Compensation and Benefits Committee used discretion to reduce funding of the 2017 AIPP bonus pool to 80% of the target bonus pool amount. The following table shows the target award, AIPP Adjusted EBITDA performance multiplier, individual performance multiplier, and amounts paid to the NEOs other than the CEO under the AIPP for 2017:

Name	Target Award	AIPP Adjusted EBITDA Performance Multiplier	Individual Performance Multiplier	Total Amount Earned
N. Moiz	$263,250	80.0%	90.0%(1)	$189,000
P. Kakar	$202,800	80.0%	112.1%(2)	$182,000
J. Sistek	$202,800	80.0%	112.1%(3)	$182,000
R. Tykal(4)	$200,000	80.0%	112.5%(4)	$180,000
K. Shiba(5)	$252,000	80.0%	100.0%(5)	$100,800

(1)	Mr. Moiz substantially achieved his performance objectives due to his leadership and results of the following: continued investor outreach program, provided key support to the CEO in support of board communications, managed investment bank relationships along with the CEO in support of transaction funding, and led financial group transition.
(2)	Mr. Kakar exceeded his performance objectives due to his leadership and results of the following: provided excellent acquisition support pre- and post-deal, obtained new business awards valued at $197 million, awarded patent on Alulite, worked to build Development Center infrastructure and team, and maintained an excellent work ethic.
(3)	Mr. Sistek exceeded his performance objectives due to his leadership and results of the following: delivered $4.4 million in purchasing savings, improved customer relationships and scorecards, added bench strength to quality, program management, supply chain and IT staff, provided operational support to the Company’s Mexican plants in the first and second quarters of 2017, and enhanced the Program Management function and staffed it with an experienced product director.
(4)	Mr. Tykal exceeded his performance objectives due to his leadership and results of the following: displayed outstanding leadership skills, worked to upgrade the Operations talent in Mexico, and improved operational results.
(5)	Pursuant to the terms of Mr. Shiba’s separation agreement with the Company, Mr. Shiba remained eligible to receive a prorated payout under the 2017 AIPP with respect to the portion of 2017 in which he remained employed.

2018 Update. The Compensation and Benefits Committee has approved the following target values for the 2018 AIPP awards for our NEOs, as a percentage of base salary: Mr. Stebbins – 100%; Mr. Moiz – 65%; Mr. Kakar – 55%; Mr. Sistek – 55%; and Mr. Tykal – 55%.

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Long-Term Equity Incentive Compensation

2017 Long-Term Equity Incentive Awards. Since 2015, the Compensation and Benefits Committee has approved the grants of regular long-term equity incentive awards to all of our NEOs, including Mr. Stebbins, that place a strong emphasis on pay for performance. In 2017, the total value of our LTIP awards, which were granted on March 1, 2017, was allocated 2/3 to PRSU awards and 1/3 to time-based RSU awards. The PRSU awards provide Mr. Stebbins the opportunity to earn up to 150% of the target award value in Company stock and our other NEOs the opportunity to earn up to 200% of the target award value in Company stock. Performance criteria for the 2017 PRSU awards to all of our NEOs were updated to be the following (weighting in parenthesis): (i) Cumulative EPS (40%), (ii) ROIC (40%) and (iii) Relative TSR (20%).

Each of these three performance criteria are calculated as follows:

•	Cumulative EPS: “Cumulative EPS” is a performance measure that is equal to the sum of our net income divided by the weighted average of our common stock, issued and outstanding, for each of the fiscal years during the three year period ending December 31, 2018 (the “Performance Period”).

•	ROIC: “ROIC” is a performance measure that is equal to our yearly average of our pre-tax net income divided by Invested Capital during the Performance Period. “Invested Capital” is equal to our accounts receivable, inventory, prepaid aluminum, net fixed assets and accounts payable.

•	Relative TSR: “Relative TSR” is a performance measure that is equal to the TSR of our proxy peers
(as listed in the “2017 Performance & Business Highlights section of this Proxy Statement) during the Performance Period.

The Compensation and Benefits Committee choose each criterion for the following reasons:

•	Cumulative EPS: The Compensation and Benefits Committee chose Cumulative EPS because it believes this performance criterion is an indicator of our profitability and best represents our business’s ability to generate on-going stockholder value in successfully executing our business strategy.

•	ROIC: The Compensation and Benefits Committee chose ROIC because it believes it is a key measurement that indicates success in making long-term capital investment decisions that improve financial and operational performance and increase stockholder value.

•	Relative TSR: The Compensation and Benefits Committee chose Relative TSR because it believes it is a key measurement that indicates overall stockholder value as compared to our proxy peers.

The target levels of these performance criteria were designed after a rigorous bottom up full range comprehensive business and financial planning analysis in several layers of the Company from middle management up through our Board. Because of this process, the Compensation and Benefits Committee approved performance goal levels that are designed to be met if we meet our business plan.

The RSU awards for all NEOs, including Mr. Stebbins, vest in equal annual installments over a three-year period.

The total target award opportunities for our NEOs, expressed as a percentage of each NEO’s annual base salary (at date of grant), is as follows: Mr. Stebbins – 200%, Mr. Moiz – 90%, Mr. Kakar – 90%, Mr. Sistek – 90%, and Mr. Tykal – 90%. The numbers of units awarded to our NEOs in 2017 are set forth in the following chart:

2017 NEO Long-Term Incentive Awards

Name	2015-2017 PRSUs (at target) (#)	2016-2018 PRSUs (at target) (#)	2017-2019 PRSUs (at target) (#)	RSUs (#)
Don Stebbins	—	—	50,209	25,105
Nadeem Moiz	—	—	12,120	6,060
Parveen Kakar	—	—	9,791	4,895
James Sistek	—	—	9,791	4,895
Robert Tykal*	3,912	7,824	11,736	31,296
Kerry Shiba**	—	—	—	—

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*	In connection with the commencement of his employment, Mr. Tykal received a special, sign-on award of time-vesting RSUs in addition to his regular RSU grant for 2017 and prorated PRSU awards with respect to the 2015-2017 and 2016-2018 performance periods already in progress, in addition to his regular PRSU grant for the 2017-2019 performance period.
**	Mr. Shiba forfeited all unvested awards upon his termination of employment on June 30, 2017.

Vesting of 2015-2017 PRSUs. Each of our NEOs (other than Mr. Moiz, whose employment with Superior did not commence until July 1, 2017) received grants of PRSUs for the 2015 to 2017 performance period. The 2015-2017 PRSUs could be earned based on the Company’s achievement over the three-year performance period with respect to certain performance metrics (EBITDA margin, ROIC and relative TSR). The metrics were satisfied at 80.4% of the overall target, and the resulting shares earned by the NEOs are set forth in the table below:

2015-2017 PRSU NEO Payouts

Name	PRSUs (at target) (#)	Actual Performance (%)	Actual Shares Earned (#)
Don Stebbins	60,090	80.4%	48,312
Parveen Kakar	6,655	80.4%	5,351
James Sistek	6,655	80.4%	5,351
Robert Tykal*	3,912	80.4%	3,146
Kerry Shiba**	8,625	80.4%	—

*	Mr. Tykal received a prorated 2015-2017 PRSU award in connection with the commencement of his employment in June 2017.
**	Mr. Shiba forfeited his 2015-2017 PRSUs upon his termination of employment on June 30, 2017.

2018 Update. The Compensation and Benefits Committee, in connection with the aforementioned study by Willis Towers Watson, has approved the use of the same performance criteria (and weighting) that was used for the 2017 LTIP awards for the 2018 LTIP awards (Cumulative EPS, ROIC and Relative TSR). The target value for the 2018 LTIP awards for our NEOs as a percentage of base salary are as follows: Mr. Stebbins – 300%; Mr. Moiz – 110%; Mr. Kakar – 110%; Mr. Sistek – 110%; and Mr. Tykal – 110%.

Retirement and Similar Benefits

Mr. Kakar, is a participant in Superior’s Salary Continuation Plan, which provides a retirement benefit for participants who terminate employment after having reached specified vesting dates and after reaching the age of 65 (or in the event of death while in our employ prior to separation from service). Upon a qualifying termination, Superior will pay to the participant a benefit equal to 30% of his or her final average compensation over the preceding 36 months. For employee participants, final average compensation includes only base salary. The benefit is paid bi-weekly and continues for the longer of 10 years or until death, provided death occurs more than 10 years after the employee’s retirement date. Mr. Kakar’s rights have vested under the Salary Continuation Plan. The Salary Continuation Plan was closed to new participants in 2011 and, as a result, Messrs. Stebbins, Moiz, Sistek, Tykal and Shiba are not participants.

All employees may participate in Superior’s tax-qualified Savings and Retirement Plan which is a 401(k) plan. For fiscal year 2017, Superior matched 100% of the first 1% of before-tax contributions made to the plan and 50% of such contributions over 1% and up to 6%. However, Superior did not match employee contributions in excess of the legal limit of $18,000 ($24,000 for individuals older than 50 years of age) in 2017. All Company contributions are vested 100% after two years of service.

Other Benefits

Superior provides NEOs with incidental benefits that the Compensation and Benefits Committee believes are reasonable and consistent with the competitive market. For example, the NEOs receive an automobile allowance (which is a similar benefit provided to some of our other employees). In addition, the NEOs may participate in Superior’s health and welfare benefit

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plans that are available to other executives and employees. Additionally, in 2017, we provided commuting and temporary living expenses to Mr. Shiba as described in footnote 5 to the “Summary Compensation Table” section of this Proxy Statement.

Severance / Change in Control Benefits

Mr. Stebbins’ Employment Agreement provides him a lump sum severance payment of one year’s base salary plus a prorated amount of his current year annual bonus at target level, and 12 months’ health care continuation, if he is terminated without “cause” or resigns for “good reason” other than within one year following a change in control of Superior. The severance payment is two years’ base salary and two times current year annual bonus at target level, and health care continuation is 24 months if Mr. Stebbins is terminated without “cause” or resigns for “good reason” within one year following a change in control of Superior.

Messrs. Moiz, Kakar, Sistek and Tykal currently participate in the Executive Change in Control Severance Plan. The plan is intended to encourage executive officers to remain employed with the Company during an important time when prospects for continued employment are often uncertain and to provide some measure of financial security prior to and after a change of control. The amounts to be paid under the plan help ensure that the interests of

Superior’s executives will be materially consistent with the interests of Superior’s stockholders when considering corporate transactions. Under the plan, if the employment of a participant is terminated within two years following a change in control, the participant will receive a two-times multiple of the sum of both the participant’s annual base salary and the participant’s target annual bonus, paid in a lump sum within 60 days after termination. The participant would also receive a pro-rata target annual bonus for the year in which the change in control occurs. The Compensation and Benefits Committee considers these protections to be an important part of the NEOs’ compensation and consistent with competitive market practices.

Other Termination or Change in Control Benefits

Upon a change of control of Superior, participants will fully vest in the benefits provided under the Salary Continuation Plan. Moreover, the 2008 Equity Plan (and, following approval at the 2018 annual meeting of stockholders, the 2018 Equity Plan) provides that all outstanding equity awards will become fully vested upon the occurrence of a change in control unless the award agreement provides otherwise or the award is assumed by the successor entity. If the awards are assumed by the successor entity, a “double-trigger” vesting applies, so that a participant’s awards vest if he incurs a qualifying termination within two years after the change of control.

Risk Mitigation, Regulatory, and Other Considerations

Executive Stock Ownership Guidelines

In July 2015, the Board approved revised stock ownership guidelines for its executive officers, including the NEOs. The Chief Executive Officer is required to own shares equal to 5 times his annual base salary and all other executive officers are required to own shares equal to 2 times his or her annual base salary. The applicable level of stock ownership must be attained within 5 years of becoming subject to the Stock Ownership Guidelines. In addition, participants must retain 100% of the net shares received upon exercise or vesting until in compliance with the required ownership level.

All of our NEOs are in compliance with these stock ownership guidelines. Additionally, all of our NEOs (other than Mr. Sistek, who joined the Company in 2015 and Mr. Moiz, who joined the Company in 2017)

meet the required ownership level under this stock ownership policy.

Ownership levels as of the last measurement date are shown in the following table.

Name	Share Guideline ($ value)	Total Shares Held ($ value)*
Don Stebbins	$4,500,000	$5,069,835
Nadeem Moiz	$810,000	$441,312
Parveen Kakar	$811,200	$1,350,400
Jim Sistek	$811,200	$576,997
Robert Tykal	$800,000	$801,930
Kerry Shiba**	N/A	N/A

*	For purposes of determining compliance with the Stock Ownership Guidelines, the aggregate value of the shares required to be owned for the fiscal year ending December 31,

52  |  Superior Industries International, Inc.

Executive Compensation and Related Information  •  Risk Mitigation, Regulatory, and Other Considerations

2017 was determined as of January 2, 2018 based on a stock price of $14.85 which was the average closing price of the Company’s common stock as reported on the New York Stock Exchange for the fiscal year ended immediately prior to such determination date.
**	Mr. Shiba’s employment with the Company terminated effective June 30, 2017, and thus, he was not subject to the Stock Ownership Guidelines as of the most recent measurement date.

Clawback Policy

The Company adopted a formal clawback policy (the “Clawback Policy”) that applies to all incentive-based cash and equity compensation awards granted on or after the effective date (“Incentive Compensation”) to any current or former executive officer of the Company (collectively, the “Covered Recipients”). In the event that the Company is required by applicable U.S. federal securities laws to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under such securities laws where such accounting restatement was caused or substantially caused by the intentional misconduct of the Covered Recipient, the Company will recover from such Covered Recipient who received Incentive Compensation during the three-year period preceding the date on which the Company is required to prepare an accounting restatement, based on the erroneous data, the amount, if any, in excess of what would have been paid to the Covered Recipient under the accounting restatement.

Tax Deductibility of Executive Compensation

One of the factors that the Compensation and Benefits Committee considers when determining compensation is the anticipated tax treatment to Superior and to the executives of the various payments and benefits. Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) generally places a limit of $1 million on the amount of compensation that Superior may deduct in any one year with respect to its certain covered executive officers. While the

Compensation and Benefits Committee generally considers this limit when determining compensation, the Compensation and Benefits Committee reserves the right to use its business judgment to authorize compensation payments that may exceed the limitation on deductibility under Section 162(m) when the Compensation and Benefits Committee believes that such payments are appropriate. Furthermore, interpretations of and changes in the tax laws, and other factors beyond the Compensation and Benefit Committee’s control, also affect the deductibility of compensation.

Our compensation program, including the AIPP and the 2008 Equity Plan, was designed to allow the Compensation and Benefits Committee to grant certain incentive awards that were intended to be fully deductible for federal income tax purposes pursuant to the performance-based compensation exemption to the limit on deductibility under Section 162(m). However, the Section 162(m) exemption from the deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing Section 162(m)’s exception to the deduction limit for performance-based compensation, no assurance can be given that compensation intended to satisfy the requirements for exception from the Section 162(m) deduction limit will in fact satisfy the exception. Further, the Compensation and Benefits Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with Superior’s business needs.

2018 Proxy Statement  |  53

Compensation Committee Report

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report is not considered proxy solicitation material and is not deemed filed with the SEC. Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or under the Exchange Act that might incorporate future filings made by Superior under those statutes, the Compensation Committee Report will not be incorporated by reference into any such prior filings or into any future filings made by Superior under those statutes.

The Compensation and Benefits Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation and Benefits Committee recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement for the 2018 Annual Meeting of stockholders.

Submitted by the Compensation and Benefits Committee of the Board of Directors

James S. McElya, Chairperson

Paul J. Humphries

Ransom A. Langford

Francisco S. Uranga

54  |  Superior Industries International, Inc.

Compensation Tables  •  2017 Summary Compensation Table

COMPENSATION TABLES

2017 Summary Compensation Table

The following table provides summary information concerning the compensation earned for services rendered in all capacities to Superior by its Chief Executive Officer, its Chief Financial Officer, and each of its other three most highly compensated executive officers whose total compensation for 2017 was in excess of $100,000 and who were serving as executive officers at the end of 2017.

Name and Principal Position	Year	Salary $	Bonus $	Stock Awards(1) $	Option Awards $	Non-Equity Incentive Plan Compensation $	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2) $	All Other Compensation(3) $	Total $
Donald J. Stebbins	2017	900,000	—	1,800,005	—	720,000	—	25,234	3,445,239
President and Chief	2016	900,000	—	2,194,234	—	894,690	—	29,751	4,018,675
Executive Officer	2015	900,000	—	1,765,204	—	983,256	—	28,165	3,676,625
Nadeem Moiz(4)	2017	202,506	—	364,509	—	189,000	—	52,752	808,767
Executive Vice President
and Chief Financial Officer
Parveen Kakar	2017	401,714	—	350,995	—	182,000	300,153	23,749	1,258,611
Senior Vice President – Sales,	2016	385,962	—	281,234	—	193,850	132,675	24,135	1,017,856
Marketing and Product Development	2015	354,808	—	195,507	—	260,000	101,520	17,435	929,270
James F. Sistek	2017	401,714	—	350,995	—	182,000	—	23,114	957,823
Senior Vice President – Business	2016	385,962	—	281,234	—	222,913	—	21,998	912,107
Operations and Systems	2015	375,000	—	195,507	—	275,000	—	23,298	868,805
Robert M. Tykal(5)	2017	222,735		1,120,005		180,000	—	13,772	1,536,512
Senior Vice President – Operations
Kerry A. Shiba(6)	2017	297,002	—	378,002	—	100,800	—	558,456	1,334,260
Former Executive Vice President,	2016	422,202	—	323,998	—	250,513	—	126,924	1,123,637
Chief Financial Officer and Secretary	2015	396,940	—	253,377	—	265,478	—	21,924	937,719
(1)	For 2017, reflects the aggregate grant date fair value of time-based restricted stock units and performance-based restricted stock units granted pursuant to Superior’s 2008 Equity Plan to each of the NEOs computed in accordance with FASB ASC 718 and based on the fair market value of Superior’s common stock on the date of grant. The fair value of the RSU and PRSU awards at grant date is broken down as follows:

Name	RSU ($)	PRSU At Target ($)	PRSU At Maximum ($)
Mr. Stebbins	600,010	1,199,995	2,399,990
Mr. Moiz	121,503	243,006	486,012
Mr. Kakar	116,991	234,004	468,008
Mr. Sistek	116,991	234,004	468,008
Mr. Tykal	640,003	480,002	960,004
Mr. Shiba	126,001	252,001	504,002

(2)	Reflects the actuarial increase in the present value of Mr. Kakar’s benefits under Superior’s Salary Continuation Plan, determined using the same assumptions used for financial statement reporting purposes, as reflected in Note 16 to our audited financial statements included in Superior’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 15, 2018. Mr. Kakar’s rights have vested under the Salary Continuation Plan. The Salary Continuation Plan was closed to new participants in 2011 and, as a result, Messrs. Stebbins, Moiz, Sistek, Tykal and Shiba are not participants in the Salary Continuation Plan.
(3)

The amounts shown generally include matching contributions allocated by Superior to each NEO pursuant to the Savings and Retirement Plan, the value attributable to life insurance premiums paid by Superior on behalf of the NEOs, and a car allowance for each of the NEOs. In addition to the value of the matching contributions, life insurance premiums, and car allowances received by them, “all other compensation” in 2017 for Messrs. Moiz and Shiba included the following amounts: (a) for Mr. Moiz, moving expense reimbursement equal to $45,000; and (b) for Mr. Shiba, (i) $77,629, consisting of $36,291 in reimbursements for commuting and temporary living

2018 Proxy Statement  |  55

Compensation Tables  •  2017 Summary Compensation Table

expenses and $41,338 in related income tax gross-ups, incurred as a result of the Company’s relocation of its headquarters from Van Nuys, CA (where Mr. Shiba’s home was located in 2017) to Southfield, MI, (ii) a lump-sum severance payment of $420,000, (iii) transition services payments in the aggregate of $15,000, and (iv) advisory fees in the aggregate of $29,326. For additional information regarding Mr. Shiba’s separation arrangement, please see the summary under the caption, “Separation Agreement with Mr. Shiba” in the “Potential Payments upon Termination of Employment or Change in Control” section of this Proxy Statement.
(4)	Mr. Moiz commenced employment with Superior on July 1, 2017.
(5)	Mr. Tykal commenced employment with Superior on June 12, 2017.
(6)	Mr. Shiba’s employment with Superior terminated effective June 30, 2017.

2017 Grants of Plan Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our NEOs during the year ended December 31, 2017.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option Awards(2) $
Name	Grant Type	Grant Date	Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #	or Units #
Donald J. Stebbins	Annual Incentive	N/A	720,000	900,000	1,800,000	—	—	—	—	—
	RSU	3/1/2017	—	—	—	—	—	—	25,105	600,010
	PRSU	3/1/2017	—	—	—	37,657	50,209	75,314	—	1,199,995
Nadeem Moiz	Annual Incentive	N/A	210,600	263,250	526,500	—	—	—	—	—
	RSU	7/5/2017	—	—	—	—	—	—	6,060	121,503
	PRSU	7/5/2017	—	—	—	6,060	12,120	24,240	—	243,006
Parveen Kakar	Annual Incentive	N/A	162,240	202,800	405,600	—	—	—	—	—
	RSU	3/1/2017	—	—	—	—	—	—	4,895	116,991
	PRSU	3/1/2017	—	—	—	4,895	9,791	19,582	—	234,004
James Sistek	Annual Incentive	N/A	162,240	202,800	405,600	—	—	—	—	—
	RSU	3/1/2017	—	—	—	—	—	—	4,895	116,991
	PRSU	3/1/2017	—	—	—	4,895	9,791	19,582	—	234,004
Robert M. Tykal	Annual Incentive	N/A	160,000	200,000	400,000	—	—	—	—	—
	RSU	7/5/2017	—	—	—	—	—	—	31,296	640,003
	PRSU	7/5/2017	—	—	—	1,956	3,912	7,824	—	80,000
	PRSU	7/5/2017	—	—	—	3,912	7,824	15,648	—	160,001
	PRSU	7/5/2017	—	—	—	5,868	11,736	23,472	—	240,001
Kerry A. Shiba	Annual Incentive	N/A	268,800	336,000	672,000	—	—	—	—	—
	RSU	3/1/2017	—	—	—	—	—	—	5,272	126,001
	PRSU	3/1/2017	—	—	—	5,272	10,544	21,088	—	252,001
(1)	Represents threshold, target and maximum payout opportunities under the AIPP. Actual amounts earned by the NEOs under these programs are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For purposes of the amounts provided above, calculations are based on the AIPP Adjusted EBITDA target and do not reflect the application of any Individual Performance Multiplier. Detailed information on the AIPP can be found under the “Compensation Discussion and Analysis – 2017 Executive Compensation Components – Annual Incentive Compensation and Bonuses” section in this Proxy Statement.
(2)	Reflects the grant date fair value of time-based restricted stock units and performance-based restricted stock units granted pursuant to the 2008 Equity Plan computed in accordance with FASB ASC Topic 718. Grant date fair value is based on the fair market value of Superior’s common stock on the date of grant. Assumptions used in the calculation of these amounts are included in Note 18 to our audited financial statements in Superior’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Detailed information regarding these grants can be found under the “Compensation Discussion and Analysis – 2017 Executive Compensation Components – Long-Term Equity Incentive Compensation” section in this Proxy Statement.

56  |  Superior Industries International, Inc.

Compensation Tables  •  2017 Grants of Plan Based Awards

Employment Agreement with Donald J. Stebbins, President and CEO

On March 8, 2018, we entered into a Second Amended and Restated Executive Employment Agreement with Donald J. Stebbins (the “Employment Agreement”). The Employment Agreement was most recently amended and restated to provide that, beginning in fiscal year 2018, Mr. Stebbins will receive a target long-term incentive opportunity of 300% of his annual base salary, among other modifications. The term of the Employment Agreement will expire on the first anniversary of the effective date but is subject to additional one-year automatic renewals thereafter, unless either Mr. Stebbins or we provide advance notice of nonrenewal of the Employment Agreement.

The Employment Agreement provides for an initial annual base salary of $900,000, which may be adjusted by the Compensation and Benefits Committee. The Employment Agreement provides for an annual bonus based on attainment of performance goals, determined by our Compensation and Benefits Committee, in the amount of 80% of annual base salary at threshold level performance, 100% of annual base salary at target level performance and up to a maximum of 200% of annual base salary. Superior also provides Mr. Stebbins a monthly automobile allowance and reimbursement of certain attorneys’ fees in connection with entering into the Employment Agreement. Mr. Stebbins is entitled to four weeks of annual paid vacation and to participate in all benefit plans generally made available to executive officers of Superior.

The Employment Agreement includes a clawback of unearned incentive compensation paid based upon inaccurate financial results or erroneous information.

The Employment Agreement provides Mr. Stebbins a lump sum severance payment of one year’s base salary plus a prorated amount of his current year annual bonus at target level, and 12 months’ health care continuation, if he is terminated without “cause” or resigns for “good reason” other than within one year following a change in control of Superior. The severance payment is two year’s base salary and two times current year annual bonus at target level, and 24 months’ health care continuation, if Mr. Stebbins is terminated without “cause” (as defined therein) or resigns for “good reason” (as defined therein) within one year following a change in control of Superior.

In general, the Employment Agreement provides that the equity awards vest only if Mr. Stebbins continues in employment with Superior through the vesting date or end of the performance period. If Mr. Stebbins is terminated without “cause” or resigns for “good reason” within one year following a change in control of Superior, all time-based equity awards become vested in full, and the performance-vested restricted stock units are to vest and be converted into shares based upon the level of attainment of performance goals through the change in control date.

These severance payments and benefits, and the acceleration of equity awards described above, are conditioned upon Mr. Stebbins providing Superior a release of claims.

The Employment Agreement does not provide a gross up for taxes incurred from receiving excess parachute payments on a change in control. The benefits under the Employment Agreement are to be reduced to the extent necessary to avoid the excise tax under Section 4999 of the Internal Revenue Code if such reduction results in a higher after-tax amount to Mr. Stebbins.

2018 Proxy Statement  |  57

Compensation Tables  •  Outstanding Equity Awards at 2017 Fiscal Year End

Outstanding Equity Awards at 2017 Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by the NEOs at December 31, 2017.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: number of unearned shares, units or other rights that have not vested(3) (#)	Equity Incentive Plan Awards: market or payout value of unearned shares, units or other rights that have not vested(4) ($)
Donald J. Stebbins	—	—	—	—	25,105	372,809	50,209	745,604
	—	—	—	—	32,051	475,957	64,103	951,930
Nadeem Moiz	—	—	—	—	6,060	89,991	12,120	179,982
Parveen Kakar	—	—	—	—	4,895	72,691	9,791	145,396
	—	—	—	—	2,752	40,867	8,216	122,008
	—	—	—	—	1,109	16,469	—	—
	9,000	—	16.76	4-May-2022	—	—	—	—
	9,000	—	22.57	13-May-2021	—	—	—	—
	5,000	—	16.32	14-May-2020	—	—	—	—
	4,500	—	15.17	14-Aug-2019	—	—	—	—
	15,000	—	21.84	16-May-2018	—	—	—	—
James Sistek	—	—	—	—	4,895	72,691	9,791	145,396
	—	—	—	—	2,752	40,867	8,216	122,008
	—	—	—	—	1,109	16,469	—	—
Robert M. Tykal	—	—	—	—	19,560	290,466	11,736	174,280
	—	—	—	—	5,868	87,140	7,824	116,186
	—	—	—	—	3,912	58,093	—	—
	—	—	—	—	1,956	29,047	—	—
Kerry A. Shiba(5)	—	—	—	—	—	—	—	—
(1)	All RSU awards granted in 2015 vest in annual installments over three years, except for Mr. Stebbins’ award, which vested in full on December 31, 2017 and is thus reported in the “2017 Option Exercises and Stock Vested” table. All RSU awards granted in 2016 vest in annual installments over three years except for Mr. Stebbins’ award, which “cliff” vests on December 31, 2018. All RSU awards granted in 2017 to NEOs other than Mr. Tykal vest in annual installments over three years. Mr. Tykal’s RSUs granted in 2017 vest as follows: (i) 1,956 RSUs vest on March 6, 2018; (ii) 3,912 RSUs vest in two equal installments on March 7, 2018 and March 7, 2019; (iii) 5,868 RSUs vest in three equal installments on March 1, 2018, March 1, 2019 and March 1, 2020; and (iv) 19,560 RSUs vest on July 4, 2019.
(2)	Reflects the value calculated by multiplying the number of shares or units by $14.85, which was the closing price of Superior’s stock on December 29, 2017, the last trading day in our 2017 fiscal year.
(3)	The amounts reported in this column represent PRSU awards granted to our NEOs in 2017 and 2016. Based on performance through December 31, 2017, the PRSU amounts are reported at their target levels. These amounts exclude the PRSUs for the 2015-2017 performance period that vested based on performance through December 31, 2017 and are reported in the “2017 Option Exercises and Stock Vested” table.
(4)	Reflects the value calculated by multiplying the number of shares or units by $14.85, which was the closing price of Superior’s stock on December 29, 2017, the last trading day in our 2017 fiscal year.
(5)	Mr. Shiba’s employment with Superior terminated on June 30, 2017, and he forfeited all outstanding awards at that time.

58  |  Superior Industries International, Inc.

Compensation Tables  •  Option Exercises and Stock Vested in Fiscal Year 2017

Option Exercises and Stock Vested in Fiscal Year 2017

The following table summarizes the exercising of options and vesting of restricted stock unit awards for the NEOs for the fiscal year ended December 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Donald J. Stebbins	—	—	210,812	4,291,407
Nadeem Moiz	—	—	—	—
Parveen Kakar	—	—	9,962	178,426
James Sistek	—	—	9,962	177,461
Robert M. Tykal	—	—	3,146	47,819
Kerry A. Shiba	—	—	2,999	78,664
(1)	The value realized was computed by multiplying the number of shares of restricted stock, RSUs or PRSUs vesting by the closing stock price of Superior’s common stock on the date of vesting.

Pension Benefits

The following table summarizes the present value of benefits under Superior’s Salary Continuation Plan for each of the NEOs as of December 31, 2017.

Name	Plan Name(1)	Number of Years Credited Service(2) (#)	Present Value of Accumulated Benefit(3) ($)	Payments During Last Fiscal Year ($)
Donald J. Stebbins	—	—	—	—
Nadeem Moiz	—	—	—	—
Parveen Kakar	Salary Continuation Plan	—	1,086,055	—
James Sistek	—	—	—	—
Robert M. Tykal	—	—	—	—
Kerry A. Shiba	—	—	—	—
(1)	Pursuant to the Salary Continuation Plan, after having reached specified vesting dates and after reaching the age of 65 (or in the event of death while employed by Superior), the Salary Continuation Plan provides for Superior to pay to the individual, upon ceasing to be employed by Superior for any reason, a benefit equal to 30% of the employee’s final average compensation over the preceding 36 months. Final average compensation only includes base salary for employees. The benefit is paid weekly and continues for the later of 10 years or until death, provided death occurs more than 10 years following the employee’s retirement date.
(2)	“Years of credited service” does not apply to the Salary Continuation Plan. Mr. Kakar’s rights have vested under the Salary Continuation Plan. The Salary Continuation Plan was closed to new participants in 2011 and as a result, Messrs. Stebbins, Moiz, Sistek, Tykal and Shiba are not participants in the Salary Continuation Plan.
(3)	Represents the present value of accumulated benefits payable to each of the NEOs, under the Salary Continuation Plan, determined using the same assumptions described in Note 16, “Retirement Plans” in Notes to the Consolidated Financial Statements in Item 8, “Financial Statements and Supplementary Data” of the Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 15, 2018.

Nonqualified Deferred Compensation

Superior does not have any nonqualified deferred compensation plans other than the Salary Continuation Plan.

2018 Proxy Statement  |  59

Compensation Tables  •  Potential Payments upon Termination of Employment or Change in Control

Potential Payments upon Termination of Employment or Change in Control

Other than Mr. Stebbins, our President and CEO, none of Superior’s NEOs has had an employment agreement specifying a term of employment, and their employment may be terminated at any time. However, Superior does provide severance benefits upon the termination of an NEO’s employment under certain prescribed circumstances.

For a description of benefits upon termination of employment or change of control, see the “2017 Executive Compensation Components – Change in Control Severance Benefits” portion of the “Compensation Discussion and Analysis” section of this Proxy Statement.

Other Arrangements. Mr. Kakar is a participant in Superior’s Salary Continuation Plan, which provides a retirement benefit for participants who terminate their employment after having reached specified vesting dates and after reaching the age of 65. For a description of the benefits payable under the Salary Continuation Plan, see the “2017 Executive Compensation Components – Retirement and Similar Benefits” portion of the “Compensation Discussion and Analysis” section of this Proxy Statement.

Separation Agreement with Mr. Shiba. As previously disclosed, we entered into a separation agreement with Mr. Shiba with respect to his resignation of employment as Superior’s Executive Vice President and CFO, effective June 30, 2017. In exchange for a waiver and general release of claims, Mr. Shiba received as severance a lump sum equal to $420,000, less applicable withholdings, and agreed to assist in the transition to his successor during a transition period ending December 31, 2017, in exchange for a monthly payment of $2,500. In addition, Mr. Shiba remained eligible to receive a prorated payout for the 2017 performance year under the AIPP, based on actual performance. Mr. Shiba is subject to a six-month obligation not to solicit employees, customers or other business relations of Superior.

Summary of Potential Termination Payments and Benefits. The following table summarizes the value of the termination payments and benefits that each of our NEOs (other than Mr. Shiba, whose employment terminated on June 30, 2017 and who received the benefits described in the preceding paragraph) would have received if he had terminated employment on December 31, 2017 under the circumstances shown. The amounts shown in the tables do not include accrued but unpaid salary, earned annual bonus for 2017, or payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as distributions of plan balances under our tax-qualified 401(k) plan and death or disability benefits under our generally available welfare programs. This table also does not include the value of unvested equity awards that vest on a change in control, as those amounts are shown in the next table and are not contingent on a termination of employment.

Name	Termination for Cause or Voluntary Resignation	Termination without Cause or for Good Reason	Retirement	Death	Disability	Termination without Cause or Resignation For Good Reason in Connection with a Change in Control	Actual Termination Amounts Received
Donald J. Stebbins
Cash Severance	—	900,000	—	—	—	1,800,000	—
Bonus Severance	—	900,000	—	—	—	1,800,000	—
COBRA Premiums	—	14,863	—	—	—	28,817	—
Equity Acceleration(2)	—	—	—	—	—	2,546,300	—
Total	—	1,814,863	—	—	—	6,175,117	—
Nadeem Moiz
Cash Severance	—	—	—	—	—	810,000	—
Target 2017 Bonus	—	—	—	—	—	526,500	—
Equity Acceleration(2)	—	—	—	—	—	269,973	—
Total	—	—	—	—	—	1,606,473	—

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Compensation Tables  •  Potential Payments upon Termination of Employment or Change in Control

Name	Termination for Cause or Voluntary Resignation	Termination without Cause or for Good Reason	Retirement	Death	Disability	Termination without Cause or Resignation For Good Reason in Connection with a Change in Control	Actual Termination Amounts Received
Parveen Kakar(1)
Cash Severance	—	—	—	—	—	811,200	—
Target 2017 Bonus	—	—	—	—	—	405,600	—
Equity Acceleration(2)	—	—	—	—	—	397,431	—
Total	—	—	—	—	—	1,614,231	—
James Sistek
Cash Severance	—	—	—	—	—	811,200	—
Target 2017 Bonus	—	—	—	—	—	405,600	—
Equity Acceleration(2)	—	—	—	—	—	397,431	—
Total	—	—	—	—	—	1,614,231	—
Robert M. Tykal
Cash Severance	—	—	—	—	—	800,000	—
Target 2017 Bonus	—	—	—	—	—	400,000	—
Equity Acceleration(2)	—	—	—	—	—	755,212	—
Total	—	—	—	—	—	1,955,212	—
(1)	Mr. Kakar’s rights have vested under the Salary Continuation Plan and, thus, he is entitled to receive payments under the Salary Continuation Plan upon the later of age 65 or his separation from service for any reason, as disclosed in the “Pension Benefits” table above. Such amounts are not quantified in this table.
(2)	Represents the aggregate value of the acceleration of unvested equity awards that would be payable to each of the NEOs who were employed as of December 31, 2017 under the accelerated vesting provisions of the 2008 Equity Plan, upon the occurrence of a Double Trigger (as defined below) as of December 31, 2017. Awards of restricted stock, time-based restricted stock units and performance awards (at target) are valued based upon the closing price of our common stock on the New York Stock Exchange on December 29, 2017, the last trading day in our 2017 fiscal year, of $14.85.

Change in Control Provisions under Other Agreements. The 2008 Equity Plan provides that a change in control occurs upon the occurrence of any of the following: (1) any person becomes the beneficial owner of securities representing 50% or more of the total voting power of Superior’s outstanding voting securities; (2) consummation of a sale or disposition by Superior of all or substantially all of its assets; (3) consummation of a merger or consolidation of Superior with any other corporation, unless Superior’s stockholders continue to control at least 50% of the total voting power of the successor entity; or (4) Superior’s stockholders approve a plan of complete liquidation of the Company.

The 2008 Equity Plan provides that, unless otherwise provided in an applicable award agreement, all outstanding equity awards will immediately vest (at target for PRSUs) if (i) the participant is terminated without cause or resigns with good reason within two years following a change in control (“Double Trigger”) or (ii) upon a change in control if the awards are not assumed by the successor company.

Risk Assessment of Overall Compensation Program

The Compensation and Benefits Committee has designed Superior’s compensation programs to avoid excessive risk-taking. The following are some of the features that are designed to help Superior appropriately manage compensation-related business risk:

•	Diversification of incentive-related risk by employing a variety of performance measures, including financial performance;

•	Fixed maximum award levels for performance-based awards; and

•	An assortment of vehicles for delivering compensation, including cash and equity based incentives with different time horizons, to focus our executives on specific objectives that help us achieve Superior’s business plan and create an alignment with long-term stockholder interests.

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Compensation Tables  •  Risk Assessment of Overall Compensation Program

The Compensation and Benefits Committee has reviewed with management the design and operation of Superior’s incentive compensation arrangements for all managers and executive officers, including the performance objectives and target levels used in connection with incentive awards, for the purpose of assuring that these arrangements do not encourage inappropriate risk taking that could impose unnecessary or excessive risk to the value of Superior or the investments of Superior’s stockholders. In connection with such review, the Compensation and Benefits Committee identified certain internal and external factors that comprise Superior’s primary business risks, and then reviewed Superior’s incentive compensation arrangements for the purpose of identifying any aspects of such programs that might encourage behaviors that could exacerbate the identified business risks.

In conducting this assessment, the Compensation and Benefits Committee considered the performance objectives and target levels used in connection with these incentive awards and also the features of Superior’s compensation program that are designed to mitigate compensation-related risk, including those discussed above. Based on such assessment, the Compensation and Benefits Committee concluded that Superior’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on Superior.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Donald J. Stebbins, our President and CEO in 2017. The pay ratio included in this information is a reasonable estimate calculated in good faith, in a manner consistent with Item 402(u) of Regulation S-K.

For 2017, our last completed fiscal year:

•	The median of the annual total compensation of all employees of the Company (other than our CEO) was $13,616; and

•	The annual total compensation of our CEO was $3,445,239.

Based on this information, for 2017, our CEO’s annual total compensation was 253 times that of the median of the annual total compensation of all employees.

This pay ratio is a reasonable estimate calculated in good faith, in a manner consistent with Item 402(u) of Regulation S-K, based on our payroll and employment records and the methodology described below. The SEC rules for identifying the “median employee” and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratios reported by other companies may not be comparable to the pay ratio set forth above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median of the annual total compensation of all of our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments and estimates that we used were as follows:

1.	We determined that, as of December 31, 2017, our employee population consisted of approximately 7,807 individuals working at the Company and its consolidated subsidiaries, with 6% of these individuals located in the United States and Canada, 43% located in Europe and 51% located in Mexico (as reported in Item 1, Business, in our 2017 Annual Report on Form 10-K filed with the SEC on March 15, 2018).

2.

To identify the “median employee” from our employee population, we considered the “total direct compensation” payable to each employee in our total employee population as of December 31, 2017. For this purpose, “total direct compensation” consists of the following elements of pay, as applicable: (a) base salary,

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Compensation Tables  •  CEO Pay Ratio

(b) target annual incentive award, (c) target long-term incentive award, (d) punctuality and attendance bonus, (e) special bonuses, (f) vacation premiums, (g) Christmas bonus, (h) profit sharing, (i) productivity bonus, (j) transportation bonus, (k) quantity and quality bonus, (l) 401(k) match and (m) Company paid life insurance.

3.	Using this methodology, we estimated that the “median employee” was a full-time, hourly employee located outside of the United States, with total direct compensation for the 12-month period ending December 31, 2017 in the amount of $13,616.

4.	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column (column (j) of our 2017 Summary Compensation Table included in this proxy statement and incorporated by reference under Item 11 of Part III of our 2017 Annual Report on Form 10-K).

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Audit Committee Report

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Superior specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee has reviewed and discussed with Superior’s management and Deloitte & Touche LLP the audited consolidated financial statements of Superior contained in Superior’s Annual Report on Form 10-K for the 2017 fiscal year. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed pursuant to applicable auditing standards.

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence from Superior.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Superior’s Annual Report on Form 10-K for its 2017 fiscal year for filing with the SEC.

Submitted by the Audit Committee

Ellen B. Richstone, Chairperson

Michael R. Bruynesteyn

Jack A. Hockema

Paul J. Humphries

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Information About the Annual Meeting and Voting

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this proxy statement?

We sent you this Proxy Statement and the proxy card because the Board of the Company is soliciting your proxy to vote at the Annual Meeting to be held on May 7, 2018, at 10:00 a.m. Eastern Time, and at any postponements or adjournments of the Annual Meeting. This Proxy Statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.

What is the purpose of the Annual Meeting?

The Annual Meeting will be held for the following purposes:

•	To elect the following eight nominees to the Board: Michael R. Bruynesteyn, Paul J. Humphries, Ransom A. Langford, James S. McElya, Timothy C. McQuay, Ellen B. Richstone, Donald J. Stebbins and Francisco S. Uranga (Proposal No. 1);

•	To approve, in a non-binding advisory vote, executive compensation of the Company’s named executive officers (Proposal No. 2);

•	To approve the amendment and restatement of the 2008 Equity Plan (Proposal No. 3);

•	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal No. 4); and

•	To act upon such other matters as may properly come before the Annual Meeting or any postponements or adjournments thereof.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“FOR” all nominees to the Board (Proposal No. 1) named in this Proxy Statement;

•	“FOR” the approval of Superior’s executive compensation (Proposal No. 2);

•	“FOR” the approval of the amendment and restatement of the 2008 Equity Plan (Proposal No. 3); and

•	“FOR” ratification of the appointment of Deloitte & Touche LLP as Superior’s independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal No. 4).

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?

You may receive more than one Notice, more than one e-mail or multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice, a separate e-mail or a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one Notice, more than one e-mail or more than one proxy card. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card and voting instruction card that you receive and vote over the Internet the shares represented by each Notice that you receive (unless you have requested and received a proxy card or voting instruction card for the shares represented by one or more of those Notices).

I share an address with another stockholder, and we received only one notice. How may I obtain an additional copy of the proxy materials?

Superior has adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this procedure, Superior delivers one set proxy materials to multiple stockholders who share the same address unless Superior has received contrary instructions from one or more of the stockholders.

This procedure potentially means extra convenience for stockholders and reduces Superior’s printing and mailing costs as well as the environmental impact of its Annual Meetings. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, Superior will deliver

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Information About the Annual Meeting and Voting

promptly a separate copy of the proxy statement and annual report to any stockholder at a shared address to which Superior delivered a single copy of the proxy materials. If you are a stockholder who shares an address with another stockholder and would like only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or notify us if you are the stockholder of records.

To receive free of charge a separate copy of the proxy materials, stockholders may contact Superior’s Corporate Secretary at 26600 Telegraph Rd., Southfield, MI 48033 or 248-352-7300.

Stockholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

How can I get electronic access to the proxy materials?

Superior’s proxy materials also are available at www.proxyvote.com. This website address is included for reference only. The information contained on this website is not incorporated by reference into this Proxy Statement.

Who is entitled to vote?

The record holders of the 24,984,791 shares of the Company’s common stock and 150,000 shares of Series A Preferred Stock outstanding on the close of business on March 19, 2018 are entitled to vote at the Annual Meeting.

How many votes do I have?

Each holder of Superior common stock and Series A Preferred Stock as of the Record Date will be entitled to one vote on each matter for each share of common stock held, or into which such holder’s Series A Preferred Stock is convertible, on the Record Date. As of the Record Date, there were 24,984,791 shares of common stock outstanding and the 150,000 shares of Series A Preferred Stock outstanding would be convertible into 5,326,326 shares of common stock.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with Superior’s transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by Superior.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the “beneficial owner” of shares held in “street name,” and the proxy materials were forwarded to you by that organization. As a beneficial owner, you have the right to instruct your broker, bank, trustee or nominee how to vote your shares.

If I am a stockholder of record of Superior’s shares, how do I vote?

If you are a stockholder of record, there are four ways to vote:

•	In person. You may vote in person at the Annual Meeting by requesting a ballot from an usher when you arrive. You must bring valid picture identification such as a driver’s license or passport and proof of stock ownership as of the Record Date.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions included on the proxy card included with your materials.

•	By Telephone. You may vote by proxy by calling the toll free number found on the proxy card included with your materials.

•	By Mail. You may vote by proxy by filling out the proxy card and returning it in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, there are two ways to vote:

•

In person. If you are a beneficial owner of shares held in street name and wish to vote in person at the Annual Meeting, you must obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written

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Information About the Annual Meeting and Voting

document that will authorize you to vote your shares held in street name at the Annual Meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy.

You must bring a copy of the legal proxy to the Annual Meeting and ask for a ballot from an usher when you arrive. You must also bring valid picture identification such as a driver’s license or passport and proof that the organization that holds your shares held such shares on the Record Date. In order for your vote to be counted, you must hand both the copy of the legal proxy and your completed ballot to an usher to be provided to the inspector of election.

•	By Proxy. If you are a beneficial owner of shares held in street name, this Proxy Statement and accompanying materials have been forwarded to you by the organization that holds your shares. Such organization will vote your shares in accordance with your instructions using the methods set forth in the information provided to you by such organization. See “What is a broker non-vote?” below.

What is a quorum?

For business to be conducted at the Annual Meeting, a quorum must be present. A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum. Each holder of Superior common stock and Series A Preferred Stock as of the Record Date will be entitled to one vote on each matter for each share of common stock held, or into which such holder’s Series A Preferred Stock is convertible, on the Record Date. As of the Record Date, there were 30,311,117 votes representing 29,984,791 common shares outstanding and the 150,000 shares of Series A Preferred Stock outstanding would be convertible into 5,326,326 shares of common stock. Accordingly, shares representing 15,185,870 votes must be present in person or by proxy at the Annual Meeting to constitute a quorum. Abstentions and “broker non-votes” will be counted for the purpose of determining whether a quorum is present for the transaction of business.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without giving specific voting instructions,

then the persons named as proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and, in accordance with applicable law, as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

Typically, “non-routine” matters include the election of directors (Proposal No. 1), the non-binding advisory vote on executive compensation (Proposal No. 2) and the approval of the amendment and restatement of the 2008 Equity Plan (Proposal No. 3), and “routine” matters include ratification of the appointment of independent auditors (Proposal No. 4).

What is a broker non-vote?

The term broker non-vote refers to shares held by a brokerage firm or other nominee (for the benefit of its client) that are represented at the Annual Meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary authority to vote on that proposal. Brokers and nominees do not have discretionary voting authority on the election of directors and on other certain non-routine

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Information About the Annual Meeting and Voting

matters, and accordingly may not vote on such matters absent instructions from the beneficial holder. If you hold your shares in “street name” or through a broker, it is important that you give your broker your voting instructions.

In order to minimize the number of broker non-votes, Superior encourages you to vote or to provide voting instructions with respect to each proposal to the organization that holds your shares by carefully following the instructions provided in the voting instruction form.

What is the voting requirement to approve each of the proposals and how are broker non-votes and abstentions treated?

The following chart describes the proposals to be considered at the meeting, the vote required to elect directors and to adopt each other proposal, and the manner in which votes will be counted. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”
Election of directors	For or withhold with respect to each nominee.	Plurality voting; the eight persons receiving the greatest number of “for” votes will be elected as directors. Proxies may not be voted for more than eight directors. Shareholders may not cumulate votes for directors.*	No effect.	No effect; no broker discretion to vote.
Advisory vote to approve Superior’s executive compensation	For, against, or abstain.

Shares voted “for” the proposal must exceed the number of shares voted “against” the proposal.

Shares voting affirmatively must equal at least a majority of the quorum that is required to conduct business at the Annual Meeting (the “Quorum Majority”).**

			No effect. An abstention does not count as a vote cast, provided that the votes cast equal a Quorum Majority.	No effect; no broker discretion to vote.
Approval of amendment and restatement of the 2008 Equity Plan	For, against, or abstain.	Shares voted “for” the proposal must exceed the number of shares voted “against” the proposal. Shares voting affirmatively must equal a Quorum Majority.**	Same effect as a vote against the proposal. An abstention counts as a vote cast on this proposal pursuant to NYSE rules for voting on equity compensation plans.	No effect; no broker discretion to vote.
Ratification of selection of Deloitte & Touche LLP	For, against, or abstain.	Shares voted “for” the proposal must exceed the number of shares voted “against” the proposal. Shares voting affirmatively must equal a Quorum Majority.**	No effect. An abstention does not count as a vote cast, provided that the votes cast equal a Quorum Majority.	No broker non-votes; brokers have discretion to vote.
*	In an uncontested election, our Corporate Governance Guidelines provide that any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee and the Board must then decide whether or not to accept the tendered resignation, culminating with a public disclosure explaining the Board’s decision and decision-making process.
**	This means that the shares voting affirmatively must be greater than 25 percent of the outstanding shares entitled to vote.

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Information About the Annual Meeting and Voting

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting. Prior to the applicable cutoff time, you may change your vote using the Internet or telephone methods described above, in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted. You may also revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction form dated as of a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you properly vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to Superior’s Corporate Secretary at 26600 Telegraph Rd., Southfield, MI 48033 prior to the Annual Meeting.

Who will serve as the inspector of election?

Broadridge will serve as the inspector of election.

Where can I find the voting results?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be tallied by the inspector of election after the taking of the vote at the Annual Meeting. Superior will publish the final voting results in a Current Report on Form 8-K, which Superior is required to file with the SEC within four business days following the Annual Meeting.

Who is paying the costs of this proxy solicitation?

Superior is paying the costs of the solicitation of proxies. Superior may also reimburse brokerage firms, banks, broker-dealers or other similar organizations for the cost of forwarding proxy materials to beneficial owners. In addition, certain of Superior’s directors, officers and regular employees, without additional compensation, may solicit proxies on Superior’s behalf in person, by telephone, by fax or by electronic mail. See “Proxy Solicitation and Costs” in this Proxy Statement for further information.

How can I attend the Annual Meeting?

Only stockholders as of the Record Date are entitled to attend the Annual Meeting. Each stockholder must present valid picture identification such as a driver’s license or passport and provide proof of stock ownership as of the Record Date. The use of mobile phones, pagers, recording or photographic equipment, tablets and/or computers is not permitted at the Annual Meeting.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2019 Annual Meeting of stockholders?

Requirements for Stockholder Proposals to Be Considered for Inclusion in Superior’s Proxy Materials. Proposals that a stockholder intends to present at the 2019 Annual Meeting of stockholders and wishes to be considered for inclusion in Superior’s proxy statement and form of proxy relating to the 2019 Annual Meeting of stockholders must be received no later than November 26, 2018 (the date that is 120 calendar days before the one year anniversary date of when Superior’s proxy statement was released to stockholders for this Annual Meeting). However, if the 2019 Annual Meeting date has changed more than 30 days from this year’s meeting, then the deadline is a reasonable time before we begin to print and send out proxy materials. All proposals must comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to Superior’s Corporate Secretary by mail at 26600 Telegraph Rd., Southfield, MI 48033.

Requirements for Other Stockholder Proposals to Be Brought Before the 2019 Annual Meeting of Stockholders and Director Nominations. Our Amended and Restated Bylaws (the “Bylaws”) provide that any stockholder proposals (other than those made under Rule 14a-8 of the Exchange Act) and any nomination of one or more persons for election as a director be made not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the one-year anniversary of the date of the preceding year’s annual

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Information About the Annual Meeting and Voting

meeting. Accordingly, in order for a stockholder proposal or director nomination to be considered at the 2019 Annual Meeting, a written notice of the proposal or the nomination must be received by the Corporate Secretary of Superior no later than February 6, 2019 (assuming that the 2019 Annual Meeting is held on May 7, 2019, the anniversary of the 2018 Annual Meeting). However, if the date of the 2019 Annual Meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the 2018 Annual Meeting, then, for notice by the stockholder to be timely, it must be received by the Corporate Secretary of Superior not earlier than the 120th day prior to the date of the 2019 Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to the 2019 Annual Meeting, or (ii) the tenth day following the day on which public announcement of the date of the 2019 Annual Meeting is first made. In order for stockholder proposals that are submitted outside of SEC Rule 14a-8 and are intended to be considered by the stockholders at the 2019 Annual Meeting to be considered “timely” for purposes of SEC Rule 14a-4(c) under the Exchange Act, the proposal must be received by the Corporate Secretary of Superior no later than November 26, 2018. The notice must set forth the information required by the Bylaws with respect to each director nomination and stockholder proposal that the stockholder intends to present at the 2019 Annual Meeting. The proxy solicited by the Board for the 2019 Annual Meeting will confer discretionary voting authority with respect to any proposal presented by a stockholder at that meeting for which Superior has not been provided with timely notice, or, even if there is timely notice, the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act. Notices must be delivered to Superior’s Corporate Secretary by mail at 26600 Telegraph Rd., Southfield, MI 48033.

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Proxy Solicitation and Costs

PROXY SOLICITATION AND COSTS

Superior will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional solicitation material that Superior may provide to stockholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. Further, the original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by directors, executive officers and employees of Superior. No additional compensation will be paid to these individuals for any such services. The Company will also post its proxy materials to its website under “Investors.”

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Stockholders Sharing the Same Address

STOCKHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

Once again this year, a number of brokers with account holders who beneficially own our common stock will be “householding” our annual report and proxy materials. A single set of our annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge Financial Solutions, either by calling toll-free (866) 540-7095, or by writing to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Superior will promptly deliver a separate set of the annual report and other proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate set of the annual report and other proxy materials, you may write or call Superior’s Corporate Secretary at Superior Industries International, Inc., 26600 Telegraph Rd., Southfield, MI 48033, telephone (248) 352-7300.

Stockholders who share the same address and currently receive multiple copies of our annual report and other proxy materials, who wish to receive only one set in the future, can contact their bank, broker or other holder of record to request information about householding.

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Form 10-K

FORM 10-K

SUPERIOR WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF SUPERIOR’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2017, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS, AND ANY PARTICULAR EXHIBIT SPECIFICALLY REQUESTED. REQUESTS SHOULD BE SENT TO: SUPERIOR INDUSTRIES INTERNATIONAL, INC., 26600 TELEGRAPH RD., SOUTHFIELD, MICHIGAN, ATTN: CORPORATE SECRETARY, OR CALL (248) 352-7300. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT WWW.SUPIND.COM. THIS PROXY STATEMENT AND THE 2017 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE ON WWW.PROXYVOTE.COM.

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Other Matters

OTHER MATTERS

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Joanne M. Finnorn
Joanne M. Finnorn
Senior Vice President, General Counsel and Corporate Secretary

74  |  Superior Industries International, Inc.

APPENDIX A

APPENDIX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

In this Proxy Statement under the “2017 Performance & Business Highlights — Recent Business Highlights/Company Performance” and the “Compensation Discussion and Analysis — Recent Business Highlights/Company Performance” we provide information regarding value-added sales and Adjusted EBITDA.

Value added sales is a key measure that is not calculated according to GAAP. Value added sales represents net sales less the value of aluminum and services provided by outside service providers that are included in net sales. Arrangements with our customers allow us to pass on changes in aluminum prices and outside service provider costs; therefore, fluctuations in underlying aluminum prices and the use of outside service providers generally do not directly impact our profitability. Accordingly, value added sales is worthy of being highlighted for the benefit of users of our financial statements. Our intent is to allow users of the financial statements to consider our net sales information both with and without the aluminum and outside service provider cost components thereof. Management utilizes value added sales as a key metric to determine growth of the company because it eliminates the volatility of aluminum prices. The following table reconciles our net sales, the most directly comparable GAAP financial measure, to our value-added sales:

Fiscal Year Ended December 31, (Thousands of dollars)	2017	2016
Net Sales	$1,108,055	$732,677
Less, aluminum value and OSP	(491,302)	(323,987)
Value added sales	$616,753	$408,690

Adjusted EBITDA is a key measure that is not calculated according to GAAP. Adjusted EBITDA is defined as earnings before interest income and expense, income taxes, depreciation and amortization, restructuring and other closure costs, impairments of long- lived assets and investments, acquisition costs and integration costs. We use Adjusted EBITDA as an important indicator of the operating performance of our business. We use Adjusted EBITDA in our internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board and evaluating short-term and long-term operating trends in our operations. We believe the Adjusted EBITDA financial measure assists in providing a more complete understanding of our underlying operational measures to manage our business, to evaluate our performance compared to prior periods and the marketplace and to establish operational goals. We believe that these non-GAAP financial measures are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making. Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies

Adjusted EBITDA as a percentage of value added sales is a key measure that is not calculated according to GAAP. Adjusted EBITDA as a percentage of value added sales is defined as Adjusted EBITDA divided by value added sales.

A-1

APPENDIX A

The following table reconciles our net income, the most directly comparable GAAP financial measure, to our Adjusted EBITDA:

Fiscal Year Ended December 31, (Thousands of dollars)	2017	2016
Net income	$(6,009)	$41,381
Interest expense (income), net	40,004	(245)
Income tax provision	6,875	13,340
Depreciation(1)	54,167	34,261
Amortization	15,168	—
Acquisition support, integration and purchase accounting(2)	35,906	—
Change in fair value of redeemable preferred stock embedded derivative liability(3)	(6,164)	—
Closure costs (excluding accelerated depreciation)(4)	138	1,210
Gain on sale of facility(4)	—	(1,436)
Adjusted EBITDA	$140,085	$88,511
Adjusted EBITDA as a percentage of value added sales	22.7%	21.7%

(1)	Depreciation expense in 2016 includes $0.2 million of accelerated depreciation charges as a result of shortened estimated useful lives due to restructuring activities described in Note 3, “Restructuring” in Notes to Consolidated Financial Statements in Item 8, “Financial Statements and Supplementary Data” of the Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 15, 2018.
(2)	We incurred $25.1 million of costs related to the acquisition of Uniwheels. Additionally, we have incurred approximately $10.8 million in integration costs related to aligning the two companies.
(3)	The change in the fair value is mainly driven by the change in our stock price from the original valuation date in May 2017. Refer to Note 13, “redeemable Preferred Shares” in Notes to the Consolidated Financial Statements in Item 8, “Financial Statements and Supplementary Data” of the Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 15, 2018.
(4)	In the fourth quarter of 2016, we sold the Rogers facility for total proceeds of $4.3 million, resulting in a $1.4 million gain on sale. Prior to the sale in 2016, Rogers incurred $1.5 million in closure and operating costs, which included $0.3 million in depreciation. The Rogers facility Adjusted EBITDA was a positive $0.2 million in 2016 due to the $1.4 million gain on sale.

A-2

APPENDIX B

APPENDIX B

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

2018 EQUITY INCENTIVE PLAN

SECTION 1

BACKGROUND AND PURPOSE

1.1	Background. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights (SARs), Restricted Stock, Restricted Stock Units, Performance Awards and Other Stock-Based Awards.

1.2	Purpose of the Plan. The Plan is intended to attract, motivate and retain the following individuals: (a) employees of the Company or its Affiliates; (b) consultants who provide significant services to the Company or its Affiliates and (c) directors of the Company or any of its Affiliates who are employees of neither the Company nor any Affiliate. The Plan is also designed to encourage stock ownership by such individuals, thereby aligning their interests with those of the Company’s shareholders.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1	“1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Act shall include such section, any valid rules or regulations promulgated under such section, and any comparable provisions of any future legislation, rules or regulations amending, supplementing or superseding any such section, rule or regulation.

2.2	“Administrator” means, collectively, (i) the Board, (ii) a committee of the Board designated in accordance with Section 4.1, or (iii) one or more Directors or executive officers of the Company designated by the Board to administer the Plan or specific portions thereof as provided in Section 4.4; provided, however, that Awards to Nonemployee Directors may only be granted by a committee of the Board consisting of two or more Independent Directors.

2.3	“Affiliate” means any corporation or any other entity (including, but not limited to, Subsidiaries, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.4	“Applicable Law” means the legal requirements relating to the administration of an Award issued pursuant to the Plan and similar incentive plans under any applicable laws, including but not limited to federal and state employment, labor, privacy and securities laws, the Code, and applicable rules and regulations promulgated by any stock exchange or quotation system upon which the Shares may then be listed or quoted.

2.5	“Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Awards, and Other Stock-Based Awards.

2.6	“Award Agreement” means the written agreement or program document between the Company and a Participant setting forth the terms and provisions applicable to each Award granted under the Plan, including the Grant Date.

2.7	“Board” or “Board of Directors” means the Board of Directors of the Company.

2.8

“Cause” shall have the meaning assigned to such term in any Company or Affiliate employment, severance, or similar agreement or Award Agreement with the Participant or, if no such agreement exists or the agreement does not define “Cause,” Cause means (i) commission of, indictment for, or conviction of a felony or crime involving moral turpitude or dishonesty, (ii) an act of theft, fraud, embezzlement or

APPENDIX B

misappropriation, (iii) violation of Company (or any Affiliate) policies, with or acting against the interests of the Company (or any Affiliate), including employing or recruiting any present, former or future employee of the Company (or any Affiliate), (iv) willful failure to perform duties on behalf of the Company (or any Affiliate), (v) misuse of any confidential, secret, privileged or non-public information relating to the Company’s (or any Affiliate’s) business, or (vi) participating in a hostile takeover attempt of the Company or an Affiliate.

2.9	“Change in Control” means the occurrence of any of the following:

a)	Any “person” (as such term is used in Sections 13(d) and 14(d) of the 1934 Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the 1934 Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

b)	The following individuals cease for any reason to constitute a majority of the number of Directors then serving on the Board: individuals who, during any period of two (2) consecutive years, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the two (2) year period or whose appointment, election or nomination for election was previously so approved or recommended;

c)	The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

d)	The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

2.10	“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.11	“Committee” means any committee of the Board designated to administer the Plan in accordance with Section 4.1.

2.12	“Company” means Superior Industries International, Inc., or any successor thereto.

2.13	“Consultant” means any consultant, independent contractor or other person who provides significant services (other than capital-raising activities) to the Company or its Affiliates or any employee or affiliate of any of the foregoing, but who is neither an Employee nor a Director.

2.14

“Continuous Service” means that a Participant’s employment or service relationship with the Company or any Affiliate is not interrupted or terminated. Continuous Service shall not be considered interrupted in the following cases: (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company and any Subsidiary or successor. A leave of absence approved by the Company shall include sick leave, military leave or any other personal leave approved by an authorized representative of the Company. For purposes of Incentive Stock Options, no leave of absence may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If such reemployment is approved by the Company but not guaranteed by statute or contract, then such employment will be considered terminated on the ninety-first (91st) day of such leave and on such date any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option. In the event a Participant’s status

APPENDIX B

changes among the positions of Employee, Director and Consultant, the Participant’s Continuous Service shall not be considered terminated solely as a result of any such changes in status. Whether military, government or other service or other leave of absence shall constitute a termination of Continuous Service shall be determined in each case by the Administrator at its discretion, and any determination by the Administrator shall be final and conclusive; provided, however, that for purposes of any Award that is subject to Section 409A of the Code, the determination of a leave of absence must comply with the requirements of a “bona fide leave of absence” as provided in Treasury Regulations Section 1.409A-1(h).

2.15	“Director” means any individual who is a member of the Board of Directors of the Company or an Affiliate of the Company.

2.16	“Disability” means a permanent and total disability within the meaning of Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

2.17	“Eligible Participant” means an Employee, Director or Consultant.

2.18	“Employee” means any individual who is a common-law employee (including a leased employee) of the Company or of an Affiliate.

2.19	“Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option, and the base price used to determine the amount of cash or number of Shares payable to a Participant upon the exercise of a SAR.

2.20	“Fair Market Value” means with respect to a Share, as of any date, the closing sales price for such Share on the Grant Date of the Award, provided the Shares are listed on an established stock exchange or a national market system, including without limitation the New York Stock Exchange (“NYSE”). If no sales were reported on such Grant Date of the Award, the Fair Market Value of a Share shall be the closing price for such Share as quoted on the NYSE (or the exchange with the greatest volume of trading in the Shares) on the last market trading day with reported sales prior to the date of determination. In the case where the Company is not listed on an established stock exchange or national market system, Fair Market Value shall be determined by the Board in good faith in accordance with Code Section 409A and the applicable Treasury regulations.

2.21	“Fiscal Year” means a fiscal year of the Company.

2.22	“Full-Value Award” means an Award other than in the form of an Option or SAR, and which is settled by the issuance of Shares (or at the discretion of the Administrator, settled in cash valued by reference to Share value).

2.23	“Full-Value Award Limitation” means the limit on Full-Value Awards specified in Section 5.4.

2.24	“Good Reason” shall have the meaning assigned to such term in any Company or Affiliate employment, severance, or similar agreement or Award Agreement with the Participant, to the extent applicable.

2.25	“Grant Date” means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process. Notice of the grant shall be provided to the grantee within a reasonable time after the Grant Date.

2.26	“Incentive Stock Option” means an Option to purchase Shares, which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

2.27	“Independent Director” means a Nonemployee Director who is (i) a “nonemployee director” within the meaning of Rule 16b-3 of the 1934 Act and (ii) “independent” as determined under the applicable rules of the NYSE, as any of these definitions may be modified or supplemented from time to time.

2.28	“Nonemployee Director” means a Director who is not employed by the Company or an Affiliate.

2.29	“Nonqualified Stock Option” means an option to purchase Shares that is not intended to be an Incentive Stock Option.

APPENDIX B

2.30	“Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.31	“Other Stock-Based Award” means a right or other interest granted to a Participant pursuant to Section 11 of the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares, including, but not limited to, unrestricted Shares or dividend equivalents, each of which may be subject to the attainment of Performance Goals or a period of continued employment or other terms or conditions as permitted under the Plan.

2.32	“Participant” means an Employee, Consultant or Nonemployee Director who has an outstanding Award.

2.33	“Performance Award” means an Award granted to a Participant pursuant to Section 10 of the Plan, the vesting of which is contingent on the satisfaction of specified performance conditions.

2.34	“Period of Restriction” means the period during which the transfer of Shares underlying Awards of Restricted Stock or Restricted Stock Units are subject to restrictions that subject the Shares to a substantial risk of forfeiture.

2.35	“Plan” means this Superior Industries International, Inc. 2018 Equity Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.36	“Restricted Stock” means an Award granted to a Participant pursuant to Section 9 of the Plan. An Award of Restricted Stock constitutes a transfer of ownership of Shares to a Participant from the Company subject to restrictions against transferability, assignment, and hypothecation. Under the terms of the Award, the restrictions against transferability are removed when the Participant has met the specified vesting requirement.

2.37	“Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 9 of the Plan. An Award of Restricted Stock Units constitutes the right to receive Shares (or the equivalent value in cash or other property if the Administrator so provides) in the future, which right is subject to certain restrictions and to risk of forfeiture.

2.38	“Retirement” shall mean satisfactory completion of the Company’s guidelines for retirement as specified by the Company’s retirement policy, as may be in effect from time to time.

2.39	“SEC” means the U.S. Securities and Exchange Commission.

2.40	“Section 16 Person” means a person who, with respect to the Shares, is subject to Section 16 of the 1934 Act.

2.41	“Shares” means shares of common stock of the Company.

2.42	“Stock Appreciation Right” or “SAR” means an Award granted to a Participant pursuant to Section 8 of the Plan. Upon exercise, a SAR gives a Participant a right to receive a payment in cash, or the equivalent value in Shares, equal to the difference between the Fair Market Value of the Shares on the exercise date and the Exercise Price. Both the number of SARs and the Exercise Price are determined on the Grant Date. For example, assume a Participant is granted 100 SARs at an Exercise Price of $10 and the award agreement specifies that the SARs will be settled in Shares. Also assume that the SARs are exercised when the underlying Shares have a Fair Market Value of $20 per Share. Upon exercise of the SAR, the Participant is entitled to receive 50 Shares [(($20-$10)x100)/$20].

2.43	“Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

APPENDIX B

SECTION 3

EFFECTIVE DATE AND TERM

3.1	Effective Date. The Superior Industries International, Inc. 2008 Equity Incentive Plan was originally approved by the Company’s shareholders at the 2008 Annual Meeting of shareholders and became effective on May 30, 2008 (the “Original Plan”). The Original Plan was subsequently amended and restated and re-approved by the Company’s shareholders at the 2013 Annual Meeting (the “Amended and Restated Plan”). The Amended and Restated Plan is further amended and restated hereby in order to, among other things, (i) rename the Plan to the Superior Industries International, Inc. 2018 Equity Incentive Plan, (ii) extend the termination date of the Plan, (iii) increase the number of Shares available for issuance pursuant to Awards granted under the Plan and (iv) expand the types of Awards that may be granted under the Plan. Subject to the approval of the Company’s shareholders at the 2018 Annual Meeting, the Plan, as amended and restated hereby, will become effective on the date that it is approved by the Company’s shareholders (the “Effective Date”).

3.2	Term. Unless earlier terminated as provided herein, the Plan shall continue in effect until the tenth (10th) anniversary of the Effective Date. The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination, which shall continue to be governed by the applicable terms and conditions of the Plan.

SECTION 4

ADMINISTRATION

4.1	The Administrator. The Plan shall be administered by a Committee of the Board appointed by the Board (which Committee shall consist of at least two Directors) or, at the discretion of the Board from time to time, the Plan may be administered by the Board. It is intended that at least two of the Directors appointed to serve on the Committee shall be Independent Directors and that any such members of the Committee who do not so qualify shall abstain from participating in any decision to make or administer Awards that are made to Eligible Participants who at the time of consideration for such Award are Section 16 Persons. However, the mere fact that a Committee member shall fail to qualify as an Independent Director or shall fail to abstain from such action shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. Unless and until changed by the Board, the Compensation and Benefits Committee of the Board is designated as the Administrator to administer the Plan. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. Notwithstanding any of the foregoing, grants of Awards to Nonemployee Directors under the Plan shall be subject to the applicable award limit set forth in Section 5.4 hereof.

4.2	Action and Interpretation by the Administrator. For purposes of administering the Plan, the Administrator may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Administrator may deem appropriate. The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems necessary to carry out the intent of the Plan. The Administrator’s interpretation of the Plan, any Awards granted under the Plan, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all persons and shall be given the maximum deference permitted by Applicable Law. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. No member of the Administrator will be liable for any good faith determination, act or omission in connection with the Plan or any Award.

APPENDIX B

4.3	Authority of the Administrator. It shall be the duty of the Administrator to administer the Plan in accordance with the Plan’s provisions and in accordance with Applicable Law. The Administrator shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to: (a) determine which Employees, Consultants and Directors shall be granted Awards; (b) determine the vesting conditions, if any, applicable to Awards and the circumstances under which vesting conditions may be modified, (c) determine the other terms and conditions of the Awards, (d) interpret the Plan, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, (f) interpret, amend or revoke any such rules, and (g) adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of the United States or any non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in the United States or such other jurisdictions and to further the objectives of the Plan.

4.4	Delegation. The Board may, by resolution, expressly delegate to a special committee, consisting of one or more Board members who may but need not be officers of the Company, the authority, within specified parameters as to the number and terms of Awards, to (i) designate Eligible Participants to be recipients of Awards under the Plan, and (ii) to determine the number of such Awards to be received by any such Participants; provided, however, that such delegation of duties and responsibilities to an officer of the Company may not be made with respect to the grant of Awards to Eligible Participants (a) who are Nonemployee Directors or (b) who are Section 16 Persons at the Grant Date. The acts of such delegates shall be treated hereunder as acts of the Board and such delegates shall report regularly to the Board and the Compensation and Benefits Committee regarding the delegated duties and responsibilities and any Awards so granted. The Administrator may also delegate nondiscretionary administrative duties to other parties as it deems appropriate.

SECTION 5

SHARES SUBJECT TO THE PLAN

5.1	Number of Shares. Subject to adjustment as provided in Section 5.3, the total number of Shares available for grant under the Plan shall be 4,350,000 Shares, including Shares issued or issuable with respect to Awards granted since May 30, 2008. Shares granted under the Plan may be authorized but unissued Shares or reacquired Shares bought on the market or otherwise.

5.2	Share Counting. Shares covered by an Award shall be subtracted from the Plan share reserve as of the Grant Date, but shall be added back to the Plan share reserve in accordance with this Section 5.2:

a)	To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited Shares originally subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

b)	Shares subject to Awards settled in cash will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

c)	The following Shares may not again be made available for issuance as Awards under the Plan: (i) Shares not issued or delivered as a result of the net settlement of an outstanding Option or SAR, (ii) Shares used to pay the Exercise Price or withholding taxes related to an outstanding Option or SAR, (iii) Shares repurchased on the open market with the proceeds of the exercise price of an Option or (iv) Shares surrendered or withheld to cover taxes due upon the vesting of an Award.

d)	To the extent that the full number of Shares subject to an Award other than an Option or SAR is not issued for any reason, including by reason of failure to achieve maximum performance goals, the unissued Shares originally subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan. For the avoidance of doubt, Shares underlying Awards that are subject to the achievement of performance goals shall be counted against the Plan share reserve based on the target value of such Awards unless and until such time as such Awards become vested and settled in Shares.

APPENDIX B

e)	Substitute Awards granted pursuant to Section 5.6 of the Plan shall not count against the Shares otherwise available for issuance under the Plan under Section 5.1.

f)	Subject to applicable stock exchange requirements, shares available under a shareholder-approved plan of a company acquired by the Company (as appropriately adjusted to Shares to reflect the transaction) may be issued under the Plan pursuant to Awards granted to individuals who were not employees of the Company or its Affiliates immediately before such transaction and will not count against the maximum share limitation specified in Section 5.1.

5.3	Adjustments in Awards and Authorized Shares. The number and kind of shares authorized for grant under the Plan in Section 5.1, the Award limits in Section 5.4, the number and kind of shares covered by each outstanding Award, and the per share exercise price of each such Option or SAR, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, recapitalization, combination, reclassification, spin-off, stock dividend on the Shares, or any other increase or decrease in the number of such Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” The Administrator shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction, and the decisions of the Administrator in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option. Notwithstanding any anti-dilution provision in the Plan, the Administrator shall not make any adjustments to outstanding Options or SARs that would constitute a modification or substitution of the stock right under Treasury Regulations Sections 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Code Section 409A.

5.4	Limitations on Awards. Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Section 5.3):

a)	Incentive Stock Options Limitation. No more than 3,000,000 Shares may be granted over the life of the Plan in the form of Incentive Stock Options.

b)	Full-Value Award Limitation. No more than 1,200,000 Shares may be issued over the life of the Plan in the form of Full Value Awards that are settled in Shares. To the extent that the full number of Shares subject to a Full Value Award is not issued for any reason, including by reason of failure to achieve maximum performance goals, the unissued Shares originally subject to the Award will not count against the Full-Value Award Limitation. Cash-settled Full Value Awards shall not count against this Full-Value Award Limitation.

c)	Awards to Nonemployee Directors. The maximum aggregate number of Shares associated with any Award granted under the Plan in any 12-month period to any one Nonemployee Director shall be 20,000 Shares.

5.5	Minimum Vesting Requirements. Except in the case of substitute Awards granted pursuant to Section 5.6 and subject to the following sentence, Awards granted under the Plan shall be subject to a minimum vesting period of one year. Notwithstanding the foregoing, (i) the Administrator may permit acceleration of vesting of an Award in the event of the Participant’s death, Disability, or Retirement, or the occurrence of a Change in Control, and (ii) the Administrator may grant Awards covering five percent (5%) or fewer of the total number of Shares authorized under the Plan without respect to the above-described minimum vesting requirements. Notwithstanding the foregoing, with respect to Awards to Nonemployee Directors, the vesting of such Awards will be deemed to satisfy the one-year minimum vesting requirement to the extent that the Awards vest based on the approximately one-year period beginning on each regular annual meeting of the Company’s shareholders and ending on the date of the next regular annual meeting of the Company’s shareholders.

5.6

Substitute Awards. In the event that the Company or an Affiliate consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation),

APPENDIX B

persons who become Employees, Directors or Consultants on account of such transaction may be granted Awards in substitution for awards granted by their former employer, and any such substitute such Options or SARs may be granted with an Exercise Price less than the Fair Market Value of a Share on the Grant Date; provided, however, the grant of such substitute Option or SAR shall not constitute a “modification” as defined in Code Section 424(h)(3) and the applicable Treasury regulations.

SECTION 6

ELIGIBILITY

6.1	General. Awards may be granted only to Eligible Participants. Incentive Stock Options may be granted only to Eligible Participants who are employees of the Company or a Subsidiary as defined in Section 424(e) and (f) of the Code. Eligible Participants who are service providers to an Affiliate may be granted Options or SARs under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of Treasury Regulations §1.409A-1(b)(5)(iii)(E).

SECTION 7

STOCK OPTIONS

7.1	Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted at any time and from time to time as determined by the Administrator in its discretion. The Administrator may grant Incentive Stock Options, Nonqualified Stock Options, or a combination thereof, and the Administrator, in its discretion and subject to Section 5.4, shall determine the number of Shares subject to each Option. Unless the Administrator expressly provides in an Award Agreement that an Award of Options is intended to be Incentive Stock Options, the Award shall be Nonqualified Stock Options.

7.2	Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise the Option, and such other terms and conditions as the Administrator, in its discretion, shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

7.3	Exercise Price. The Administrator shall determine the Exercise Price for each Option subject to the provisions of this Section 7.3. Other than an Option issued as a substitute Award pursuant to Section 5.6, the per Share Exercise Price of an Option shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

7.4	Incentive Stock Options. The grant of Incentive Stock Options shall be subject to all of the requirements of Code Section 422, including the following limitations:

a)	The Exercise Price of an Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date;

b)	Incentive Stock Options may be granted only to persons who are, as of the Grant Date, Employees of the Company or a Subsidiary, and may not be granted to Consultants or Nonemployee Directors.

c)	To the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. For purposes of this Section 7.4(c), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted; and

APPENDIX B

d)	In the event of a Participant’s change of status from Employee to Consultant or Director, an Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option three (3) months and one (1) day following such change of status.

7.5	Expiration of Options.

7.5.1	Expiration Dates. Unless otherwise specified in the Award Agreement, but in any event no later than ten (10) years from the Grant Date, each Option shall terminate no later than the first to occur of the following events:

a)	Date in Award Agreement. The date for termination of the Option set forth in the written Award Agreement;

b)	Termination of Service. The thirtieth (30th) day following the date the Participant’s Continuous Service terminates (other than for a reason described in subsections (c), (d), (e), or (f) below);

c)	Termination for Cause. In the event a Participant’s Continuous Service terminates because the Participant has committed an act of Cause, as determined by the Administrator, all unexercised Options held by such Participant, whether or not vested, shall expire immediately following written notice from the Company to the Participant;

d)	Disability. In the event that a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option at any time within twelve (12) months following the date of such termination, but only to the extent that the Participant was entitled to exercise it at the date of such termination (but in no event later than the expiration of the term of the Option as set forth in the Award Agreement). If, at the date of termination, the Participant is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan;

e)	Death. In the event of the death of a Participant, the Participant’s Option may be exercised at any time within twelve (12) months following the date of death (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent that the Participant was entitled to exercise the Option at the date of death. If, at the time of death, the Participant was not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall immediately revert to the Plan. If, after death, the Participant’s estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise the Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan; or

f)	Ten Years from Grant. An Option shall expire no more than ten (10) years after the Grant Date; provided, however, that if an Incentive Stock Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, such Incentive Stock Option may not be exercised after the expiration of five (5) years from the Grant Date.

7.5.2	Administrator Discretion. Notwithstanding the foregoing, the Administrator may, after an Option is granted, extend the exercise period that an Option is exercisable following termination of a Participant’s Continuous Service (subject to limitations applicable to Incentive Stock Options); provided, however that such extension does not exceed the maximum term of the Option.

7.6	Exercise of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions as set forth in the Award Agreement and conditions as the Administrator shall determine in its discretion.

APPENDIX B

7.7	Exercise and Payment. Options shall be exercised by the Participant’s delivery of a written notice of exercise to the Secretary of the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

7.7.1	Form of Consideration. Upon the exercise of any Option, the Exercise Price shall be payable to the Company in full. The Administrator shall determine the methods by which the exercise price of an Option may be paid, the form of payment, and the methods by which Shares shall be delivered or deemed to be delivered to Participants. Unless otherwise determined by the Administrator at or after the Grant Date, payment of the exercise price of an Option may be made in, in whole or in part, in the form of (i) cash or cash equivalents, (ii) delivery (by either actual delivery or attestation) of previously-acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised, (iii) withholding of Shares from the Option based on the Fair Market Value of the Shares on the date the Option is exercised, (iv) broker-assisted market sales, or (v) by any other means that the Administrator, in its discretion, determines to provide legal consideration for the Shares and to be consistent with the purposes of the Plan.

7.7.2	Delivery of Shares. As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Company shall deliver Shares to the Participant (or the Participant’s designated broker), which may be in book entry form or certificated form.

7.8	No “Re-Pricing” Without Shareholder Approval. Except as otherwise provided in Section 5.3, without the prior approval of shareholders of the Company: (i) the Exercise Price of an Option may not be reduced, directly or indirectly, (ii) an Option may not be cancelled in exchange for cash, other Awards, or Options or SARs with an Exercise Price that is less than the Exercise Price of the original Option, or otherwise, and (iii) the Company may not repurchase an Option for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option is lower than the Exercise Price per share of the Option.

7.9	No Deferral Feature. No Option shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option.

7.10	No Dividend Equivalents. No Option shall provide for dividend equivalents.

SECTION 8

STOCK APPRECIATION RIGHTS

8.1	Grant of SARs. Subject to the terms and provisions of the Plan, SARs may be granted at any time and from time to time as determined by the Administrator in its discretion.

8.1.1	Number of Shares. The Administrator shall have complete discretion to determine the number of SARs granted to any Participant.

8.1.2	Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, shall have discretion to determine the terms and conditions of SARs granted under the Plan, including whether upon exercise the SARs will be settled in Shares or cash. However, other than a SAR issued as a substitute Award pursuant to Section 5.6, the Exercise Price of a SAR shall be no less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

8.2	Exercise of SARs. SARs granted under the Plan shall be exercisable at such times and be subject to such restrictions as set forth in the Award Agreement and conditions as the Administrator shall determine in its discretion.

8.3	SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the term of the SAR, the conditions of exercise and such other terms and conditions as the Administrator shall determine.

8.4	Expiration of SARs. A SAR granted under the Plan shall expire upon the date determined by the Administrator in its discretion as set forth in the Award Agreement, or otherwise pursuant to the provisions relating to the expiration of Options as set forth in Section 7.5.

APPENDIX B

8.5	Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive from the Company either (whichever is specified in the Award Agreement) (a) a cash payment in an amount equal to (x) the difference between the Fair Market Value of a Share on the date of exercise and the SAR Exercise Price, multiplied by (y) the number of Shares with respect to which the SAR is exercised, or (b) a number of Shares determined by dividing such cash amount by the Fair Market Value of a Share on the exercise date. If the Administrator designates in the Award Agreement that the SAR will be settled in cash, upon Participant’s exercise of the SAR the Company shall make a cash payment to Participant as soon as reasonably practical.

8.6	No “Re-Pricing” Without Shareholder Approval. Except as otherwise provided in Section 5.3, without the prior approval of shareholders of the Company: (i) the Exercise Price of a SAR may not be reduced, directly or indirectly, (ii) a SAR may not be cancelled in exchange for cash, other Awards, or Options or SARs with an Exercise Price that is less than the Exercise Price of the original SAR, or otherwise, and (iii) the Company may not repurchase a SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the SAR is lower than the Exercise Price per share of the SAR.

8.7	No Deferral Feature. No SAR shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the SAR.

8.8	No Dividend Equivalents. No SAR shall provide for dividend equivalents.

SECTION 9

RESTRICTED STOCK OR RESTRICTED STOCK UNITS

9.1	Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock or Restricted Stock Units to Eligible Participants in such amounts as the Administrator, in its discretion, shall determine, subject to the Full-Value Award Limitation in Section 5.4.

9.2	Award Agreement. An Award of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Agreement setting forth the terms, conditions, and restrictions applicable to the Award, as the Administrator, in its discretion, shall determine. Unless the Administrator determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

9.3	Transferability. Except as provided in this Section 9, Shares of Restricted Stock or Awards of Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until expiration of the applicable Period of Restriction.

9.4	Other Restrictions. Restricted Stock and Restricted Stock Units shall be subject to such other restrictions as the Administrator may impose. These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Administrator determines at the time of the grant of the Award or thereafter, subject to Section 5.5.

9.5	Legend on Certificates. The Administrator, in its discretion, may place a legend or legends on the certificates representing Restricted Stock to give appropriate notice of such restrictions.

9.6	Removal of Restrictions. Except as otherwise provided in this Section 9, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after expiration of the Period of Restriction. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 9.5 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant, subject to Applicable Law.

9.7	Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless otherwise provided in the Award Agreement. Except as otherwise provided in an Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Restricted Stock Units until such time as Shares are paid in settlement of such Awards.

APPENDIX B

9.8	Dividends and Other Distributions. Unless otherwise provided by the Administrator in an Award Agreement, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions declared with respect to such Shares during the Period of Restriction; provided, that such dividends and other distributions shall be accumulated and paid to the Participants at such time as the restrictions applicable to the Shares of Restricted Stock lapse.

9.9	Return of Restricted Stock to Company. On the date that any forfeiture event set forth in the Award Agreement occurs, the Restricted Stock or Restricted Stock Units for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

SECTION 10

PERFORMANCE AWARDS

10.1	Grant of Performance Awards. The Administrator is authorized to grant any Award under this Plan, including Options, SARs, Restricted Stock, Restricted Stock Units or Other Stock-Based Awards, with performance-based vesting criteria, on such terms and conditions as may be selected by the Administrator. Any such Awards with performance-based vesting criteria are referred to herein as Performance Awards. The Administrator shall have the complete discretion to determine the number of Performance Awards granted to each Participant, subject to Section 5.4, and to designate the provisions of such Performance Awards as provided in Section 10.2. All Performance Awards shall be evidenced by an Award Agreement or a written program established by the Administrator, pursuant to which Performance Awards are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.

10.2	Performance Goals. The Administrator may establish performance goals for Performance Awards which may be based on any criteria selected by the Administrator. Such performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, an Affiliate or a division, region, department or function within the Company or an Affiliate. The time period during which the performance goals or other vesting provisions must be met will be called the “Performance Period.” If the Administrator determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Administrator may modify such performance goals in whole or in part, as the Administrator deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a Performance Period, the Administrator may determine that the performance goals or Performance Period are no longer appropriate and may (i) adjust, change or eliminate the performance goals or the applicable Performance Period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a cash payment to the Participant in an amount determined by the Administrator.

SECTION 11

OTHER STOCK-BASED AWARDS

11.1	Grant of Other Stock-Based Awards. The Administrator is authorized to grant Awards to Participants in the form of Other Stock-Based Awards, as deemed by the Administrator to be consistent with the purposes of the Plan and as evidenced by an Award Agreement. The Administrator shall determine the terms and conditions of such Awards, consistent with the terms of the Plan, at the Grant Date or thereafter. Shares or other securities or property delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, Shares, other Awards, notes or other property, as the Administrator shall determine, subject to any required corporate action.

APPENDIX B

SECTION 12

MISCELLANEOUS

12.1	Change in Control. Unless otherwise provided in the Award Agreement, in the event of a Change in Control, unless an Award is assumed or substituted by the successor corporation, then (i) all outstanding Options or SARs shall become fully vested and exercisable as of the date of the Change in Control, whether or not otherwise then exercisable, (ii) all service-based restrictions and conditions on any Award then outstanding shall lapse as of the date of the Change in Control, and (iii) the payout level under all Performance Awards shall be deemed to have been earned as of the date of the Change in Control based upon an assumed achievement of all relevant performance goals at the “target” level. If an Award is assumed or substituted by the successor corporation, then if within two (2) years after the effective date of the Change in Control, a Participant’s Continuous Service is terminated without Cause or the Participant resigns for Good Reason, then as of the date of termination (i) all of that Participant’s outstanding Options and SARs shall become fully vested and exercisable, (ii) all service-based vesting restrictions applicable to his or her outstanding Awards shall lapse, and (iii) the payout level under all of that Participant’s Performance Awards that were outstanding immediately prior to effective time of the Change in Control shall be determined and deemed to have been earned as of the date of employment termination based upon an assumed achievement of all relevant performance goals at the “target” level. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonqualified Stock Options.

12.2	Transfers Upon a Change in Control. In the sole and absolute discretion of the Administrator, an Award Agreement may provide that in the event of certain Change in Control events, which may include any or all of the Change in Control events described in Section 2.9, Shares obtained pursuant to this Plan shall be subject to certain rights and obligations, which include but are not limited to the following: (i) the obligation to vote all such Shares in favor of such Change in Control transaction, whether by vote at a meeting of the Company’s shareholders or by written consent of such shareholders; (ii) the obligation to sell or exchange all such Shares and all rights to acquire Shares, under this Plan pursuant to the terms and conditions of such Change in Control transaction; (iii) the right to transfer less than all but not all of such Shares pursuant to the terms and conditions of such Change in Control transaction, and (iv) the obligation to execute all documents and take any other action reasonably requested by the Company to facilitate the consummation of such Change in Control transaction.

12.3	Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. Notwithstanding anything to the contrary contained in this Plan or in any Award Agreement, the Participant shall have the right to exercise his or her Award for a period not less than ten (10) days immediately prior to such dissolution or liquidation as to all of the Shares covered thereby, including Shares as to which the Award would not otherwise be exercisable.

12.4	No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate to terminate any Participant’s employment or service at any time, with or without Cause. Unless otherwise provided by written contract, employment or service with the Company or any of its Affiliates is on an at-will basis only. Additionally, the Plan shall not confer upon any Director any right with respect to continuation of service as a Director or nomination to serve as a Director, nor shall it interfere in any way with any rights which such Director or the Company may have to terminate his or her directorship at any time.

12.5	Compensation Recoupment Policy. The Plan and all Awards issued hereunder shall be subject to any compensation recovery and/or recoupment policy adopted by the Company to comply with Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices, as such policies may be amended from time to time.

12.6	Participation. No Employee, Consultant or Nonemployee Director shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

APPENDIX B

12.7	Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or, otherwise, sale or disposition of all or substantially all of the business or assets of the Company.

12.8	Beneficiary Designations. If permitted by the Administrator, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Administrator. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

12.9	Limited Transferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, the Participant may, in a manner specified by the Administrator, (a) transfer a Nonqualified Stock Option to a Participant’s spouse, former spouse or dependent pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights and (b) transfer a Nonqualified Stock Option by bona fide gift and not for any consideration to (i) a member or members of the Participant’s immediate family, (ii) a trust established for the exclusive benefit of the Participant and/or member(s) of the Participant’s immediate family, (iii) a partnership, limited liability company of other entity whose only partners or members are the Participant and/or member(s) of the Participant’s immediate family or (iv) a foundation in which the Participant and/or member(s) of the Participant’s immediate family control the management of the foundation’s assets.

12.10	Restrictions on Share Transferability. The Administrator may impose such restrictions on any Shares acquired pursuant to the exercise of an Award as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded or any blue sky or state securities laws.

12.11	Legal Compliance. Shares shall not be issued pursuant to the making or exercise of an Award unless the exercise of Options and rights and the issuance and delivery of Shares shall comply with the Securities Act of 1933, as amended, the 1934 Act and other Applicable Law, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Any Award or exercise made in violation hereof shall be null and void.

12.12	Investment Representations. As a condition to the exercise of an Option or other right, the Company may require the person exercising such Option or right to represent and warrant at the time of exercise that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

SECTION 13

SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE

13.1	General. It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Award Agreements shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

APPENDIX B

13.2	Definitional Restrictions. Notwithstanding anything in the Plan or in any Award Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) of such Non-Exempt Deferred Compensation would be effected, under the Plan or any Award Agreement by reason of the occurrence of a Change in Control, or the Participant’s Disability or separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or prohibit the vesting of any Award upon a Change in Control, Disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, or the application of a different form of payment of any amount or benefit, such payment or distribution shall be made at the time and in the form that would have otherwise applied absent the non-409A-conforming event.

13.3	Allocation among Possible Exemptions. If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treasury Regulations Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Administrator or the General Counsel) shall determine which Awards or portions thereof will be subject to such exemptions.

13.4	Six-Month Delay in Certain Circumstances. Notwithstanding anything in the Plan or in any Award Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan or any Award Agreement by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Administrator under Treasury Regulations Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder; provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

13.5	Installment Payments. If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treasury Regulations Section 1.409A-2(b)(2)(iii) (or any successor thereto).

13.6

Timing of Release of Claims. Whenever an Award conditions a payment or benefit on the Participant’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the date of termination of the Participant’s employment, failing which such payment or benefit shall be forfeited. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to Section 13.4, (i) if such 60-day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (ii) if such 60-day period begins

APPENDIX B

in one calendar year and ends in the next calendar year, the payment shall be made or commence during the second such calendar year (or any later date specified for such payment under the applicable Award), even if such signing and non-revocation of the release occur during the first such calendar year included within such 60-day period. In other words, a Participant is not permitted to influence the calendar year of payment based on the timing of signing the release.

13.7	Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treasury Regulations section 1.409A-3(j)(4) to Participants of deferred amounts, provided that such distribution(s) meets the requirements of Treasury Regulations section 1.409A-3(j)(4).

13.8	Timing of Distribution of Dividend Equivalents. Unless otherwise provided in the applicable Award Agreement, any dividend equivalents granted with respect to an Award hereunder (other than Options or SARs, which shall have no dividend equivalents) will be paid or distributed no later than the 15th day of the 3rd month following the later of (i) the calendar year in which the corresponding dividends were paid to shareholders, or (ii) the first calendar year in which the Participant’s right to such dividends equivalents is no longer subject to a substantial risk of forfeiture. In addition, notwithstanding anything to the contrary in the Plan, in no event shall dividends or dividend equivalents payable in connection with an Award granted under the Plan be paid earlier than at the time that the Award or applicable portion thereof becomes vested in accordance with the applicable Award Agreement.

SECTION 14

AMENDMENT, SUSPENSION, AND TERMINATION

14.1	Amendment, Suspension, or Termination. Except as provided in Section 14.2, the Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, materially adversely alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan.

14.2	No Amendment without Shareholder Approval. The Company shall obtain shareholder approval of any material Plan amendment (including but not limited to any provision to reduce the exercise or purchase price of any outstanding Options or other Awards after the Grant Date (other than for adjustments made pursuant Section 5.3), or to cancel and re-grant Options or other rights at a lower exercise price), to the extent necessary or desirable to comply with Applicable Law.

SECTION 15

TAX WITHHOLDING

15.1	Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

15.2	Withholding Arrangements. The Administrator, in its discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (a) electing to have the Company withhold otherwise deliverable Shares or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the applicable withholding amount. The amount of the withholding requirement shall be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made; provided, however, in the case Shares are withheld by the Company to satisfy the tax withholding that would otherwise be issued to the Participant, the amount of such tax withholding shall be determined by applying the relevant federal, state or local withholding tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date taxes are required to be withheld.

APPENDIX B

SECTION 16

LEGAL CONSTRUCTION

16.1	Liability of Company. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful grant or any Award or the issuance and sale of any Shares hereunder, shall relieve the Company, its officers, Directors and Employees of any liability in respect of the failure to grant such Award or to issue or sell such Shares as to which such requisite authority shall not have been obtained.

16.2	Grants Exceeding Allotted Shares. If the Shares covered by an Award exceed, as of the date of grant, the number of Shares, which may be issued under the Plan without additional shareholder approval, such Award shall be void with respect to such excess Shares, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained.

16.3	Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

16.4	Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

16.5	Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all Applicable Law and to such approvals by any governmental agencies or national securities exchanges as may be required.

16.6	Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Michigan, without giving effect to principles of conflicts of law of such state.

16.7	Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

16.8	Plan Document Controls. All awards granted pursuant to the Plan, including the Original Plan and the Amended and Restated Plan, shall be subject to the terms and conditions of the Plan as amended and restated herein. The Plan and each Award Agreement constitute the entire agreement with respect to the subject matter hereof and thereof; provided that in the event of any inconsistency between the Plan and such Award Agreement, the terms and conditions of the Plan shall control.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
Nominees
01 Michael R. Bruynesteyn 02 Paul J. Humphries				03 Ransom A. Langford 04 James S. McElya		05 Timothy C. McQuay
06 Ellen B. Richstone 07 Donald J. Stebbins				08 Francisco S. Uranga

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.						For	Against	Abstain

2	To approve, in a non-binding advisory vote, executive compensation of the Company’s named officers;					☐	☐	☐

3	To approve the amendment and restatement of the Amended and Restated Superior Industries International, Inc. 2008 Equity Incentive Plan;					☐	☐	☐

4	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and					☐	☐	☐

5	To act upon such other matters as may properly come before the Annual Meeting or any postponements or adjournments thereof.					☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10K Wrap are available at www.proxyvote.com

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SUPERIOR INDUSTRIES INTERNATIONAL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD

OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS MAY 7, 2018

The undersigned hereby appoints Donald J. Stebbins and Joanne M. Finnorm, and each of them, as attorney agent and proxy of the undersigned, with full power of substitution, to vote all stock of SUPERIOR INDUSTRIES INTERNATIONAL, INC., which the undersigned is entitled to vote at the Annual Meeting of Shareholders of said corporation to be held at the Superior Industries International, Inc., 26600 Telegraph Road, Southfield, Michigan 48033 on Monday, May 7, 2018 at 10:00 A.M. EDT and at any and all postponements and adjournments thereof, as fully and with the same force and effect as the undersigned might and could do if personally thereat.

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS INDICATED, THE PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS, FOR THE APPROVAL OF PROPOSALS 2, 3, 4 AND 5. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE AS TO ANY OTHER MATTER THAT MAY BE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.

Continued and to be signed on reverse side